    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1997

                                                      REGISTRATION NO. 333-37387
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            BROUGHTON FOODS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      OHIO
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      2020
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                  31-4135-025
                                 (IRS EMPLOYER
                             IDENTIFICATION NUMBER)

                            BROUGHTON FOODS COMPANY
                            210 NORTH SEVENTH STREET
                              MARIETTA, OHIO 45750
                                 (740) 373-4121
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PHILIP E. CLINE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BROUGHTON FOODS COMPANY
                            210 NORTH SEVENTH STREET
                              MARIETTA, OHIO 45750
                                 (740) 373-4121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                    Please send copies of communications to:

    STEVEN KAPLAN, ESQ.         CHRISTOPHER T. JENSEN, ESQ.
      ARNOLD & PORTER           MORGAN, LEWIS & BOCKIUS LLP
  555 TWELFTH STREET, N.W.            101 PARK AVENUE
WASHINGTON, D.C. 20004-1202       NEW YORK, NY 10178-0060
       (202) 942-5998                  (212) 309-6000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As soon as possible after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE




=====================================================================================================
                                                    PROPOSED          PROPOSED         AMOUNT OF
   TITLE OF EACH CLASS OF       AMOUNT TO BE    MAXIMUM OFFERING MAXIMUM AGGREGATE    REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED(1)   PRICE PER SHARE(2) OFFERING PRICE(2)        FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value
  per share..................     1,495,000          $15.00         $22,425,000        $6,782(3)
=====================================================================================================



(1) Includes 195,000 shares which the Underwriters have the option to purchase to cover over-allotments. See "Underwriting."


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.


(3) $6,691 was previously paid in connection with the filing of the original Registration Statement on Form S-1 on November 26, 1997. $91 is paid herewith.


                            ------------------------
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 8, 1997



                                1,300,000 SHARES

                            ------------------------

[BROUGHTON LOGO]

                            BROUGHTON FOODS COMPANY
                            ------------------------

                                  COMMON STOCK
                            ------------------------


     All 1,300,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), are being offered by Broughton Foods Company, an Ohio corporation (the "Company" or "Broughton").


     Prior to this Offering, there has been no public market for the Common Stock of the Company. It is anticipated that the initial public offering price per share will be between $13.00 and $15.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


     The Common Stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "MILK."

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
================================================================================

                                                                     UNDERWRITING
                                              PRICE TO               DISCOUNTS AND         PROCEEDS TO
                                               PUBLIC               COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------------
Per Share...........................    $                        $                        $
-------------------------------------------------------------------------------------------------------
Total(3)............................    $                        $                        $

================================================================================
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company estimated at $784,000.


(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 195,000 additional shares of Common Stock from the Company at the Price to Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $               , $       and $               ,
    respectively. See "Underwriting."

                            ------------------------

     The Common Stock is being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, cancel or modify this Offering without notice. It is expected that delivery of the certificates
representing the shares of Common Stock will be made on or about           ,
1997 at the offices of Advest, Inc. in New York, New York.
                            ------------------------

ADVEST, INC.                                                 FERRIS, BAKER WATTS
                                                           Incorporated

              THE DATE OF THIS PROSPECTUS IS                , 1997

             [MAPS SHOWING DISTRIBUTION AND PRODUCTION FACILITIES]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THE COMPANY OWNS OR OTHERWISE HAS RIGHTS TO TRADEMARKS OR TRADE NAMES THAT IT USES IN CONJUNCTION WITH THE SALE OR LICENSING OF ITS PRODUCTS THAT ARE REGISTERED OR OTHERWISE PROTECTED UNDER THE LAWS OF VARIOUS JURISDICTIONS. THE COMPANY'S CORPORATE LOGO, BROUGHTON B KITCHEN GUILD (PLUS LOGO)(R), DAIRYLANE, KITCHEN GUILD(R), REAL CREAM, KEEPWELL(R) AND SOKREEM(R) TRADEMARKS MENTIONED IN THIS PROSPECTUS ARE OWNED BY THE COMPANY. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the over-allotment option granted by the Company to the Underwriters will not be exercised; and (ii) reflects a 30-for-1 split of each outstanding share of the Common Stock of the Company effected in the form of a stock dividend distributed on September 10, 1997 to shareholders of record at the close of business on September 9, 1997.

                                  THE COMPANY


     Broughton Foods Company is a leading manufacturer and distributor of fresh milk and dairy products in Ohio, West Virginia, Kentucky and parts of the eastern United States. The Company operates through two divisions -- the Dairy Division and the Foods Division. The Dairy Division, with its raw milk processing plant based in Marietta, Ohio, manufactures and distributes a full line of fresh milk and related products and also distributes brand name dairy and non-dairy foods. The Dairy Division processes whole milk, low-fat milk, and skim milk, and manufactures buttermilk, cottage cheese, chocolate milk, eggnog, iced tea, orange juice, ice cream mix, fruit drink, yogurt mix and ice cream under its own Broughton or Dairylane label and under various private labels. The Foods Division, with an ultra high temperature ("UHT") plant based in Charleston, West Virginia, processes a variety of extended life products, including half-and-half, sour cream, dips, dressings, aerosol toppings, whipped cream, coffee cream, table cream, non-dairy creamers and whipped toppings. The Foods Division also distributes various lines of branded refrigerated food products manufactured by third parties.


     Strategically located between the cities of Pittsburgh, Pennsylvania; Cleveland, Columbus and Cincinnati, Ohio; and Lexington, Kentucky, each of the Company's divisions is a strong regional competitor with an established reputation for customer service and product quality. The Dairy Division markets and distributes its products through an extensive network to a variety of customers, including supermarkets, convenience stores, minimarkets, local grocery stores, restaurants and institutional customers. The Foods Division serves independent dairies, food service distributors, brokers, grocery warehouses and commissaries.

     The Company's strategic objective is to continue to expand and strengthen its market share in the regions in which it currently operates and to become a leading national provider of dairy and related products. The key elements of the Company's strategy include:

          - Expanding its operations through consolidating acquisitions within the markets it currently serves and through strategic acquisitions of regional dairy and related businesses in new geographic markets;

          - Extending its product lines and securing distribution rights for additional branded product lines;

          - Expanding the Company's revenue base by generating increased demand for new product lines from existing customers and increasing its customer base in markets in which it operates; and

          - Achieving cost efficiencies by combining innovative and traditional production and distribution methods, hiring and training skilled employees, rationalizing raw materials usage and implementing improved process controls and other productivity improvements.

                              RECENT DEVELOPMENTS


     On September 29, 1997, the Company executed a merger agreement with Southern Belle Dairy Company ("Southern Belle") whereby Southern Belle will be merged with and into the Company, with the Company being the surviving corporation (the "Southern Belle Acquisition"). The Company has agreed to pay the stockholders of Southern Belle an aggregate consideration of approximately $5.0 million, consisting of a combination of cash and Common Stock. Southern Belle is a producer and distributor of fresh milk and other dairy products primarily to grocery stores, convenience stores, restaurants and school systems located in central and eastern Kentucky and Tennessee. Southern Belle's major product is fluid milk (including buttermilk), which represented over 80% of its total production volume for the year ended May 31, 1997. The Southern Belle Acquisition is conditioned on, among other things, the concurrent consummation of this Offering and standard closing conditions. For its fiscal year ended May 31, 1997, Southern Belle had total revenues of approximately $63.9 million compared to total revenues of $53.9 million for its fiscal year ended June 1, 1996. After the consummation of the Southern Belle Acquisition, the Company intends to maintain the operations of Southern Belle as a separate division of the Company.


     The closing of this Offering is conditioned on the concurrent consummation of the Southern Belle Acquisition.

     Management considers the acquisition of Southern Belle to be consistent with the Company's growth strategy and believes that the acquisition will result in several benefits, including:

          - Producing various cost savings, synergies and economies of scale, including providing the Company with a dependable source of butterfat for certain of its products;

          - Allowing the Company to expand into and serve geographic market areas contiguous to its current market area;

          - Providing the Company with the opportunity to increase its net sales and profits through the offering of its products to Southern Belle's customers; and

          - Positioning the Company to compete more effectively in the rapidly consolidating dairy industry.

     A number of factors will be important in the Company's goal of successfully integrating Southern Belle into the Company, including increasing manufacturing capacity and sales, streamlining operations and reducing inefficiencies. There can be no assurance regarding the ultimate impact of the Southern Belle Acquisition on the Company and its future business and operations. See "Risk Factors -- Risks Related to Integration of Southern Belle and Subsequently Acquired Businesses."


     After giving effect to the Southern Belle Acquisition, the Company's pro forma combined net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997 were $144.0 million and $107.7 million, respectively. After the completion of this Offering and the Southern Belle Acquisition, 5,590,517 shares (5,785,517 if the Underwriters exercise their over-allotment option in full) of the Common Stock will be outstanding. Of such shares, former Southern Belle shareholders, as a result of the Southern Belle Acquisition, will own 167,857 shares, or approximately 3.0% of the Common Stock outstanding (167,857 shares, or approximately 2.9% of the Common Stock outstanding, if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this Prospectus). The Company's executive officers and directors and Martin P. Shearer, currently the President and Chief Executive Officer of Southern Belle, will beneficially own an aggregate of 46.1% of the Common Stock outstanding after this Offering and the Southern Belle Acquisition (44.5% if the Underwriters exercise their over-allotment option in full).

                                  THE OFFERING


Common Stock offered by the
Company.............................     1,300,000 shares



Common Stock to be outstanding after
this Offering and the Southern Belle
  Acquisition.......................     5,590,517 shares


Use of proceeds.....................     To fund the cash portion of the
                                         consideration for the Southern Belle
                                         Acquisition; to finance facilities
                                         expansion and other capital
                                         expenditures; to repay certain
                                         indebtedness; and for general corporate
                                         purposes, including working capital and
                                         future acquisitions. See "Use of
                                         Proceeds."

Nasdaq National Market symbol.......     "MILK"

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary financial data of the Company as of and for the three years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. Such data as of and for the three years ended December 31, 1996 are derived from the Company's financial statements, which have been audited by Coopers & Lybrand L.L.P., independent public accountants. The historical financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from the Company's unaudited financial statements. It is management's opinion that the historical financial data as of and for the nine months ended September 30, 1996 and 1997 contain all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data set forth herein. The results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results to be expected for future periods.

     The pro forma statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 present results for the Company as if the acquisition of Southern Belle had occurred as of January 1, 1996. Pro forma as adjusted amounts also give effect to this Offering (at an assumed initial public offering price of $14.00 per share of Common Stock) and the application of the net proceeds therefrom. The summary historical financial data and the pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements of the Company and the related Notes thereto and the Unaudited Pro Forma Financial Statements and the related Notes thereto included elsewhere in this Prospectus.


                                                 YEAR ENDED DECEMBER 31,                  NINE MONTHS ENDED SEPTEMBER 30,
                                      ----------------------------------------------    ------------------------------------
                                                                           1996                                    1997
                                                                        PRO FORMA                               PRO FORMA
                                       1994       1995       1996     AS ADJUSTED(1)     1996       1997      AS ADJUSTED(1)
                                      -------    -------    -------   --------------    -------    -------    --------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
 STATEMENT OF OPERATIONS DATA:
 Net sales.........................   $73,552    $72,253    $83,919      $143,962       $61,283    $61,964       $107,677
 Costs and expenses(2).............    72,241     72,602     83,186       143,899        60,492     60,366        105,436
 Operating income (loss)...........     1,311       (349)       733            63           791      1,598          2,241
 Other income (expense), net(3)....      (123)      (107)     3,027         3,001          (122)        27             73
 Net income (loss).................   $   744    $  (307)   $ 2,329      $  1,837       $   420    $   987       $  1,395
 Net income (loss) per share(4)....   $  0.17    $ (0.07)   $  0.56      $   0.33       $  0.10    $  0.24       $   0.25
 Weighted average common shares
   outstanding(4)..................     4,453      4,283      4,123         5,591         4,123      4,123          5,591


                                                                                                      AS OF SEPTEMBER 30,
                                                                                                   -------------------------
                                                                                                                   1997
                                                                                                                PRO FORMA
                                                                                                    1997      AS ADJUSTED(1)
                                                                                                   -------    --------------
                                                                                                        (IN THOUSANDS)
 BALANCE SHEET DATA:
 Working capital...............................................................................    $ 5,555       $ 11,408
 Total assets..................................................................................     18,589         43,256
 Total debt....................................................................................      1,454          1,586
 Total shareholders' equity....................................................................     11,121         29,483


---------------
(1) The pro forma statements of operations do not reflect any cost savings associated with the consolidation and integration of facilities. Pro forma as adjusted amounts also give effect to the repayment of approximately $5.1 million of indebtedness, as if such events had occurred as of January 1, 1996 (see "Use of Proceeds"). As adjusted amounts do not give effect to any interest income earned on the proceeds of this Offering pending application. See the "Unaudited Pro Forma Financial Statements" for a discussion of pro forma statement of operations adjustments. The Southern Belle financial information is for the year ended November 30, 1996 and for the nine months ended August 30, 1997.
(2) Costs and expenses consist of raw product costs; operating, general and administrative expenses; and depreciation and amortization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a broader description of the Company's costs and expenses.
(3) Other income (expense), net for both the historical and pro forma year ended December 31, 1996 includes a $3.0 million pre-tax gain on the sale of an investment.

(4) On August 27, 1997, the Company's Board of Directors approved a 30-for-1 stock split in the form of a stock dividend. Retroactive restatement has been made to all share and per share amounts to reflect the stock split.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

RISKS RELATED TO INTEGRATION OF SOUTHERN BELLE AND SUBSEQUENTLY ACQUIRED BUSINESSES INTO THE COMPANY


     The Company has recently executed the Southern Belle Acquisition Agreement. Following the consummation of the Southern Belle Acquisition, the Company plans to consolidate the operations of Southern Belle, which markets products substantially identical to some of those of the Company through similar channels of distribution. There can be no assurance that the Company will be able to complete effectively the integration of Southern Belle with the Company's operations, to manage effectively the operations of the businesses, to achieve the Company's operating and growth strategies with respect to these businesses, to obtain increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings and additional distribution channels or to reduce the overall selling, general and administrative expenses associated with the acquired operations. The integration of the management, operations and facilities of Southern Belle and any other businesses the Company may acquire in the future could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition and results of operations and ultimately the market price of the Common Stock. See "Business -- Southern Belle Acquisition."


RISKS RELATED TO OPERATING AND INTERNAL GROWTH STRATEGY

     The Company's ability to increase the net sales of its existing operations and any subsequently acquired businesses will be affected by various factors, including demand for its products, the cost of expanding and upgrading its facilities, the Company's ability to expand the range of products offered to customers, its success in implementing strategies necessary to attract new customers and attract and retain necessary personnel and its ability to obtain necessary financing. Many of these factors are beyond the Company's control, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that the Company will be able to generate cash flow adequate for its operations and to support internal growth. See
"Business -- Business Strategy."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY; MANAGEMENT OF GROWTH

     The Company intends to acquire businesses complementary to the Company's operations. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. In addition, increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, risks related to having adequate corporate and financial controls and procedures to manage and monitor the Company's operations as they expand, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of such transactions. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company. There also can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings. See "Business -- Business Strategy."

     In addition, any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations and the market price of the Common Stock could be materially adversely affected. See "Business -- Business Strategy."

RISKS RELATED TO ACQUISITION AND OTHER FINANCING

     The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance acquisitions by using shares of its Common Stock for all or a significant portion of the consideration to be paid. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. The Company anticipates using a portion of the net proceeds of this Offering for future acquisitions and working capital. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or other equity financings. While the Company has had discussions with certain potential lenders, it currently has only informal commitments for additional financing for working capital and acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In the future, the Company may require significant amounts of additional capital to fund the internal expansion of its operations, the acquisition by it of businesses and its working capital. The exact amount of the Company's future capital requirements, however, will depend upon many factors, including the cost, timing and extent of any upgrade or expansion of its operations, the Company's ability to penetrate new markets, regulatory changes, the status of competing businesses, the magnitude of potential acquisitions and the Company's results of operations. Individually or collectively, variances in these and other factors could cause material changes in the Company's actual capital requirements.

     New sources of capital may include subsequent public and private equity and debt financings by the Company. The incurrence of additional indebtedness could subject the Company to expanded or more restrictive financial covenants. There can be no assurance that additional financing will be available on acceptable terms or at all. To the extent unplanned expenditures arise or the Company's estimates of its capital requirements prove to be inaccurate, the Company may require such additional financing sooner than anticipated and in amounts greater than current expectations. If such funds are not available or are available on terms that the Company views as unfavorable, the Company may be required to limit or abandon certain of its expansion strategies. The delay or abandonment of some or all of the Company's development and expansion plans or the incurrence by the Company of additional debt could have a material adverse effect on the business, financial condition and results of operations of the Company and on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH PERISHABLE FOOD PRODUCTION


     The food manufacturing and distribution industry is subject to varying degrees of risk. In particular, dairy products are highly perishable and must be transported timely and efficiently within a precise temperature range. As a result, the Company is always subject to risk of spoilage or contamination of its dairy products. In addition, food producers, such as the Company, may be subject to claims for damages if contaminated food causes injury to consumers. See "-- Product Liability Risks."


     The food products sold by the Company include dairy products and other perishable goods with a limited shelf life. Because it is not practicable to hold excess inventory of perishable products, the Company's results of operations are partly dependent on its ability to accurately forecast its near-term sales in order to adjust its supply of perishable items accordingly. Historically, forecasting product demand has been difficult and the Company expects it to be an ongoing challenge. Failure to accurately forecast product demand could result in the Company either being unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold. In addition, certain of the Company's trade customers have the right to return any products that are not sold by their expiration date. The inability of the Company to meet higher than anticipated demand, excess production or significant amounts of product returns could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock.

PRODUCT LIABILITY RISKS

     The Company may be subject to significant liability should the consumption of any of its products cause injury, illness or death. There can be no assurance that product liability claims will not be asserted against the Company or that the Company will not be obligated to recall its products. The Company has an umbrella insurance policy and carries product liability insurance and product withdrawal expense insurance. The Company's umbrella insurance policy supplements the underlying general liability and product liability and withdrawal expense insurance. There can be no assurance that this insurance will be adequate to protect the Company against product liability claims, or that such insurance will continue to be available to the Company on reasonable terms. A product recall or a product liability judgment against the Company (regardless of whether covered by insurance) could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock.

GOVERNMENT REGULATION; REGULATORY UNCERTAINTY


     The manufacture, processing, packaging, storage, distribution, licensing and labeling of food products are subject to extensive federal, state and local regulations. The Company's business is subject to regulation through inspection by the Food and Drug Administration (the "FDA") and the United States Department of Agriculture (the "USDA") and local and state health agencies. This comprehensive regulatory program establishes, among other things, the manufacturing, composition and ingredients (the "standards of identity"), labeling, packaging and safety of food and pricing of certain raw materials. For example, the FDA regulates manufacturing practices for foods through its "current good manufacturing practices" regulations, and specifies the standards of identity for certain foods. In addition, the Nutrition Labeling and Education Act of 1990, as amended, prescribes the format and content of certain nutrient information required to appear on the labels of and in health claims regarding food products. The FDA has proposed rules to amend the regulations that govern the standards of identity and the labeling of certain products eventually manufactured by the Company. No assurance can be made that such proposed FDA rules, in the form adopted, would not impose additional costs on the production of the Company's products which could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock.


     Enforcement actions for violations of federal, state and local regulations may include condemnation of violative products following product seizures, cease and desist orders, injunctions precluding the manufacture and shipment of products and/or monetary penalties and criminal sanctions. Noncompliance in manufacturing processes can result in warning letters from regulatory agencies and requests that the Company voluntarily recall violative products. In addition, federal and other regulators may issue adverse publicity or other product advisories against consumption of the Company's products if they believe that public health risks exist. Any of these regulatory actions could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock. There can be no assurance that the Company's facilities and practices are sufficient to maintain compliance with applicable government regulations. See
"Business -- Government Regulation -- Public Health."

     Like many other businesses, the Company is subject to a full range of federal, state and local laws and regulations pertaining to the environment, including the discharge of materials into the environment and the handling and disposal of wastes (including solid and hazardous wastes). No assurance can be made that the Company is in compliance with all applicable environmental laws and regulations governing its business or that the Company's costs of compliance with, or any liability under, such environmental laws and regulations would not have a material adverse effect on its business, financial condition and results of operations and on the market price of the Common Stock. See
"Business -- Government Regulation -- Environmental Regulations."

DEPENDENCE ON CERTAIN CUSTOMERS

     Direct sales of products to the Company's 10 largest customers represented approximately 28% of the Company's total revenues in 1996. Net sales from IGA-Fleming Foods, a supermarket chain and the Company's largest customer, accounted for approximately 5.7% of the Company's revenues in 1996. Food Lion, a supermarket chain, accounted for approximately 21% of the net sales of Southern Belle in 1996 (approximately 8% of the Company's 1996 combined net sales on a pro forma basis). A loss of any of these customers or any significant reduction in sales to them could adversely affect the Company's business, financial condition and results of operations and the market price of the Common Stock.

     A number of the Company's customers, such as public schools and penitentiaries, are acquired pursuant to government bid contracts. Net sales attributable to government bid contracts accounted for approximately 3.1% of the Company's revenues in 1996. Such public sector customers have considerable ability to force the renegotiation of the terms of a contract upon the Company and frequently are significantly slower in paying outstanding accounts than are private sector entities. Termination or forced renegotiation of contracts with the Company's public sector customers or delays in payments from public sector entities could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock. See "Business -- Sales and Distribution."

RISKS OF GOVERNMENTAL BID CONTRACTS


     The Company faces the risks associated with governmental bid contracting, which include substantial civil and criminal fines and penalties for, among other matters, failure to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. Government contracting requirements are complex, highly technical and subject to varying interpretation. As a result of its government contracting business, the Company has been, is and expects in the future to be the subject of audits and investigations by government agencies. In addition to potential damage to the Company's business reputation, the failure to comply with the terms of one or more of its government contracts could also result in the Company's suspension or debarment from future governmental contract bids for a significant period of time. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or the Company's suspension or debarment, could have a material adverse effect on the Company's business, financial condition and results of operations and the market price of the Common Stock.


RISKS RELATING TO ANTITRUST LAWS

     The dairy industry is subject to various federal and state antitrust laws which prohibit anticompetitive conduct, including price fixing, concerted refusals to deal and divisions of markets. The dairy industry has been in the past, and may be in the future, subject to government investigation and/or enforcement action with respect to such antitrust laws.


     In criminal actions initiated by the Federal government beginning in 1990, Southern Belle and several other dairies in Kentucky and Tennessee were alleged to have violated Federal antitrust statutes relating to the submission of offers to supply milk to school districts. Southern Belle pled guilty to the government's charges in August 1992 and consented to the imposition of a fine of $375,000, which has been fully paid by Southern Belle. Southern Belle also settled similar civil actions brought by the states of Kentucky and Tennessee (see note 15 to Southern Belle's Consolidated Financial Statements). Following these actions and the resolution thereof, Southern Belle entered into an Agreement in Lieu of Debarment with the USDA, pursuant to which Southern Belle has agreed to implement certain ethics programs and to submit to periodic reporting and monitoring procedures of the USDA. The extent to which the conditions and obligations of the Agreement in Lieu of Debarment will, in like form, apply to the Company following the consummation of the acquisition of Southern Belle cannot be predicted, and the application of any such conditions and obligations to the Company could have a material adverse effect on the Company's business, financial condition and results of operations and the market price of the Common Stock.

     The Company and certain other dairy companies were the subject of civil litigation initiated by the State of Ohio relating to the pricing of contracts to supply milk. On September 12, 1997, the civil litigation initiated by the State of Ohio was settled for approximately $30,000 of the Company's product and a cash distribution of approximately $20,000.

DEPENDENCE ON CERTAIN SUPPLIERS

     Raw milk is the primary raw material of the Company and Southern Belle. The Company does not purchase its raw milk from dairy cooperatives but buys raw milk, on a noncontractual, non-exclusive basis, from over 170 local dairy farms throughout Ohio and West Virginia. Substantially all of Southern Belle's raw milk is supplied, on a contractual, exclusive basis, by Southeastern Graded Milk Producers Association ("SEGMPA"), a milk farm cooperative based in Somerset, Kentucky. If for any reason SEGMPA was unable or unwilling to continue supplying the operations of Southern Belle, the Company could incur substantial costs and delays in the growth and expansion of its business. See "Business -- Raw Materials and Supply."

POSSIBLE VOLATILITY OF RAW MATERIAL AND TRANSPORTATION COSTS

     U.S. dairy policy since the mid-1980s has focused on gradually reducing federal government involvement in the dairy industry and moving the industry in a more market oriented direction. In order to accomplish these goals, the federal government has targeted the federal milk marketing order system and the milk price support program for reform. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand of the market.

     The 1996 farm bill directed the USDA to reform the federal milk marketing order system and consolidate the number of milk marketing orders from 32 regional milk marketing orders into between 10 to 14 by 1999. The Federal milk marketing order system imposes minimum pricing requirements on purchases of milk by handlers. The federal order system was established about 60 years ago to stabilize market conditions and provide consumers with adequate milk supplies while assuring dairy farmers of a minimum set price for their milk. As a consequence of this regulation, milk prices in the United States move only within a certain range, and volatility is somewhat managed.

     Under the price support program, the Commodity Credit Corporation ("CCC") stands ready to buy any surplus milk at the government established support price. The CCC would buy surplus in times when supply exceeds demand, then store the surplus until demand exceeds supplies. The 1996 farm bill directed the USDA to reduce the price support level for milk produced in the United States until the end of 1999, when the price support program will be eliminated.


     These changes in U.S. dairy policy could increase the risk for price volatility in the dairy industry. There can be no assurance that a material volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on the Company's business, financial condition and results of operations and the market price of the Common Stock. See "Business -- Raw Materials and Supply."



     The Company's earnings are especially sensitive to transportation costs, an important component of which is the cost of diesel fuel. Petroleum product prices continue to be subject to unpredictable economic, political and market factors. Accordingly, the price and availability of diesel fuel continue to be unpredictable. Increases in the price of diesel fuel translate into increases in the Company's annual transportation costs. Because transportation costs constitute a major expenditure for the Company, significant increases in diesel fuel costs could have a material adverse effect on the Company's business, financial condition and results of operations and the market price of the Common Stock.


DEPENDENCE ON KEY PERSONNEL

     The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management, including Marshall T. Reynolds, Chairman of the Company's Board of Directors, Philip E. Cline, President and Chief Executive Officer, George W. Broughton, Executive Vice

President, and Martin P. Shearer, currently the President and Chief Executive Officer of Southern Belle. The loss of any of its key members of management could have an adverse effect on the Company. Except with respect to Mr. Shearer, the Company does not (i) have any written employment agreements or (ii) maintain key man life insurance with any key member of management. See "Management."

COMPETITION

     The Company's dairy operations are subject to significant competition from regional dairy operations and large national food service distributors that operate in the Company's markets. Competition in the dairy processing, fruit drink and food distribution businesses is based primarily on service, price, brand recognition, quality and breadth of product line. Many of the Company's competitors are larger, better capitalized and have available to them greater financial, operational and marketing resources than the Company.

     The dairy industry has excess capacity and has been in the process of consolidation for many years. Consolidation has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. The larger companies formed by such consolidations and the increased use of captive dairy manufacturing operations by the Company's customers could have an adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock.

     The dairy foods business is also highly competitive. The Company faces a number of competitors in the dairy foods business, including smaller independent dairy foods manufacturers and grocery and other retailers that manufacture and package dairy foods at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in on-site manufacturing by operators of large and small retail chains served by the Company could have an adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock. See "Business -- Competition."

RISKS RELATED TO CHANGING INDUSTRY ENVIRONMENT

     The dairy industry is undergoing accelerated change and consolidation as producers, manufacturers, distributors and retailers seek to lower costs and increase services in an increasingly competitive environment of relatively static overall demand. The Company believes that these changes have led to reduced sales, reduced margins and lower profitability throughout the industry. Failure to develop a successful response to such changed market conditions, including relatively little growth in demand over the long term and reduced profitability, could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock. See "Business -- Industry Overview."

SEASONALITY AND QUARTERLY FLUCTUATIONS


     The Company's results have been subject to quarterly fluctuations caused primarily by the seasonal variations in demand for its milk and dairy products. For example, the Company experiences a decrease in sales to schools during months when schools close for vacation during the third quarter of each fiscal year. In addition, the Company traditionally experiences peak demand for its ice cream products during the summer months. Because the Company's results of operations from its ice cream business depend significantly on sales generated during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's results of operations for the full year. Unexpected variations in quarterly results could have a material adverse effect on the Company's business, financial condition and results of operations and on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."


RISKS RELATED TO LABOR DISPUTES

     The Company and Southern Belle are each a party to various collective bargaining agreements with local unions representing a significant amount of their respective employees. Typical agreements are three to five years in duration, and as such agreements expire, the Company and Southern Belle expect to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that agreements will be reached without work stoppages or other labor disputes. A prolonged work stoppage or other labor dispute could have a material adverse effect on the Company's business, results of operations and financial condition and on the market price of the Common Stock. See "Business -- Employees."

CONTROL BY PRINCIPAL SHAREHOLDERS


     The Company's executive officers and directors and Martin P. Shearer will beneficially own an aggregate of 46.1% of the Company's outstanding shares of Common Stock after this Offering and the Southern Belle Acquisition (44.5% if the Underwriters exercise their over-allotment option in full). Such shareholders, if voting together, would likely have sufficient voting power to elect a majority of the Board of Directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matter submitted to the shareholders for approval, such as (i) any amendment to the Company's Articles of Incorporation,
(ii) any merger, consolidation, sale of all or substantially all of the assets of the Company and (iii) any "going private" transaction, and, in general, prevent or cause a change of control of the Company, all of which may adversely affect the Company and its shareholders. See "Principal Shareholders."


POSSIBLE ADVERSE IMPACT ON STOCK PRICE OF SHARES ELIGIBLE FOR FUTURE SALE


     After the completion of this Offering and the Southern Belle Acquisition, 5,590,517 shares (5,785,517 if the Underwriters exercise their over-allotment option in full) of Common Stock will be outstanding. Of such shares, only the 1,300,000 shares (1,495,000 if the Underwriters exercise their over-allotment option in full) sold pursuant to this Offering will be tradable without restriction by persons other than "affiliates" of the Company. The remaining 4,290,517 shares of Common Stock outstanding after this Offering will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.


     The Company, its directors and executive officers and certain of the shareholders of the Company and of Southern Belle prior to this Offering have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Advest, Inc., offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities convertible, exercisable or exchangeable for any Common Stock or grant any options or warrants to purchase any Common Stock, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

SUBSTANTIAL DILUTION


     The initial public offering price of the Common Stock will be substantially in excess of the net tangible book value per share, which will result in a benefit to all existing shareholders of the Company (the "Existing Shareholders"). As a result, purchasers of Common Stock in this Offering will experience immediate and substantial dilution of $9.01 per share (at an assumed initial public offering price of $14.00 per share) of the Common Stock from the public offering price. In addition, the 4,122,660 shares of Common Stock outstanding and owned by the Existing Shareholders prior to this Offering were originally acquired for an average price of approximately $2.50 per share, as compared to new investors who will pay an assumed initial public offering price of $14.00 per share, for the 1,300,000 shares of Common Stock offered by the Company hereby. Based on the foregoing, the Existing Shareholders will benefit from an unrealized appreciation of $9.01 per share of Common Stock ($37.1 million in the aggregate) in the value of their shares of Common Stock as a result of this Offering and the Southern Belle Acquisition. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained following this Offering. There can be no assurance that market prices for the Common Stock after this Offering will equal or exceed the initial public offering price per share set forth on the cover page of this Prospectus. The initial public offering price of the Common Stock will be determined by negotiation among the Company and the Underwriters and may not be indicative of the market price for the Common Stock following this Offering. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for shares of Common Stock, differences between the Company's actual financial or operating results and those expected by investors and analysts, pricing and competition in the dairy and related industries and general economic conditions. See "Underwriting."



NO ASSURANCE AS TO FUTURE PAYMENT OF DIVIDENDS


     Although the Company has in the past declared cash dividends on its Common Stock, no assurance can be made that the Company will declare cash dividends on its Common Stock in the future. Any future decisions as to the payment of dividends will be at the discretion of the Company's Board of Directors, subject to applicable law and any restrictions set forth in any credit agreements that may be entered into in the future by the Company. See "Dividend Policy."

                                  THE COMPANY

BROUGHTON FOODS COMPANY


     Broughton was founded in 1910 as "Broughton Farm Dairy" by the Broughton family when George Broughton began selling milk, cream and butter to neighbors and in 1914 expanded delivery of milk to local hotels. Over the years, expansion continued with the addition of distribution routes, investment in facilities and equipment and the acquisition of other local dairies. The Company was incorporated in Ohio in 1933 as Broughton's Farm Dairy. In 1960, Broughton expanded its operations to include another manufacturing facility in Parkersburg, West Virginia. This operation was moved in 1969 to Charleston, West Virginia. From this plant, UHT products, along with sour cream, dips, dressings and aerosol toppings, are made and distributed throughout the eastern United States. In line with its diversification program, the Company was renamed the Broughton Foods Company in 1969.



     Today, the Company consists of two divisions: the Dairy Division, located in Marietta, Ohio; and the Foods Division, located in Charleston, West Virginia. In November 1996, substantially all of the outstanding capital stock of the Company was purchased by Marshall T. Reynolds, who currently serves as Chairman of the Company's Board of Directors. Mr. Reynolds subsequently resold a portion of this stock, and, prior to this Offering, Mr. Reynolds, certain of his family members and certain companies controlled by Mr. Reynolds directly owned approximately 31.7% of the outstanding Common Stock of the Company. See "Principal Shareholders."


     The Company's executive offices are located at 210 North Seventh Street, Marietta, Ohio 45750, and the Company's telephone number is (740) 373-4121.

SOUTHERN BELLE DAIRY COMPANY

     Southern Belle was established in July 1951 by Ralph M. Shearer, father of Southern Belle's current President and Chief Executive Officer, Martin P. Shearer, as a family-owned dairy based in Somerset, Kentucky. Southern Belle was incorporated under the laws of Kentucky in 1951. In its first year of operations, Southern Belle produced approximately 150 gallons of milk per day. Today, Southern Belle produces approximately 100,000 gallons of milk daily. Over the years, Southern Belle has continued to perform all production operations at its Somerset facility but has expanded to include distribution centers in Lexington, Morehead, Danville, Russell Springs, London and Louisville, Kentucky and Cookeville, Nashville, Knoxville and Johnson City, Tennessee.

     Southern Belle's major product is fluid milk (including buttermilk), which represents over 80% of its total production volume. Southern Belle distributes its products primarily to grocery stores, convenience stores, restaurants and school systems in central and eastern Kentucky and Tennessee and western North Carolina. For its fiscal year ended May 31, 1997, Southern Belle generated net sales of approximately $63.9 million compared to $53.9 million for its fiscal year ended June 1, 1996.


     On September 29, 1997, the Company entered into a definitive agreement to acquire Southern Belle for approximately $5.0 million in cash and shares of Common Stock. Following consummation of the Southern Belle Acquisition, the Company intends to maintain the operations of Southern Belle as a separate division of the Company.


     Southern Belle's executive offices are located at 607 East Bourne Avenue, Somerset, Kentucky 42502, and Southern Belle's telephone number is (606) 679-1131.

                                USE OF PROCEEDS


     The net proceeds to the Company from this Offering, assuming an initial public offering price of $14.00 per share, are estimated to be approximately $16.1 million ($18.7 million if the Underwriters' over-allotment option is exercised in full). Of such net proceeds, approximately $2.7 million will be used to finance the cash portion of the consideration for the Southern Belle Acquisition. The remainder of the net proceeds will be used to repay up to approximately $5.1 million in indebtedness (with a weighted average interest rate of 9.0% and scheduled maturities ranging from 47 days to 173 months as of August 30, 1997); and for capital expenditures, working capital and general corporate purposes. In addition, a portion of the net proceeds may also be used for strategic acquisitions of businesses, products or technologies complementary to the Company's business. The Company does not have any signed contracts, letters of intent or agreements in principle to make any such material acquisition other than Southern Belle. Pending such uses, the net proceeds of this Offering will be invested in investment grade, short-term debt instruments.


                                DIVIDEND POLICY

     The Company has in the past declared cash dividends on its Common Stock. Although the Board of Directors presently anticipates continuing this policy, the declaration of cash dividends will be at the discretion of the Board of Directors based on the Company's earnings, financial condition, capital requirements and other relevant factors, including applicable law and any restrictions set forth in credit facilities entered into by the Company.

                                    DILUTION


     At September 30, 1997, the net tangible book value of the Company was approximately $11.0 million, or $2.67 per share. Net tangible book value per share of Common Stock is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the Southern Belle Acquisition and to this Offering at an assumed initial public offering price of $14.00 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds," the net tangible book value at such date would have been $27.9 million, or $4.99 per share, representing an immediate increase in net tangible book value of $2.32 per share. Accordingly, purchasers of the Common Stock in this Offering would sustain an immediate dilution of $9.01 per share.


     The following table illustrates such per share dilution:


Assumed initial public offering price........................................            $14.00
     Net tangible book value as of September 30, 1997........................   $2.67
     Increase in net tangible book value attributable to the Southern Belle
      Acquisition and this Offering..........................................    2.32
                                                                                -----
Net tangible book value after the Southern Belle Acquisition and this
  Offering...................................................................              4.99
                                                                                         ------
Dilution to new investors in this Offering...................................            $ 9.01
                                                                                         ======


     The following table summarizes, on a pro forma as adjusted basis as of September 30, 1997, the difference between (i) the number of shares of Common Stock which the Existing Shareholders acquired since the Company's inception,
(ii) the number of shares of Common Stock purchased from the Company by new investors in this Offering, (iii) the total cash consideration paid by Existing Shareholders and to be paid by the new investors and (iv) the average purchase price per share paid by Existing Shareholders and to be paid by the new investors (before deducting underwriting discounts and commissions and estimated expenses of this Offering and excluding 167,857 shares of Common Stock comprising part of the consideration to be paid in the Southern Belle Acquisition):


                                                 SHARES PURCHASED       TOTAL CONSIDERATION
                                               --------------------    ----------------------    AVG. PRICE
                                                NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                               ---------    -------    -----------    -------    ----------
Existing Shareholders.......................   4,122,660      76.0%    $10,306,650      36.2%      $ 2.50
New investors...............................   1,300,000      24.0      18,200,000      63.8        14.00
                                               ---------     -----     -----------     -----
          Total.............................   5,422,660     100.0%    $28,506,650     100.0%
                                               =========     =====     ===========     =====

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1997 on a pro forma basis to reflect the pending acquisition of Southern Belle under the purchase method of accounting; and as adjusted to give effect to this Offering (assuming an initial public offering price of $14.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds." On August 27, 1997, the Company's Board of Directors approved a 30-for-1 stock split in the form of a stock dividend. Retroactive restatement has been made under shareholders' equity to reflect this stock split. This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.



                                                                      AS OF SEPTEMBER 30, 1997
                                                              -----------------------------------------
                                                                           (IN THOUSANDS)
                                                                            PRO FORMA       PRO FORMA,
                                                              ACTUAL     FOR ACQUISITION    AS ADJUSTED
                                                              -------    ---------------    -----------
Long-term obligations......................................   $   795        $ 4,792          $   841
Shareholders' equity
     Common Stock, $1.00 par value 10,000,000 shares
       authorized:
       4,662,900 shares issued;
       4,830,757 pro forma for acquisition shares issued;
       6,130,757 pro forma as adjusted shares issued.......     4,663          4,831            6,131
     Additional paid-in capital............................       170          2,352           17,194
     Retained earnings.....................................     6,796          6,796            6,666
     Treasury stock........................................      (508)          (508)            (508)
                                                                                             --------
                                                                                                 ----
                                                              --------   -------- ----
                                                                 ----
          Total shareholders' equity.......................    11,121         13,471           29,483
                                                                                             --------
                                                                                                 ----
                                                              --------   -------- ----
                                                                 ----
               Total capitalization........................   $11,916        $18,263          $30,324
                                                              ============ ============     ============

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company as of and for the five years ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. Such data as of and for the five years ended December 31, 1996 are derived from the Company's financial statements, which have been audited by Coopers & Lybrand L.L.P., independent public accountants. The historical financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from the Company's unaudited financial statements. It is management's opinion that the historical financial data as of and for the nine months ended September 30, 1996 and 1997 contain all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data set forth herein.

     The results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results to be expected for future periods. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                                                NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                         ---------------------------------------------------    ------------------
                                          1992       1993       1994       1995       1996       1996       1997
                                         -------    -------    -------    -------    -------    -------    -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales...........................   $65,929    $68,087    $73,552    $72,253    $83,919    $61,283    $61,964
  Costs of sales......................    54,098     54,517     59,238     58,992     68,669     50,011     49,030
                                         -------    -------    -------    -------    -------    -------    -------
  Gross profit........................    11,831     13,570     14,314     13,261     15,250     11,272     12,934
                                         -------    -------    -------    -------    -------    -------    -------
  Operating costs and expenses:
    Selling and distribution..........     9,263     10,194     10,675     11,316     12,064      8,808      9,852
    General and administrative........     1,776      1,957      2,328      2,294      2,453      1,673      1,484
                                         -------    -------    -------    -------    -------    -------    -------
  Operating income (loss).............       792      1,419      1,311       (349)       733        791      1,598
                                         -------    -------    -------    -------    -------    -------    -------
  Other income (expenses):
       Other income, net(1)...........       116        144         72        132      3,244         55        144
       Interest income (expense)......      (196)      (230)      (195)      (239)      (217)      (177)      (117)
                                         -------    -------    -------    -------    -------    -------    -------
  Income (loss) before income taxes...       712      1,333      1,188       (456)     3,760        669      1,625
  Income tax expense (benefit)........       291        543        444       (149)     1,431        249        638
                                         -------    -------    -------    -------    -------    -------    -------
  Net income (loss)...................   $   421    $   790    $   744    $  (307)   $ 2,329    $   420    $   987
                                         ========   ========   ========   ========   ========   ========   ========
  Net income (loss) per share(2)......   $  0.09    $  0.17    $  0.17    $ (0.07)   $  0.56    $  0.10    $  0.24
                                         ========   ========   ========   ========   ========   ========   ========
  Cash dividends per common
    share(2)..........................   $ .0267    $ .0067    $ .0267    $ .0267    $ .0267    $ .0200    $ .0633
                                         ========   ========   ========   ========   ========   ========   ========
  Weighted average common shares
    outstanding(2)....................     4,563      4,599      4,453      4,283      4,123      4,123      4,123

                                                                                                 AS OF SEPTEMBER
                                                            DECEMBER 31,                               30,
                                         ---------------------------------------------------    ------------------
                                          1992       1993       1994       1995       1996       1996       1997
                                         -------    -------    -------    -------    -------    -------    -------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........   $   968    $   596    $   957    $   161    $ 2,308    $   136    $   854
  Working capital.....................     3,398      4,844      5,561      4,281      7,315      4,709      5,555
  Total assets........................    15,641     16,375     16,319     17,454     18,538     17,929     18,589
  Total debt..........................     1,329      2,114      1,782      2,151      1,856      1,925      1,454
  Shareholders' equity................     7,528      8,186      8,692      7,881     10,428      8,198     11,121

------------
(1) Other income (expense) for the year ended December 31, 1996 includes a $3.0 million pre-tax gain on sale of an investment.
(2) On August 27, 1997, the Company's Board of Directors approved a 30-for-1 stock split in the form of a stock dividend. Retroactive restatement has been made to all share amounts to reflect the stock split.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial statements as of and for the nine months ended September 30, 1997 and for the twelve months ended December 31, 1996 give effect to the acquisition of Southern Belle. The pro forma combined balance sheet presents the Company's financial position as if the acquisition of Southern Belle had occurred on September 30, 1997. The pro forma combined statements of operations present results for the Company as if the acquisition of Southern Belle had occurred on January 1, 1996. The Company's fiscal year end is December 31 and Southern Belle's fiscal year end is the Saturday closest to May 31. The Company's third quarter for its current fiscal year ended September 30, 1997, while Southern Belle's first quarter in its fiscal year ended August 30, 1997. Accordingly, the pro forma balance sheet as of September 30, 1997 is based upon the Company's historical balance sheet as of September 30, 1997 and the historical balance sheet of Southern Belle as of August 30, 1997. The pro forma combined statement of operations for the nine months ended September 30, 1997 is based upon the historical statement of operations of the Company for the nine months ended September 30, 1997 and the historical statement of operations of Southern Belle for the nine months ended August 30, 1997. The pro forma combined statement of operations for the twelve months ended December 31, 1996 is based on the historical statement of operations of the Company for the twelve months ended December 31, 1996 and the historical statement of operations of Southern Belle for the year ended November 30, 1996.


     The pro forma combined financial statements include, in management's opinion, all material adjustments necessary to reflect the acquisition of Southern Belle. The pro forma combined financial statements do not represent the Company's actual results of operations, including the acquisition, nor do they purport to predict or indicate the Company's financial position or results of operations at any future date or for any future period. The pro forma combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and the related Notes thereto and Southern Belle's Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                             ACTUAL
                                 ------------------------------
                                 SEPTEMBER 30,     AUGUST 30,                        PRO FORMA                    PRO FORMA
                                     1997             1997         PRO FORMA            FOR        OFFERING          AS
                                  THE COMPANY    SOUTHERN BELLE   ADJUSTMENTS       ACQUISITION   ADJUSTMENTS     ADJUSTED
                                 -------------   --------------   -----------       -----------   -----------     ---------
                                  (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
    Cash and cash
      equivalents.............     $     854        $     74        $(2,650)(1)      $  (1,722)     $ 9,583(4)    $  7,861
    Marketable securities
      available for sale......                           401                               401                         401
    Accounts receivable, less
      allowance for doubtful
      accounts................         7,362           4,781                            12,143                      12,143
    Inventories...............         2,470           1,109            231(1)           3,810                       3,810
    Other.....................           743             494           (271)(1)            966                         966
                                 -------------   --------------   -----------       -----------   -----------     ---------
         Total current
           assets.............        11,429           6,859         (2,690)            15,598        9,583         25,181
Property, plant, equipment and
  land........................        17,525          17,852         (8,690)            26,687                      26,687
    Less accumulated
      depreciation and
      amortization............       (11,426)        (12,260)        12,260            (11,426)                    (11,426)
                                 -------------   --------------   -----------       -----------   -----------     ---------
                                       6,099           5,592          3,570(1)          15,261                      15,261
Other assets..................         1,061             587          1,482(1)           3,030         (216)(5)      2,814
                                                                       (100)(1)
                                 -------------   --------------   -----------       -----------   -----------     ---------
Total assets..................     $  18,589        $ 13,038        $ 2,262          $  33,889      $ 9,367       $ 43,256
                                 ============    =============    ===========       ==========    ===========     ==========
CURRENT LIABILITIES:
    Overdraft.................                      $  1,489                         $   1,489      $(1,489)(4)
    Line of credit............                           171                               171         (171)(4)
    Accounts payable..........     $   4,194           3,536                             7,730                    $  7,730
    Accrued expenses..........         1,021             968                             1,989                       1,989
    Current installments on
      term debt...............           659           1,034                             1,693         (948)(4)        745
    Income taxes payable......                                                               0                           0
                                 -------------   --------------   -----------       -----------   -----------     ---------
         Total current
           liabilities........         5,874           7,198                            13,072       (2,608)        10,464
Term debt, net of current
  installments................           795           3,997                             4,792       (3,951)(4)        841
Deferred income taxes.........           799             235        $ 1,520(1)           2,554          (86)(5)      2,468
                                 -------------   --------------   -----------       -----------   -----------     ---------
         Total liabilities....         7,468          11,430          1,520             20,418       (6,645)        13,773
SHAREHOLDERS' EQUITY:
Preferred stock...............                           596           (596)(2)
Common stock..................         4,663           1,503            168(1)           4,831        1,300(3)       6,131
                                                                     (1,503)(2)
Additional paid-in capital....           170                          2,182(1)           2,352       14,842(3)      17,194
Retained earnings.............         6,796             247           (247)(2)          6,796         (130)(5)      6,666
                                 -------------   --------------   -----------       -----------   -----------     ---------
                                      11,629           2,346              4             13,979       16,012         29,991
         Treasury stock.......          (508)           (738)           738(2)            (508)                       (508)
                                 -------------   --------------   -----------       -----------   -----------     ---------
Total shareholders' equity....        11,121           1,608            742             13,471       16,012         29,483
                                 -------------   --------------   -----------       -----------   -----------     ---------
Total liabilities and
  shareholders' equity........     $  18,589        $ 13,038        $ 2,262          $  33,889      $ 9,367       $ 43,256
                                 ============    =============    ===========       ==========    ===========     ==========

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              ACTUAL
                                  -------------------------------
                                     FOR THE          FOR THE
                                   YEAR ENDED        YEAR ENDED
                                  DECEMBER 31,      NOVEMBER 30,                       PRO FORMA                      PRO FORMA
                                      1996              1996          PRO FORMA           FOR         OFFERING           AS
                                   THE COMPANY     SOUTHERN BELLE    ADJUSTMENTS      ACQUISITION    ADJUSTMENTS      ADJUSTED
                                  -------------    --------------    -----------      -----------    -----------      ---------
                                    (AUDITED)       (UNAUDITED)
Net sales......................      $83,919          $ 60,043                         $ 143,962                      $ 143,962
Cost of sales..................       68,669            48,775          $ 186(6)         117,630                        117,630
                                  -------------    --------------    -----------      -----------       -----         ---------
Gross profit...................       15,250            11,268           (186)            26,332                         26,332
Operating costs and expenses:
    Selling and distribution...       12,064             9,011              7(6)          21,082                         21,082
    General and
       administrative..........        2,453             2,797            (63)(7)          5,187                          5,187
                                  -------------    --------------    -----------      -----------       -----         ---------
Operating (loss) income........          733              (540)          (130)                63                             63
Other income (expenses):
    Gain on sale of investment
       in stock................        2,976                                               2,976                          2,976
    Other income, net..........          268                13                               281                            281
    Interest expense...........         (217)             (387)                             (604)       $ 348(9)           (256)
                                  -------------    --------------    -----------      -----------       -----         ---------
Income (loss) before income
  taxes........................        3,760              (914)          (130)             2,716          348             3,064
Income tax expense (benefit)...        1,431              (291)           (52)(8)          1,088          139(8)          1,227
                                  -------------    --------------    -----------      -----------       -----         ---------
Net income (loss)..............      $ 2,329          $   (623)         $ (78)         $   1,628        $ 209         $   1,837
                                  ============     =============     ===========      ==========     ===========      =========
Net income per share...........      $  0.56                                           $    0.38                      $    0.33
                                  ============                                        ==========                      =========
Weighted average shares
  outstanding..................        4,123                                               4,291                          5,591


                                              ACTUAL
                                  -------------------------------
                                  FOR THE NINE      FOR THE NINE
                                  MONTHS ENDED      MONTHS ENDED
                                  SEPTEMBER 30,      AUGUST 30,                        PRO FORMA                      PRO FORMA
                                      1997              1997          PRO FORMA           FOR         OFFERING           AS
                                   THE COMPANY     SOUTHERN BELLE    ADJUSTMENTS      ACQUISITION    ADJUSTMENTS      ADJUSTED
                                  -------------    --------------    -----------      -----------    -----------      ---------
                                   (UNAUDITED)      (UNAUDITED)
Net sales......................      $61,964          $ 45,713                         $ 107,677                      $ 107,677
Cost of sales..................       49,030            35,759          $ 155(6)          84,944                         84,944
                                  -------------    --------------    -----------      -----------       -----         ---------
Gross profit...................       12,934             9,954           (155)            22,733                         22,733
Operating costs and expenses:
    Selling and distribution...        9,852             6,838              5(6)          16,695                         16,695
    General and
       administrative..........        1,484             2,338            (25)(7)          3,797                          3,797
                                  -------------    --------------    -----------      -----------       -----         ---------
Operating (loss) income........        1,598               778           (135)             2,241                          2,241
Other income (expenses):
    Other income, net..........          144                56                               200                            200
    Interest expense...........         (117)             (293)                             (410)       $ 283(9)           (127)
                                  -------------    --------------    -----------      -----------       -----         ---------
Income before income taxes.....        1,625               541           (135)             2,031          283             2,314
Income tax expense.............          638               222            (54)(8)            806          113(8)            919
                                  -------------    --------------    -----------      -----------       -----         ---------
Net income.....................      $   987          $    319          $ (81)         $   1,225        $ 170         $   1,395
                                  ============     =============     ===========      ==========     ===========      =========
Net income per share...........      $  0.24                                           $    0.29                      $    0.25
                                  ============                                        ==========                      =========
Weighted average shares
  outstanding..................        4,123                                               4,291                          5,591

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


(1) The Company will acquire substantially all the net assets of Southern Belle for a purchase price of $5.0 million consisting of $2,650,000 in cash and the remainder in the Company's Common Stock. The acquisition will result in an excess of the purchase price over the historical net assets to be acquired, which will be allocated to the net assets to be acquired as follows:


    Purchase price:
         Cash..............................................................   $ 2,650,000
         Issuance of 167,857 shares of Common Stock:
              Common Stock.................................................       168,000
              Additional paid-in capital...................................     2,182,000
                                                                              -----------
                                                                                5,000,000
    Historical carrying value of net assets:
         Total net assets..................................................     1,608,000
         Less net assets not assumed:
              Certain capitalized costs....................................      (100,000)
              Deferred tax asset...........................................      (271,000)
                                                                              -----------
         Historical carrying value of net assets acquired..................     1,237,000
    Excess of net purchase price over net assets acquired..................   $ 3,763,000
                                                                               ==========
    Allocation of excess purchase price:
         Excess fair value of property, plant and equipment................   $ 3,570,000
         Excess fair value of inventory....................................       231,000
         Deferred income tax liability.....................................    (1,520,000)
         Goodwill..........................................................     1,482,000
                                                                              -----------
                                                                              $ 3,763,000
                                                                               ==========


     The allocation of the Southern Belle purchase price is based on preliminary estimates of fair value of the assets and liabilities. Final determination of the allocation of the purchase price will be completed shortly after the Acquisition is consummated. Accordingly, final amounts could differ from those used herein. However, the impact of such differences are not anticipated to have a material effect on the Company's financial statements.


(2) To eliminate the historical net book value of Southern Belle:

    Preferred Stock........................................................   $  (596,000)
    Common Stock...........................................................    (1,503,000)
    Retained earnings......................................................      (247,000)
    Treasury stock.........................................................       738,000
                                                                              -----------
                                                                              $(1,608,000)
                                                                               ==========

(3) To reflect the par value and additional paid-in capital as a result of this
    Offering:


    Common Stock, par value $1.00; 1,300,000 shares........................   $ 1,300,000
    Additional paid-in capital (net proceeds of $16,142,000 less $1,300,000
      par value)...........................................................    14,842,000
                                                                              -----------
                                                                              $16,142,000
                                                                               ==========

(4) To reflect the application of the net proceeds from this Offering as follows:


    Repayment of Southern Belle's cash overdraft...........................   $ 1,489,000
    Repayment of Southern Belle's line of credit...........................       171,000
    Repayment of current term debt.........................................       948,000
    Repayment of term debt.................................................     3,951,000
    Increase in cash and cash equivalents..................................     9,583,000
                                                                              -----------
                                                                              $16,142,000
                                                                               ==========


(5) To reflect the write off of deferred loan fees associated with term debt paid off in note (4) above:

    Write off of deferred loan costs.......................................   $   216,000
    The reduction of the deferred tax liability associated with the write
      off of the deferred loan costs.......................................        86,000
    Interest expense, net of taxes due to write off of deferred loan costs
      (i.e., retained earnings)............................................       130,000

(6) To reflect additional depreciation due to write up in fair value of property, plant, equipment and land and fair value adjustment to Southern Belle's inventory in cost of goods sold as follows:

                                                                                  DEPRECIATION
                                                                           --------------------------
                                                  FAIR VALUE     LIFE       FOR THE      FOR THE NINE
                                                  ADJUSTMENT    (YEARS)    YEAR ENDED    MONTHS ENDED
                                                  ----------    -------    ----------    ------------
    Land.......................................   $  371,000
    Land improvements..........................       51,000    15          $   4,000      $  3,000
    Building and improvements..................      729,000    5 -20          36,000        27,000
    Processing equipment.......................    2,419,000    3 -15         173,000       130,000
                                                  ----------               ----------    ------------
                                                  $3,570,000                  213,000       160,000
                                                   =========
    Adjustment for inventory                                                  (20,000)            0
                                                                           ----------    ------------
                                                                            $ 193,000      $160,000
                                                                             ========    ==========
    Recorded as:
         Cost of goods sold                                                 $ 186,000      $155,000
         Selling and distribution                                               7,000         5,000
                                                                           ----------    ------------
                                                                            $ 193,000      $160,000
                                                                             ========    ==========

(7) To reflect the Pro forma adjustments as follows:

                                                                      FOR THE      FOR THE NINE
                                                                     YEAR ENDED    MONTHS ENDED
                                                                     ----------    ------------
    Reduction of management salary based on new contact with
      management..................................................    $ 100,000      $ 53,000
    Amortization (over a period of 40 years) of goodwill
      established in the acquisition..............................      (37,000)      (28,000)
                                                                     ----------    ------------
                                                                      $  63,000      $ 25,000
                                                                       ========    ==========

(8) To reflect the income tax provision based on applying the pro forma estimated effective income tax rate of the combined companies.

(9) The Offering adjustments reflect the use of proceeds to pay off existing debt:

                                                                               INTEREST EXPENSE
                                                                                   REDUCTION
                                   HISTORICAL                 PRO FORMA    -------------------------
                                   PRINCIPAL     OFFERING     PRINCIPAL     FOR THE     FOR THE NINE
                                     AMOUNT     ADJUSTMENTS     AMOUNT     YEAR ENDED   MONTHS ENDED
                                   ----------   -----------   ----------   ----------   ------------
    The Company:
    Note payable, due in monthly
      interest payments based on
      the outstanding balance
      through June 30, 1998, at
      which time the principal
      balance of $565,000 is due,
      including interest at the
      highest prime rate
      published in The Wall
      Street Journal.............  $  535,000                 $  535,000
    Note payable, due in monthly
      installments of $10,600
      through 1998, at which time
      the remaining principal
      balance of approximately
      $570,000 is due, including
      principal and interest at
      the lender's prime rate
      plus 1%....................     593,000                    593,000
    Note payable, due in monthly
      installments of $6,500
      through 2005, with interest
      at the lender's commercial
      loan base rate.............     326,000                    326,000
    Southern Belle
    Line of credit...............     171,000   $  (171,000)                $ 101,000     $ 47,000
    Trans Financial Bank, N.A....   1,350,000    (1,350,000)                  133,000       83,000
    Trans Financial Bank, N.A....   1,843,000    (1,843,000)                                 9,000
    Trans Financial Bank, N.A....   1,146,000    (1,146,000)                    4,000       79,000
    Trans Financial Bank, N.A....     290,000      (290,000)                   29,000       21,000
    Litigation settlement
      payable....................      65,000                     65,000
    Debentures...................     270,000      (270,000)                   56,000       25,000
    Capital Lease Obligation.....      67,000                     67,000
                                   ----------   -----------   ----------   ----------   ------------
              Total Debt
                Outstanding......  $6,656,000   $(5,070,000)  $1,586,000      323,000     $264,000
                                    =========    ==========    =========
              Write-off of
                deferred loan
                costs associated
                with debt paid
                off with proceeds                                              25,000       19,000
                                                                           ----------   ------------
              Total reduction of
                interest expense                                            $ 348,000     $283,000
                                                                             ========   ==========
    Offering adjustments consist
      of:
         Line of credit                         $   171,000
         Current installments of
           term debt                                948,000
         Term debt, net of
           current installments                   3,951,000
                                                -----------
                                                $ 5,070,000
                                                 ==========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading manufacturer and distributor of fresh milk and related dairy products in Ohio, West Virginia, Kentucky and parts of the eastern United States. The Company has grown primarily through internal growth and strategic acquisitions. Through such growth, the Company has realized regional economies of scale and operational efficiencies. The Company operates through two major divisions -- the Dairy Division based in Marietta, Ohio and the Foods Division based in Charleston, West Virginia.


     Following the consummation of the Southern Belle Acquisition, the Company expects to take a number of actions intended to integrate the operations of Southern Belle with the Company's existing operations and to reduce overall selling, general and administrative expenses. These actions include reducing executive salaries, realizing savings through the consolidation of benefits, eliminating duplicative functions and integrating the management information systems of Southern Belle with those of the Company. In addition, Southern Belle currently purchases certain products from outside suppliers, including UHT products, cottage cheese, sour cream and ice cream, each of which can be supplied by the Company at an anticipated cost savings. The acquisition of Southern Belle is expected to provide the Company with an ample source of butterfat, a raw material required in the production of many items within the Foods Division, including heavy whipping cream, table cream, aerosol whipped toppings and half-and-half. Southern Belle does not manufacture non-fluid dairy products and, therefore, does not utilize butterfat, a by-product of its fluid milk manufacturing processes and an integral raw material required in the production of non-fluid dairy products. Accordingly, as a result of the Southern Belle Acquisition, management expects to achieve cost savings from the elimination of the Company's dependence on the "spot" market for its butterfat requirements. There can be no assurance that the Company will be successful in integrating the operations of Southern Belle and realizing the anticipated cost savings.


     Approximately $1.5 million of the purchase price for the Southern Belle Acquisition will be recorded by the Company as goodwill. Goodwill will be amortized as a non-cash charge to the income statement over a period of 40 years. The pro forma impact of this amortization expense is approximately $37,500 per year.

     The Company's net sales consist primarily of sales of products derived from raw milk, including fluid milk, frozen desserts, cultured products and UHT products. Revenues are recognized by the Company when the Company's products are received by the customer. The Company's revenues are subject to quarterly fluctuations caused by seasonal variations in the demand for milk and dairy products.

     The Company's cost of sales consists primarily of raw materials, including milk and items procured from outside parties, such as packaging material, and manufacturing costs, including direct labor and overhead. Significant factors affecting the Company's cost of sales include the costs of raw materials and labor and benefit rates.

     The Company's operating costs consist of selling, distribution, general and administrative components. These costs include salaries for sales and marketing personnel, certain administrative personnel and executive salaries as well as salary and related costs for transportation and distribution.

RESULTS OF OPERATIONS

     The following table presents certain information concerning the Company's results of operations, including certain information presented as a percentage of net sales:

                                                 YEAR ENDED DECEMBER 31,                       NINE MONTHS ENDED SEPTEMBER 30,
                                 --------------------------------------------------------    ------------------------------------
                                       1994                1995                1996                1996                1997
                                 ----------------    ----------------    ----------------    ----------------    ----------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
Net sales.....................   $73,552    100.0%   $72,253    100.0%   $83,919    100.0%   $61,283    100.0%   $61,964    100.0%
Cost of sales.................    59,238     80.5     58,992     81.6     68,669     81.8     50,011     81.6     49,030     79.1
                                 -------    -----    -------    -----    -------    -----    -------    -----    -------    -----
Gross profit..................    14,314     19.5     13,261     18.4     15,250     18.2     11,272     18.4     12,934     20.9
Operating costs and
  expenses....................    13,003     17.7     13,610     18.8     14,517     17.3     10,481     17.1     11,336     18.3
Operating income (loss).......     1,311      1.8       (349)    (0.5)       733      0.9        791      1.3      1,598      2.6
Other income (expense), net...      (122)    (0.2)      (108)    (0.1)     3,027      3.6       (122)    (0.2)        27      0.0
Net income (loss).............   $   744      1.0%   $  (307)    (0.4)%  $ 2,329      2.8%   $   420      0.7%   $   987      1.6%
                                 =======    =====    =======    =====    =======    =====    =======    =====    =======    =====
Net income (loss) per share...   $  0.17             $ (0.07)            $  0.56             $  0.10             $  0.24
                                 =======             =======             =======             =======             =======
Weighted average shares
  outstanding.................     4,453               4,283               4,123               4,123               4,123

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

  Net Sales

     Net sales for the nine months ended September 30, 1997 increased $682,000, or 1.1%, to $62.0 million from $61.3 million for the nine months ended September 30, 1996. The increase in net sales was primarily due to (i) favorable market conditions, (ii) the Company's pricing strategies with its current customers and
(iii) a sales expansion into the northeast. The increase in net sales for the first nine months of 1997 compared to the corresponding period in 1996 would have been greater except for a one-time net sales increase in 1996 resulting from the Company entering into a co-packing arrangement with another dairy for the production of a nationally known brand product and the Company receiving certain one-time net sales from another dairy which had ceased operations due to a labor related work stoppage in the third quarter of 1996.

  Cost of Sales

     Cost of sales for the nine months ended September 30, 1997 decreased $981,000, or 2.0%, to $49.0 million from $50.0 million for the nine months ended September 30, 1996. Cost of sales as a percentage of net sales decreased to 79.1% for the nine months ended September 30, 1997 from 81.6% for the nine months ended September 30, 1996 primarily as a result of (i) reductions in raw material prices and changes in customer mix for certain sales in 1996 related to the Company entering into a co-packing arrangement with another dairy for the production of a nationally known brand product and (ii) the Company receiving certain one-time sales from another dairy which had ceased operations due to a labor related work stoppage in the third quarter of 1996, which sales had a higher cost basis as a percentage of net sales.

  Operating Expenses

     Operating expenses for the nine months ended September 30, 1997 increased $856,000, or 8.2%, to $11.3 million from $10.5 million for the nine months ended September 30, 1996. Operating expenses as a percentage of net sales were 18.3% for the nine months ended September 30, 1997 compared to 17.1% for the nine months ended September 30, 1996. Operating expenses as a percentage of net sales increased primarily due to a shift in customer mix during the third quarter of 1997 from customers who utilized the Company's dock pickup program in 1996 to customers requiring additional delivery costs.

  Other Income (Expense)

     Other income (expense), net for the nine months ended September 30, 1997 was $27,000 compared to an expense of $122,000 for the nine months ended September 30, 1996. The increase in other income (expense), net was primarily a result of the increase in interest income during the nine months ended September 30, 1997 and a decrease in interest expense in the same period. The increased interest income was earned on excess cash received on the sale of the Company's investment in the stock of a privately held company during the fourth quarter of 1996. The higher interest expense paid during the nine months ended September 30, 1996 was the result of increased borrowings under the Company's revolving credit facility.

  Net Income

     For the reasons set forth above, net income for the nine months ended September 30, 1997 increased $567,000 to $987,000, or $0.24 per share, from $420,000, or $0.10 per share, for the nine months ended September 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales

     Net sales for 1996 increased $11.7 million, or 16.1%, to $83.9 million from $72.3 million for 1995. Net sales increased primarily due to (i) the Company changing its distribution strategy in a certain market by selling its products directly to customers of a former distributor through the Company's own distribution centers and (ii) a one-time net sales increase in 1996 resulting from the Company entering into a co-packing arrangement with another dairy for the production of a nationally known brand product.

  Cost of Sales

     Cost of sales for 1996 increased $9.7 million, or 16.4%, to $68.7 million from $59.0 million in 1995. Cost of sales as a percentage of net sales was 81.8% in 1996 compared to 81.6% in 1995. This increase in cost of sales was primarily due to (i) increased volume in 1996, which led to an expanded base for overhead absorption, and (ii) certain lower raw material prices in 1995.

  Operating Expenses

     Operating expenses for 1996 increased $908,000, or 6.7%, to $14.5 million from $13.6 million in 1995. Operating expenses as a percentage of net sales decreased to 17.3% in 1996 from 18.8% in 1995. This percentage decrease was primarily due to lower distribution expenses associated with the Company's co-packing arrangement discussed above.

  Other Income (Expense)


     Other income (expense), net for 1996 increased $3.1 million to $3.0 million from an expense of $108,000 in 1995. The increase in other income was due primarily to a pre-tax gain of $3.0 million on the sale of the Company's investment in the nonmarketable common stock of a privately held entity which was sold by the Company to enhance cash flow, which resulted in cash proceeds of $3.1 million. The increase also reflected additional income earned on life insurance proceeds upon the death of the former Chairman.


  Net Income (Loss)

     For reasons set forth above, net income for 1996 increased $2.6 million to $2.3 million, or $0.56 per share, from a net loss of $307,000 for 1995, or $0.07 per share.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Sales

     Net sales for 1995 decreased $1.3 million, or 1.8%, to $72.3 million from $73.6 million in 1994. The decrease was primarily the result of the loss of a distributor for certain of the Company's products during 1995, the effect of which was partially offset by additional sales to new and existing customers.

  Cost of Sales

     Cost of sales during 1995 decreased $245,000 to $59.0 million from $59.2 million in 1994. Cost of sales as a percentage of net sales was 81.6% in 1995 compared to 80.5% in 1994. The increase in cost of sales as a percentage of net sales was primarily attributable to higher raw product costs related to certain of the

Company's products which could not be passed on to the Company's customer base on a short term basis due to competitive pressures.

  Operating Costs and Expenses

     Operating expenses for 1995 increased $606,000, or 4.7%, to $13.6 million from $13.0 million in 1994. Operating expenses as a percentage of net sales for 1995 increased to 18.8% compared to 17.7% for 1994. This percentage increase was primarily due to increased distribution expenses associated with the loss of a distributor for certain of the Company's products that distributed such products at the distributor's expense.

  Other Income (Expenses)

     Other income (expense), net for 1995 decreased to ($108,000) from ($122,000) for 1994. This decrease in expense primarily reflected interest income and capital gains earned during 1995, partially offset by an increase in borrowings under the Company's revolving credit facility.

  Net Income (Loss)

     For the reasons set forth above, net income for 1995 decreased $1.1 million to a net loss of $307,000, or $0.07 per share, from a net income of $744,000, or $0.17 per share, for 1994.

PRO FORMA RESULTS OF OPERATIONS

     After the inclusion of Southern Belle and the application of the net proceeds from this Offering, pro forma net income for the first nine months of 1997 was $1.4 million, or $0.25 per share, compared to the Company's actual results of $987,000, or $0.24 per share for the same period. The pro forma results of operations do not take into consideration efficiencies expected to result from the Southern Belle Acquisition, including consolidation and integration of certain operations to eliminate duplicative functions.

     Pro forma net income for the year ended December 31, 1996 was $1.8 million, or $0.33 per share, compared to the Company's actual net income of $2.3 million, or $0.56 per share. The difference in pro forma and actual net income was primarily due to a net loss of approximately $623,000 incurred by Southern Belle, partially offset by additional net income of $209,000 resulting from certain adjustments relating to this Offering.

     The results of operations on a pro forma basis include the amortization of goodwill that would result from the net difference between the purchase price of Southern Belle and the fair value of Southern Belle on the date of acquisition. See "Unaudited Pro Forma Financial Statements."

QUARTERLY RESULTS OF OPERATIONS

     Selected information from the Company's results of operations on a quarterly basis is presented below. The quarterly information is obtained from unaudited financial statements not otherwise contained herein. The Company believes that all necessary adjustments have been made to present fairly the quarterly information when read in conjunction with the Financial Statements and related Notes thereto included elsewhere in this Prospectus. The operating results for the quarters presented below are not necessarily indicative of the results of a full year of operations or of any future quarters and do not include the results of operations of Southern Belle.

                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                               1995
                                                     --------------------------------------------------------
                                                     1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                     -----------    -----------    -----------    -----------
Net sales.........................................     $17,678        $18,160        $18,106        $18,309
Gross profit......................................       3,411          3,557          3,413          2,879
Operating income (loss)...........................          96            178           (142)          (481)
Net income (loss).................................     $    49        $   106        $  (101)       $  (361)
Net income (loss) per share.......................     $  0.01        $  0.02        $ (0.02)       $ (0.09)
Weighted average shares outstanding...............       4,435          4,424          4,138          4,135

                                                                               1996
                                                     --------------------------------------------------------
                                                     1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                     -----------    -----------    -----------    -----------
Net sales.........................................     $18,363        $20,265        $22,655        $22,636
Gross profit......................................       3,537          3,682          4,053          3,979
Operating income (loss)...........................          77            258            457            (59)
Net income........................................     $    16        $   139        $   265        $ 1,909
Net income per share..............................     $  0.00        $  0.03        $  0.07        $  0.46
Weighted average shares outstanding...............       4,123          4,123          4,123          4,123

                                                                       1997
                                                     -----------------------------------------
                                                     1ST QUARTER    2ND QUARTER    3RD QUARTER
                                                     -----------    -----------    -----------
Net sales.........................................     $19,826        $21,205        $20,933
Gross profit......................................       4,072          4,698          4,164
Operating income (loss)...........................         569            951             78
Net income........................................     $   345        $   585        $    57
Net income per share..............................     $  0.08        $  0.14        $  0.01
Weighted average shares outstanding...............       4,123          4,123          4,123

     The Company makes sales to schools and colleges, most of which are closed during the summer months, and therefore the Company has traditionally experienced a decrease in sales from its school customers between June and August. During these summer months, the Company has traditionally experienced an increase in sales of its ice cream products, which generally has offset the decrease in school sales over the same period. Higher labor costs are generally associated with the Company's ice cream products, and therefore the Company may experience fluctuations in quarterly results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its capital expenditures and working capital requirements through cash generated from operating activities. The Company's working capital position increased to $7.3 million at December 31, 1996 from $4.3 million at December 31, 1995. The increase of $3.0 million was primarily attributable to the sale by the Company of an investment in the stock of a privately held company during the fourth quarter of 1996.

     Cash Flows Provided by (Used in) Operating Activities.

     Cash flows provided by (used in) operating activities for fiscal years 1994, 1995 and 1996 were $1.7 million, ($216,000) and $126,000, respectively.

     Cash Flows Provided by (Used in) Investing Activities.

     Cash flows provided by (used in) investing activities for fiscal years 1994, 1995 and 1996 were ($470,000), ($1.4 million) and $3.0 million, respectively.

     Cash flows from investing activities have historically consisted of capital expenditures. The Company's capital expenditures for 1996 were $500,000, compared to $1.4 million for 1995. The Company anticipates, however, that its capital expenditures in future periods will significantly exceed historical levels. The Company is currently considering a number of alternatives to upgrade and expand existing plant and facilities and/or to construct new facilities (the "Expansion Plans"). The Company intends to seek financing for the Expansion Plans through a combination of grants or loans from state development agencies, bank borrowings or excess cash flow from operations. In addition, if such financing is not available or is on terms that the Company does not view as favorable, the Company may be required to limit or curtail the scope of the Expansion Plans.

     Although no specific decisions have been made, management is currently evaluating improvements to existing manufacturing capacity, including upgrading existing facilities and production equipment, constructing new facilities, using facilities gained in acquisition transactions, or any combination of such measures. Management expects the net proceeds of this Offering and any additional borrowings would provide the Company with adequate resources to pursue the foregoing strategies and does not anticipate any material disruption to the Company's operations would result from the implementation of such plans.


     In September 1997, the Company agreed to pay to the stockholders of Southern Belle an aggregate consideration of approximately $5.0 million, consisting of a combination of cash and Common Stock. Southern Belle is a producer and distributor of fresh milk and other dairy products to grocery stores, convenience stores, restaurants and school systems located in central and eastern Kentucky and Tennessee and western North Carolina. The Company plans to use $2.7 million of the net proceeds of this Offering to pay the cash portion of the consideration for the Southern Belle Acquisition. The closing of this Offering is conditioned on the concurrent consummation of the Southern Belle Acquisition.


     In May 1997, the Company acquired substantially all of the operating assets of Johnson's All-Star Dairy ("Johnson") for approximately $565,000 in cash. Johnson sells dairy products in West Virginia, eastern Kentucky and southeastern Ohio.

     In November 1996, the Company received approximately $3.1 million from the sale of an investment of stock of a privately held company. The Company recorded a gain on the sale of such stock in the amount of $3.0 million.

     Cash Flows Provided by (Used in) Financing Activities.

     Cash flows provided by (used in) financing activities for fiscal years 1994, 1995 and 1996, were ($820,000), $777,000 and ($989,000), respectively.

     To finance the acquisition of Johnson, in June 1997 the Company entered into an unsecured promissory note (the "Johnson Note") in the principal amount of $565,000 with The People's Banking & Trust Company. The Johnson Note bears interest at the prime rate, payable monthly, and matures with one principal payment due on June 30, 1998. At September 30, 1997, the Company's interest rate under the Johnson Note was 8.5%.

     In September 1995, the Company entered into a $500,000 unsecured term debt agreement with The People's Banking & Trust Company (the "Note Agreement"). The Note Agreement bears interest at a rate equal to the prime rate plus 1%. At September 30, 1997, the Company's interest rate under the Note Agreement was 9.5%.

     In August 1993, the Company entered into a $845,000 secured term debt agreement (the "Term Debt Agreement") with Bank One West Virginia, N.A. The Term Debt Agreement bears interest at a rate equal to the bank's prime rate plus 1%. At September 30, 1997, the Company's interest rate under the Term Debt Agreement was 9.5%. The Term Debt Agreement contains certain provisions that, among other things, requires the Company to adhere to certain restrictive financial covenants, including maintenance of a certain principal and interest coverage ratio, a certain debt to net worth ratio and a certain level of tangible net worth. As of the date of this Prospectus, the Company was in compliance with all of the financial covenants set forth in the Term Debt Agreement. The Term Debt Agreement is secured by the property, plant and other improvements located at the Company's Charleston, West Virginia facility.

     In December 1991, the Company entered into a $1.4 million unsecured revolving credit agreement (the "Line of Credit Agreement") with The People's Banking & Trust Company. The Line of Credit Agreement bears interest at a rate equal to the bank's commercial loan base rate. For 1996, the average weighted interest rate under the Line of Credit Agreement was 9.3%. At September 30, 1997, there were no amounts outstanding under the Line of Credit Agreement.

     The Company believes that the proceeds from this Offering, expected cash flows from operating activities and cash flows from financing activities will be sufficient to fund the Company's capital requirements for at least the next 12 months. To the extent that the Company is successful in consummating acquisitions and/or implementing its Expansion Plans, it may be necessary to finance such acquisitions and/or Expansion Plans through the issuance of additional equity securities, incurrence of indebtedness or both.

INFLATION

     The impact of inflation on the Company's business has been insignificant to date and the Company believes that it will continue to be insignificant for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes APB Opinion No. 15, Earnings Per Share (Opinion
15). SFAS No. 128 eliminates the presentation of primary EPS and requires the dual presentation of basic and diluted EPS on the income statement. It will also require a reconciliation of the numerator and the denominator used in calculating both basic and diluted EPS. SFAS No. 128 will be adopted for the year ended December 31, 1997 and the Company does not expect this adoption to have a material impact on EPS.

     In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 will be adopted for the year ended December 31, 1998 and the Company does not expect this adoption to have material impact on EPS.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires disclosures for each segment of an enterprise that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS No. 131 is effective for financial statements issued for periods ending after December 15, 1997 and earlier application is encouraged. Under the terms of the new standard, the Company will continue to report as a single segment unless the restaurant operation becomes material.

                                    BUSINESS

GENERAL


     The Company is a leading manufacturer and distributor of fresh milk and dairy products in Ohio, West Virginia, Kentucky and parts of the eastern United States. The Company operates through two divisions -- the Dairy Division and the Foods Division. The Dairy Division, with its raw milk processing plant based in Marietta, Ohio, manufactures and distributes a full line of fresh milk and related products and also distributes brand name dairy and non-dairy foods. The Dairy Division processes whole milk, low-fat milk, and skim milk and manufactures buttermilk, cottage cheese, chocolate milk, eggnog, iced tea, orange juice, ice cream mix, fruit drink, yogurt mix and ice cream under its own Broughton or Dairylane label and under various private labels. The Foods Division, with a UHT plant based in Charleston, West Virginia, manufactures a variety of extended life products, including half-and-half, sour cream, dips, dressings, aerosol toppings, whipped cream, coffee cream, table cream, non-dairy creamers and whipped toppings. The Foods Division also distributes various lines of branded refrigerated food products manufactured by third parties.


     Strategically located between the cities of Pittsburgh, Pennsylvania; Cleveland, Columbus and Cincinnati, Ohio; and Lexington, Kentucky, each of the Company's divisions is a strong regional competitor with an established reputation for customer service and product quality. The Dairy Division markets and distributes its products through an extensive network to a variety of customers, including supermarkets, convenience stores, minimarkets, local grocery stores, restaurants and institutional customers. The Foods Division serves independent dairies, food service distributors, brokers, grocery warehouses and commissaries.

SOUTHERN BELLE ACQUISITION


     On September 29, 1997, the Company executed a merger agreement with Southern Belle, whereby Southern Belle will be merged with and into the Company, with the Company being the surviving corporation. The Company has agreed to pay the stockholders of Southern Belle an aggregate consideration of approximately $5.0 million, consisting of a combination of cash and Common Stock. Southern Belle is a producer and distributor of fresh milk and other dairy products primarily to grocery stores, convenience stores, restaurants and school systems located in central and eastern Kentucky and Tennessee. Southern Belle's major product is fluid milk (including buttermilk), which represented over 80% of its total production volume for its fiscal year ended May 31, 1997. The Southern Belle Acquisition is conditioned on, among other things, the concurrent consummation of this Offering and standard closing conditions. For its fiscal year ended May 31, 1997, Southern Belle had total revenues of approximately $63.9 million compared to total revenues of $53.9 million for its fiscal year ended June 1, 1996.



     After giving effect to the Southern Belle Acquisition, the Company's pro forma combined net sales for the year ended December 31, 1996 and the nine months ended September 30, 1997 were $144.0 million and $107.7 million, respectively. After the completion of this Offering and the Southern Belle Acquisition, 5,590,517 shares (5,785,517 if the Underwriters exercise their over-allotment option in full) of the Common Stock will be outstanding. Of such shares, former Southern Belle shareholders, as a result of the Southern Belle Acquisition, will own 167,857 shares, or approximately 3.0% of the Common Stock outstanding (167,857 shares, or approximately 2.9% of the Common Stock outstanding, if the Underwriters exercise their over-allotment option in full) assuming an initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this Prospectus). The Company's executive officers and directors and Martin P. Shearer, currently the President and Chief Executive Officer of Southern Belle, will beneficially own an aggregate of 46.1% of the Common Stock outstanding after this Offering and the Southern Belle Acquisition (44.5% if the Underwriters exercise their over-allotment option in full). After the consummation of the Southern Belle Acquisition, the Company intends to maintain the operations of Southern Belle as a separate division of the Company.


     The closing of this Offering is conditioned on the concurrent consummation of the Southern Belle Acquisition.

     The Company's management considers the acquisition of Southern Belle to be consistent with the Company's growth strategy and believes that the acquisition will result in the benefits set forth below.

     Producing various cost savings, synergies and economies of scale. The Company expects significant consolidating cost savings to result from the consummation of the Southern Belle Acquisition. For example, the Company produces several products which Southern Belle is currently purchasing from outside sources, including cottage cheese, sour cream, ice cream, resale mixes and UHT products. The acquisition of Southern Belle should also provide the Company with a dependable source of butterfat, an integral raw material required in the production of certain of the Company's non-fluid dairy products, including heavy whipping cream, table cream, aerosol whipped toppings and half-and-half. Southern Belle does not manufacture non-fluid dairy products and, therefore, does not utilize butterfat, a by-product of its fluid milk manufacturing processes. In addition, the Company purchases some of the plastic bottles required for the packaging of its milk and juice products from third-party sources. Management expects the operations acquired from Southern Belle, which include the manufacturing of such containers, to satisfy the Company's internal gallon and half-gallon plastic bottle requirements. Finally, the Company expects the Southern Belle Acquisition to generate product cost and overhead expense reductions through the elimination of duplicative operations; centralization of accounting and management information systems; creation of economies of scale from combined utilization of equipment and production lines; reduction of outside professional and labor management fees; integration of benefit plans and expanded self-insurance opportunities; and increase in bargaining power with respect to raw material purchases, private label licensing and terms of indebtedness.

     Allowing the Company to expand into and serve geographic markets contiguous to its current market area. The Company distributes its products in Ohio, West Virginia, Kentucky and parts of the eastern United States and Southern Belle distributes its products primarily in central and eastern Kentucky and Tennessee. The Southern Belle Acquisition is, therefore, consistent with the Company's strategy to expand its operations through, among other things, selectively entering new markets in regions surrounding its existing markets.

     Providing the Company with the opportunity to increase its revenues and profits through the offering of its products to Southern Belle's customers. The Company expects the Southern Belle Acquisition to result in cross-selling opportunities through the marketing and sale of those products of the Company not produced by Southern Belle to customers of Southern Belle. For example, the Company produces cottage cheese, sour cream and UHT products that are not produced by Southern Belle. The Company believes these products can be marketed and sold by the Company to Southern Belle's customers.

     Positioning the Company to compete more effectively in the consolidating dairy industry. The dairy industry is highly fragmented and has been in the process of consolidation for many years. Such consolidating trends have produced a number of large, diversified and well-capitalized companies within the dairy industry. See "-- Competition." Management believes that the integration of the operations of the Company and Southern Belle will provide the Company with the greater financial, operational and marketing resources necessary to enable the Company to better compete in the consolidating dairy industry.

INDUSTRY OVERVIEW

     Management believes that the dairy industry has matured, has excess capacity, is highly fragmented and has been in the process of consolidation for many years. Consolidation has resulted from the development of more efficient manufacturing techniques, new and modern packaging machinery and equipment, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. According to published industry statistics, approximately $22.8 billion of fluid milk products were sold in 1995 at the wholesale level in the United States compared to $20.6 billion sold in 1987. As the industry has consolidated, many smaller dairy processors have been eliminated and several large regional dairy processors have emerged. According to published industry statistics, in 1996 the number of U.S. fluid milk companies was estimated to be 441, down 4.8% from 1995. Meanwhile, the number of fluid milk plants declined 17% to 622 from the 749 plants operating in 1992. The number of plants with 20 or more manufacturing employees declined from 507 to 447 over the same period. Management believes that this consolidation trend will continue for the foreseeable future.

     The ice cream industry also has excess capacity and has been in the process of consolidation for many years. Consolidation has resulted from the development of more efficient manufacturing techniques, high-speed freezing, filling and hardening equipment. The ice cream industry traditionally has experienced slow and steady growth. As the industry has grown, many smaller ice cream manufacturers have been eliminated and several large, regional ice cream manufacturers have emerged, producing a mix of regional and national brands and a proliferation of ice cream and related frozen products. According to published statistics, there are 473 ice cream manufacturing facilities in the United States, compared to 483 in 1994. Management believes that this consolidation trend will continue for the foreseeable future.

BUSINESS STRATEGY

     The Company's business strategy is to continue to expand primarily through consolidating acquisitions within the markets it currently serves and through strategic acquisitions of regional dairies and related businesses in new geographic markets. The Company's objective is to become a leading national provider of dairy and related products. In addition, the Company will seek to expand its existing operations by adding new customers, extending its product lines and securing distribution rights for additional branded product lines.

     Consolidating and Strategic Acquisitions. The Company's objective is to continue to expand through a combination of consolidating acquisitions in its existing markets as well as strategic acquisitions in new markets. The focus of the Company's acquisition program at present is to capitalize on opportunities within its existing operating regions that will create synergies and efficiencies, as well as to selectively enter new markets in surrounding regions. The Company may also selectively consider acquisition or consolidation opportunities involving public companies or large privately-held companies.


     In addition to the Southern Belle Acquisition, the Company has recently implemented its consolidation strategy by acquiring and integrating Johnson into the Company and obtaining a distributorship for Hagan-Crowley Ice Cream ("Hagan Ice Cream"). Johnson, which was acquired by the Company in May 1997 for approximately $500,000, sells dairy products in West Virginia, eastern Kentucky and southeastern Ohio. Since the acquisition of Johnson, the Company has consolidated all of Johnson's production into existing facilities, has reduced costs associated with Johnson's former manufacturing facility and has eliminated duplicative delivery and administrative expenses.



     The Company also intends to pursue strategic acquisitions of dairy and related businesses in new geographic markets. As discussed above, in September 1997, the Company entered into a definitive agreement to acquire Southern Belle. Southern Belle operates one production facility in Somerset, Kentucky and has 10 distribution points located throughout southern Kentucky and Tennessee. Southern Belle had sales of approximately $63.9 million for its fiscal year ended May 31, 1997. The Company expects consolidating cost savings to result from the consummation of the Southern Belle Acquisition. See "-- Southern Belle Acquisition."


     The Company intends to continue to seek to acquire regional dairy and ice cream operations that have significant market share and long-standing customer relationships. After entering new geographic markets through strategic acquisitions, the Company also plans to pursue consolidating acquisitions where such opportunities exist.

     Internal Growth. The Company's strategy for improving internal growth includes consolidating and integrating operations, improving operating efficiencies, providing high levels of customer service, marketing to new customers and maintaining strict cost controls. The Company intends to continue its efforts to add new customers, increase market share and extend its own branded product lines, such as Broughton Premium ice cream, milk and dairy products. With respect to its dairy and food distribution business, the Company will seek to secure distribution rights for additional branded product lines and will continue its efforts to increase distribution of Broughton products in conjunction with strategies to expand its customer base.

     Expand Customer Base and Brand Recognition. The Company plans to increase its business by taking advantage of demand for new and additional products from existing customers, by increasing its customer base in each of the markets in which it operates and by expanding its business nationally.

     As part of its strategy to continue to develop and sell new and additional products to existing customers and to expand the number of customers in each of the markets in which the Company operates, the Company tailors its sales and marketing techniques to each of its local markets. These techniques are designed to develop local brand loyalty by promoting the Company's reputation for competitively priced, premium products. The Company's promotional techniques target the retail trade to induce the trade to display and carry the Company's products, and target the consumer to promote purchases and further increase local brand name loyalty and recognition. Such promotional techniques may utilize local broadcast media and employ or integrate portions of the image created through the Company's general advertising campaigns, but will typically be more "directed" to the point of purchase, employing techniques such as couponing, sampling, incentives, private labeling, merchandising and licensing and similar efforts.

     An example of the implementation of this objective is the Company's current "Cool-Ones" campaign. This campaign involves an innovative form of packaging of the Company's fluid milk and juice products consisting of attractively labeled, plastic, resealable bottles in single-serve, one-pint sizes, which will be promoted through demonstrations and product samplings at local retail outlets. Primarily, this campaign has been designed to expand the Company's product lines through a more convenient and portable package that is lightweight and non-breakable. To introduce this new product, the Company has developed a marketing package that includes materials to help the local retailer advertise and promote the product. Special display racks are placed at local retail outlets to attract customers, along with point-of-purchase promotional materials. The packaged products will be offered for sampling at trade shows and in-store demonstrations within the Company's regional service areas.

     The Company's strategy of establishing and expanding its share of the national market for dairy products and building its brand name recognition nationally is a long-term objective and is tied to the Company's acquisition strategy discussed above. The Company believes that as it expands into new markets, its growing national presence and brand name recognition will enhance its ability to attract larger customers. In addition, the Company eventually plans to promote its products on an Internet website, television, radio, print and other forms of communication designed to generate national brand recognition and product awareness among consumers.

     The Company believes its corporate profile is also enhanced by it membership in Master Dairies Inc., a purchasing organization with 18 independent, non-competitive member dairies in the United States and Canada. In addition, Master Dairies stresses member education and information sharing through annual member conferences.

     Improve Production and Distribution Efficiency. The Company also has implemented a plan to lease, rather than own, the fleet of trucks and trailers used to distribute its products. This initiative is intended to improve efficiency by reducing the maintenance and other costs associated with these ancillary operations.

     Cost savings are also expected to be achieved through the implementation by the Company of a "backhauling" program. The Company enters into backhaul contracts to transport third party freight from points close to the delivery destination of the Company's products to points along the return route to the Company's plant or distribution center. Backhauling has enabled the Company to eliminate the deadweight loss associated with its trucks returning from delivery trips without a load.

     Future plans to improve the efficiency of the Company's operations include the use of a network of handheld computers at points of delivery to record the sale of the Company's products and to generate customer invoices. The Company also plans to upgrade its inventory control and management information systems.

PRODUCTION PROCESS OVERVIEW


     The Company receives approximately 70,000 gallons of raw Grade A milk daily from over 170 dairy farms in Ohio and West Virginia. The Company's contract haulers check the quality of the raw milk, transport the milk from the farms to the Dairy Division plant in Marietta, Ohio seven days a week, including holidays. Before unloading, the milk is checked for antibiotics, temperature and bacteria to assure it meets FDA requirements. In order to constantly monitor product quality, the Company maintains its own dairy laboratory which operates 24 hours a day. This laboratory is staffed by trained Company technicians who are certified by the Ohio Department of Health.

     At the plant, the milk is filtered and pumped into sanitized, refrigerated silos, where it is stored for processing. As required, the milk is withdrawn from storage for processing. In the next stage of the process, the milk is pasteurized, which kills microorganisms and allows the milk to be separated into its constituent elements of milk solids and butterfat, and homogenized, which processes the milkfat constituent of the milk into a more uniform consistency to enhance "mouth-feel." The Company's plant can pasteurize milk at a rate of up to 4,000 gallons per hour. The milk is then pumped to a pasteurized surge tank where it is held until bottling. After pasteurization, the milk may be further processed into a wide variety of products, based principally on butterfat content. For example, raw milk has approximately 3.7% butterfat, and the Company processes it into products, ranging from heavy cream (at 40%), to skim milk (less than one half of 1%). Some of the butterfat extracted from such processes is delivered to the Foods Division to produce UHT products such as dairy and non-dairy coffee creamers, whipping creams, sour creams, dressings and dips. See "-- Products."

     The Foods Division receives truckloads of pasteurized product from both the Dairy Division and outside sources. Once received, product is ultra-pasteurized through a direct steam injection process that allows for 60-day shelf life while preserving the flavors of the product.

     Numerous quality control steps during the entire manufacturing and filling process are taken to help preclude the possibility of contamination. Additional steps include the measuring of butterfat and milk solids so as to control product standardization and cost.

     Once the product is processed it is ready to be packaged in the various filling lines. Various products, including half-and-half, heavy whipping cream and UHT fluid milk, are produced on these lines. Once filled, the cartons are packaged and placed in cold storage.

     Southern Belle receives approximately 66,000 gallons of raw milk daily, principally from SEGMPA. Southern Belle's fluid milk production process is substantially similar to that of the Company.

PRODUCTS

  General

     The following table shows the Company's breakdown by product, as an approximate percentage of revenues, for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997:

                                                                                   NINE MONTHS
                                                               YEAR ENDED             ENDED
                                                              DECEMBER 31,        SEPTEMBER 30,
                                                            ----------------      -------------
                                                            1995       1996           1997
                                                            -----      -----      -------------
    Milk...............................................      49.3%      52.6%          48.6%
    UHT (non-milk).....................................      22.1       21.9           23.0
    Cultured...........................................      13.2       11.5           12.4
    Frozen Desserts....................................       7.4        6.9            8.8
    Other..............................................       8.0        7.1            7.2
                                                            -----      -----         ------
         Total.........................................     100.0%     100.0%         100.0%
                                                            =====      =====      ==========

     The Company's dairy stores have historically functioned as retail outlets and test markets for ice cream and have contributed only a small percentage to the Company's net sales. The Company currently operates only one dairy store, which is managed by the Dairy Division. The Company's cultured products include cottage cheese, sour cream, imitation sour cream and non-dairy dips.

     Southern Belle's current product lines produced at its Somerset facility include milk (including buttermilk and flavored milks), which accounts for over 80% of its production volume, orange juice and flavored fruit drinks. These products are manufactured by Southern Belle under its brand name and other private labels.

     Southern Belle currently purchases all of its dairy foods products, including sour cream, chip dip, yogurt and ice cream products from third-party sources. These products include brand names, such as Hershey's(R), Dove Bar(R), Eskimo Pie(R) and Klondike(R).

  Dairy Division


     Broughton's Dairy Division processes, manufactures and distributes a full line of fresh milk and related products, and also distributes brand name refrigerated and frozen foods. The Dairy Division processes whole milk, low-fat milk, skim milk, and manufactures cottage cheese, buttermilk, chocolate milk, eggnog, iced tea, orange juice, ice cream mix, fruit drink, yogurt mix and ice cream under the Broughton label. Broughton manufactures and distributes whole milk, 2% low-fat milk, skim milk and ice cream under the Dairylane label. The Dairylane label has been formulated to appeal to the price-conscious consumer and represents a value-priced, family product. Broughton also processes, manufactures and distributes whole milk, low-fat milk, skim milk, buttermilk and chocolate milk under the IGA, Johnson's All-Star Dairy, Foodland and various other store-brand labels. Cottage cheese in various size packages is manufactured by the Company under the following labels: Broughton, Dairylane, IGA, Shurfresh and many other private, regional or supermarket labels.


     The Company's Dairy Division also manufactures a variety of frozen desserts, including, ice cream sherbet and frozen yogurt. In addition, it manufactures shake and soft-serve mixes for institutional food service customers, including Dairy Queen(R) and soft-serve operations. The Dairy Division manufactures over 20 flavors of ice cream under the Broughton Premium label and 12 flavors under the Broughton Homestyle label. The Broughton Premium label has been formulated to appeal to the quality-conscious consumer and presents an upscale image in comparison to many competing national brands. The Dairy Division also offers a selection of bulk ice creams to institutional food service customers, restaurants and ice cream parlors. In addition to the Broughton Premium and Broughton Dairylane labels, the Dairy Division also manufactures ice cream for Oberlin Farms Dairymen in Cleveland. The Dairy Division also distributes a large variety of frozen novelties and national brand ice cream, including Hagan(R), Crowley(R), Mars(R), Snickers(R), Eskimo Pie(R), Milky Way(R), Nestle(R) Crunch, Butterfinger(R), Klondike(R), Welch's(R), Healthy Choice(R), Breyer's(R), Ben & Jerry's(R) and Good Humor(R).


     The Company began distributing Hagan-Crowley Ice Cream and assorted national brand novelties for Kemp-Crowley of Dunbar, West Virginia ("Kemp-Crowley") in June 1997. The Company now purchases Hagan Ice Cream and various novelty products from Kemp-Crowley, stores them in a leased warehouse in Dunbar, West Virginia and distributes and sells them through its distribution branches to grocery stores, convenience stores, supermarkets, institutions and other customers.


  Foods Division

     The Company's Foods Division was one of the first businesses in the United States to install UHT processing. The Company has developed UHT techniques which are designed to promote purity and extended shelf-life. UHT pasteurization involves heating the milk to 250 to 307 degrees Fahrenheit for a period of up to three seconds and then rapidly cooling it. Unlike pasteurization (162 degrees for 15 seconds), UHT processing kills virtually all the microorganisms in the milk. The milk is then carefully stored in refrigerated, aseptic tanks maintained at 35-40 degrees, for further processing. The milk can then be stored, unopened, in aseptic (germ-free) packages at 35-40 degrees for shelf life periods of up to 60 days.

     Broughton is a leading producer of half-and-half coffee creamers. Each year, the Foods Division produces over half a billion dairy and non-dairy coffee creamers, which are delivered to supermarkets, nationally known fast-food restaurants, fine hotels and other restaurants. These creamers are packaged under the Broughton label as well as under private label for approximately 40 customers.

     The Foods Division manufactures and distributes a variety of other dairy food products, including sour cream, dips, dressings, aerosol toppings, whipped cream, half-and-half, coffee cream and table cream, under the Broughton, Dairylane and Real Cream labels and private label packaging. Broughton also distributes various lines of branded refrigerated food products manufactured by third parties, including Lactaid(R), Nestle(R) Quik, Hershey's(R) milk and Yoo Hoo(R).

     Other UHT products manufactured by the Company include non-dairy whipped topping and dessert toppings, party dips, sour cream and Sokreem(R) -- a non-dairy sour cream substitute. Broughton also packages these products under private label, supplying multiple customers with a variety of products.

SALES AND DISTRIBUTION

  Dairy Division


     The Company markets and sells its dairy products to food retailing outlets in West Virginia, southeastern Ohio and eastern Kentucky, including major supermarket chains, convenience stores, minimarkets, local grocery stores and schools. Southern Belle distributes its products primarily to grocery stores, convenience stores, restaurants and school systems in central and eastern Kentucky and Tennessee. Food Lion, a supermarket chain, accounted for approximately 20% of Southern Belle's net sales for its fiscal year ended May 31, 1997. Management believes that because of the diverse nature of the Company's business and customer base, the loss of any one Dairy Division customer is unlikely to have a material adverse effect on the business, financial condition or results of operations of the Company.


     Management believes that the Dairy Division's existing distribution network helps the Company to introduce new products on a cost-effective and competitive basis. The Dairy Division has an extensive distribution network, with approximately 84 routes, which allows it to provide the frequent delivery service and broad product line its customers demand. The Dairy Division serves over 780 retail outlets from its Marietta manufacturing facilities and eight distribution centers and provides services to over 425 customers, consisting of nursing homes, restaurants, hospitals, nutritional programs and Dairy Queens(R). The Dairy Division's delivery fleet currently consists of approximately 169 trailers, 90 of which are owned and 79 of which are leased. See
"-- Strategy -- Improve Production and Distribution Efficiency." Southern Belle's products are distributed primarily to customers in Kentucky and Tennessee, with minor distributions to additional customers in Alabama, Indiana, Georgia, North Carolina and West Virginia. The Company's and Southern Belle's product distribution is accomplished through the following methods: "dock pickup" (where customers pick up the product themselves from the manufacturing plant); "drop shipment" (where truck fleets deliver the product directly to customers); and "direct store delivery" (where route drivers make deliveries from a distribution point).

     During the nine months ended September 30, 1997, the Dairy Division sold approximately 30% of its products under formula-based pricing arrangements primarily with dairy products distributors, schools and institutions, whose contracts are awarded after annual and semi-annual competitive bidding processes. Under formula-based pricing, increases and decreases in milk costs are passed along to the customer. Pricing on the remaining portion of the Dairy Division's sales volume is market-based.

  Foods Division


     Broughton's Foods Division serves over 150 independent dairies, distributors, brokers, grocery warehouses, food service distributors and commissaries and manufactures private label products for over 40 dairies, warehouses and grocery chains. Private label sales accounted for approximately 58% of the third quarter net sales of the Foods Division. The Foods Division delivers UHT products to distributors and other dairies in refrigerated transports throughout the eastern and southeastern United States. Management believes that because of the diverse nature of the Company's business and customer base, the loss of any one Foods Division customer is unlikely to have a material adverse effect on the business, financial condition or results of operations of the Company.

     An extensive distribution network, with approximately 22 transport drivers delivering approximately 40 loads per week, allows the Foods Division to provide the frequent delivery service and branded product line its customers demand. The Foods Division delivery fleet consists of 28 vehicles, three of which are owned and 25 of which are leased.

     During the nine months ended September 30, 1997, approximately 70% of the products sold by the Foods Division consists of UHT and other products sold at prices based upon market conditions. The remaining 30% is based on formula pricing. Under "formula" pricing, increases and decreases in Broughton's milk costs are passed along to the customer because prices are allowed to change as the cost of milk fluctuates.

RAW MATERIALS AND SUPPLY

  Dairy Division


     To ensure a constant supply of milk produced to Broughton standards, a full-time field department is maintained. Inspectors visit each dairy farm and work with the producers on product quality assurance. Over 170 farmers in Ohio and West Virginia produce Grade A milk for the Dairy Division. Contract haulers check the quality of raw milk and transport the milk from the farms to the plant. Fresh, raw milk is received every day of the year. In order to monitor product quality, the Company maintains its own laboratory. The laboratory is staffed by trained technicians who are certified by the Ohio Department of Health.


     The supply of milk in the United States is influenced by many factors, including seasonality and government regulation, and is therefore variable. See "-- Government Regulation." During the nine months ended September 30, 1997, approximately 89% of the raw milk processed by the Company was obtained from local dairy farmers. The remaining 11% was obtained through farm cooperatives.

     Certain raw materials, including milk powder, cocoa powder, sugar, flavorings, fruits, nuts and packaging supplies, are generally available from numerous third party sources. The Dairy Division is not dependent upon any single supplier for these materials, and management believes that any supplier could be replaced in the ordinary course of business. The acquisition of Southern Belle is expected to provide the Company with a stable source of butterfat, a raw material required in the production of ice cream and Foods Division products. Southern Belle does not manufacture non-fluid dairy products and, therefore, does not utilize butterfat, a by-product of its fluid milk manufacturing processes and an integral raw material required in the production of non-fluid dairy products. Accordingly, as a result of the Southern Belle acquisition, management expects to achieve cost savings from the elimination of the Company's dependence on the "spot" market for its butterfat requirements. The spot market is extremely volatile and has, in recent months, been marked by rising prices.

     The Dairy Division manufactures the majority of its one-gallon plastic bottle requirements at its own manufacturing facility and obtains plastic resin used in the manufacturing process from a single supplier under an exclusive supply agreement. Notwithstanding such an exclusive supply arrangement, plastic resin is generally available from numerous suppliers capable of meeting Broughton's requirements. Approximately 70.5% of the total gallons produced by the Dairy Division is packaged in gallon plastic containers. An additional 8.8% of the total gallons produced is packaged in half-gallon plastic containers. After the acquisition of Southern Belle, management expects the operations acquired from Southern Belle, which include plastic bottle manufacturing, to satisfy the Company's internal gallon and half-gallon plastic bottle requirements.

     The Dairy Division also purchases finished products for distribution from several suppliers and has numerous alternative available sources.

     Substantially all of Southern Belle's raw milk is supplied by SEGMPA, a milk farm cooperative based in Somerset, Kentucky, on a contractual, exclusive basis. Southern Belle also obtains a portion of its raw milk supply on an "as needed" basis from other dairy cooperatives in Strongsville, Ohio and Springfield, Missouri. Southern Belle's paper packaging products and labels and its supply of bottle caps and resin are purchased from various sources.

  Foods Division

     The Foods Division receives some of its supply of raw milk and butterfat from the Company's Dairy Division. Additional cream is purchased from numerous other suppliers. As noted above, the acquisition of Southern Belle is expected to provide the Company with a stable source of butterfat, a by-product of Southern Belle's fluid milk manufacturing processes and an integral raw material required in the production of the Foods Division's products.

     Raw materials used in the Foods Division's production processes, including sugar, flavorings, seasonings and packaging supplies, are generally available from various third party sources. The Foods Division is not dependent upon any single supplier for these materials and management believes that any supplier could be replaced in the ordinary course of business.

COMPETITION

     The Company's business is highly competitive. The Company has a number of competitors in each of its major product, service and geographic markets, and many of these competitors are larger, more established and better capitalized than the Company.

  Dairy Division

     Due to the perishability concerns and costs associated with transporting fresh milk, competition in the fluid dairy business tends to be regional rather than national, with strong brand identity, flexibility of service, price, breadth of product line and quality as the primary competitive factors. The Company competes primarily on the basis of quality, service, brand recognition, breadth of product line and price. Because of its size, the quality of its manufacturing facilities, the efficiency of its work force, the strength of its distribution network and the strength of its brand name, management believes the Company can continue to compete effectively within the regions currently served by the Company's dairy business.

     The Dairy Division's competitors include other large, independent dairy processing companies and dairy processors owned by grocery chains, many of which are larger and better capitalized than the Company. The Dairy Division's other principal competitors include Dean Foods Company, a producer of dairy products based in Illinois; Smith Dairy, Inc., which operates principally in Central Ohio; Goshen Dairy, Inc., which operates principally in north and central Ohio; Hillside Dairy Products, a diversified dairy company operating principally in northern Ohio; Superior Dairy Inc., with operations principally in Ohio, West Virginia and Kentucky; United Dairy, Inc., which principally operates in Ohio, West Virginia and Kentucky; and Louis Trauth Dairy, Inc., which operates principally in central Ohio. Suiza Foods Corporation, a national, diversified food products company, recently announced it has entered into a definitive agreement to acquire Country Fresh, Inc., a Michigan-based processor of fluid milk and ice-cream, with distribution centers in Ohio, Tennessee and elsewhere and to merge with Morningstar Group Inc., a manufacturer, distributor and marketer of refrigerated shelf-stable and frozen food products.


     The primary competitor of Southern Belle is Flav-O-Rich, which is owned by Land O' Sun Dairy, which also markets under the PET name. Southern Belle competes with Flav-O-Rich throughout eastern Kentucky and Tennessee for both milk and ice cream sales. Other primary competitors of Southern Belle include:
Dean Foods, with plants in Louisville, Kentucky and Athens, Tennessee; Purity Dairies, which competes for institutional customers in the Nashville area; The Kroger Co., a major national grocery chain which has dairy operations and also functions as a competitor by being a significant factor in the erosion of independent retailers from the market; and Prairie Farms, a joint venture with Mid-America Dairymen with a distribution system in the Louisville, Kentucky area.


     In the manufacturing and distribution of ice cream, the Company competes with large integrated dairy and ice cream manufacturing companies and independent distributors of national ice cream brands. Because the Company offers brands manufactured by third parties as well as its own brand of ice cream products, it is able to compete effectively in this market by offering convenience stores and other small retailers a broad line of ice cream products and frozen novelties. The addition of the Hagan Ice Cream distributorship allows

Broughton to offer an extensive line of popular national and other ice cream brands, generating sales volume from retail sites that single line or other more limited distributors may find uneconomical to service.

  Foods Division

     Although a pioneer in UHT processing, Broughton now competes against larger, integrated dairies and UHT manufacturing companies which are better capitalized. Consequently, Broughton only has a small percentage of the market share in the eastern United States. Management believes that there is great potential for growth in this sector. Because of the strength of its brand name, Broughton's size, the efficiency of its work force and the strength of its distribution network, management believes the Company can compete effectively in the UHT dairy business.


FACILITIES


     The Company's executive offices are located in leased premises at 210 North Seventh Street, Marietta, Ohio. The Company has manufacturing facilities in Marietta, Ohio and Charleston, West Virginia. There are eight distribution centers: two in Marietta and one in each of (i) Johnstown and Old Washington, Ohio; (ii) Ashland, Kentucky; and (iii) Charleston, Ripley and Clarksburg, West Virginia. In addition, the Hagan Ice Cream distributorship is located in Dunbar, West Virginia. Southern Belle operates one production facility based in Somerset, Kentucky and has 10 distribution points located in (i) Danville, Lexington, London, Morehead, Louisville and Russell Springs, Kentucky and (ii) Cookeville, Nashville, Knoxville and Johnson City, Tennessee.

     Management believes that the facilities for the production of its products are suitable and adequate for the business conducted therein, that they are being appropriately utilized in line with past experience and that they have sufficient production capacity for their current and anticipated future operations. The extent of utilization of such facilities varies based upon the seasonal demand for the Company's products. While it is not possible to measure with any degree of certainty or uniformity the productive capacity and extent of utilization of these facilities, management believes that additional production can be obtained at the existing facilities by the addition of personnel and capital equipment and, in some facilities, the addition of shifts of personnel or the expansion of such facilities. The Company continuously reviews its anticipated requirements for facilities and, on the basis of that review, may from time to time acquire additional facilities and/or dispose of existing facilities. Facilities and equipment are repaired and maintained to assure their adequacy, productive capacity and utilization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Dairy Division

     The Dairy Division conducts its manufacturing and distribution operations from its Marietta, Ohio, plant and from eight distribution centers, one of which is owned and seven of which are leased. Management believes that the Company's dairy manufacturing and distribution facilities are adequate for current requirements and, upon completion of expansion projects currently underway, will be adequate for foreseeable requirements, including the integration into the Company of Southern Belle and possible future acquisitions.

     The area surrounding the Marietta, Ohio manufacturing facilities is suitable for any expansion of the Company's facilities that management may consider necessary.

  Foods Division

     The Foods Division conducts its manufacturing and distribution operations from its Charleston, West Virginia plant, which is owned. Management believes that although the manufacturing and distribution facilities at the Foods Division are aging and currently operating near the limits of their capacity, such facilities are adequate for current requirements and, upon completion of planned Company-wide expansion projects, will be adequate for foreseeable requirements.

TRADEMARKS

     The Company currently holds four registered trademarks, the Company's corporate logo, Broughton B Kitchen Guild (plus logo)(R), Kitchen Guild(R), Keepwell(R) and Sokreem(R), and also uses other trademarks that have been licensed or sublicensed from Marbo, Inc., a food company. Other than the Broughton trademark, management does not believe the loss of any of Broughton Foods Company's trademarks or trademark licenses would have a material adverse effect on its business, financial condition or results of operations. Southern Belle has applications pending for the following three trademarks: Southern Belle(TM), Ultra Skim(TM) and Southern Belle's corporate logo and a registered trademark for SBD Good For You! (and design)(R).

GOVERNMENT REGULATION

     The Company is extensively regulated under both federal and state law. The following information summarizes certain aspects of that regulation applicable to the Company and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

     Regulation at the federal, state and local levels is subject to change. To date, compliance with governmental regulations has not had a material impact on the Company's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

  Public Health

     As a manufacturer and distributor of food products, the Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. The FDA regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by the Company, prescribes the format and content of certain nutrition information required to appear on food product labels and approves and regulates claims of health benefits of food products.

     In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorize regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The Company and its products are also subject to state and local regulation through such measures as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for the Company's products, inspection of the Company's facilities and regulation of the Company's trade practices in connection with the sale of dairy products.

     The Company maintains quality control laboratories at each of its dairy manufacturing facilities to test milk, other ingredients and finished products. Product quality and freshness are essential to the successful retail distribution of dairy and refrigerated dairy products. To monitor product quality at its facilities, the Company maintains quality control programs to test products during various processing and packaging stages. Each dairy manufacturing facility has its own staff of technicians who monitor products to maintain high quality formulations and to protect against contamination.

  Employee Safety Regulations

     The Company is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards.

  Environmental Regulations

     The Company is subject to certain federal, state and local environmental regulations. These laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Oil Pollution Act of 1990; the Occupational Safety and Health Act of 1970, as amended; and their state and local counterparts and equivalents.

     The Company's facilities discharge biodegradable wastewater into municipal waste treatment facilities at levels that require the Company to pay monthly wastewater surcharges to municipal water treatment authorities. These authorities may, however, require the Company to limit the level of discharges and construct pre-treatment facilities or take other action to reduce effluent discharge in the future.

     The Company maintains above-ground or underground petroleum storage tanks at several of its facilities. These tanks are periodically inspected to determine compliance with applicable regulations. The Company may be required to make expenditures from time to time in order to remain in compliance with such regulations.

  U.S. Dairy Support Program

     The minimum price paid to producers for Grade-A milk in the United States is established by federal milk marketing orders promulgated under the Agriculture Marketing and Agreement Act of 1937. In federal milk marketing orders, a Marketing Administrator regulates minimum prices for milk based on how it is used. Each month the Market Administrator reviews the books of all processors and ensures that farmers receive minimum prices. In reality, fluid processors often pay more than the minimum price. Dairy cooperatives have antitrust immunity under the Capper Volstead Act of 1922 to organize and bargain for higher prices. Further, the prices paid for milk by processors are higher than these minimums due to handling charges or other administrative fees charged by suppliers and shippers. Congress has recently passed legislation designed to phase out support prices over a specified period.

EMPLOYEES


     As of September 30, 1997, the Company had 388 full-time employees and 45 part-time employees. Of this number, 319 were employed by the Dairy Division and its distribution branches and 114 worked in the Foods Division. Broughton also employs additional employees during its peak summer season and has not experienced difficulty in meeting its seasonal employment needs. Management believes that the Company's relations with its employees are good.


     The Company is party to several collective bargaining agreements with approximately 224 of its employees. Details of collective bargaining agreements to which the Company is a party are as follows:

     LOCATION OF FACILITY                       NAME OF UNION                   EXPIRATION DATE
------------------------------   -------------------------------------------   ------------------
Manufacturing plant, Marietta,   Retail, Wholesale, Department of Store        January 29, 1999
  Ohio                           Union, Local #379
Manufacturing plant,             Chauffeurs, Teamsters & Helpers, Local        March 1, 1998
  Charleston, West Virginia      Union #175
Parkersburg, West Virginia       Chauffeurs, Teamsters & Helpers, Local        September 1, 1998
                                 Union #175
Old Washington, Ohio             Retail, Wholesale, Department Store Union,    September 1, 1999
                                 Local #379
Charleston, West Virginia        International Brotherhood of Teamsters,       October 5, 1999
                                 Local Union #789


     Southern Belle employed 256 workers as of September 30, 1997, of which 77 were production workers and office personnel. A total of 103 employees were covered by collective bargaining agreements as of such date. Production workers and office personnel are covered under the collective bargaining agreement between Southern Belle and the United Food and Commercial Workers Union Local #227, located at the manufacturing facility in Somerset, Kentucky. This agreement expires in January 2000. Transport drivers are covered under a collective bargaining agreement between Southern Belle and the Chauffeurs, Teamsters & Helpers, Local #783, located at the manufacturing plant in Somerset, Kentucky. This agreement expires in November 1999. Southern Belle's management believes that relations with its employees are good.

LEGAL PROCEEDINGS

     The Company is involved in or subject to various litigation and legal proceedings incidental to the normal conduct of the Company's business, including with respect to regulatory matters. The Company is currently not involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of the Company as of the date of this Prospectus.

                   NAME                  AGE                        POSITION
    ----------------------------------   ---    ------------------------------------------------
    Marshall T. Reynolds..............   60     Chairman of the Board of Directors
    Philip E. Cline...................   64     President and Chief Executive Officer, Director
    George W. Broughton...............   40     Executive Vice President, Sales and Marketing,
                                                Director
    Ronald V. Arthur II...............   38     Vice President, General Manager, Foods Division,
                                                Director
    Todd R. Fry.......................   32     Treasurer and Chief Financial Officer
    Robert E. Evans...................   57     Director
    Charles R. Hooten, Jr. ...........   70     Director
    Neil W. Scaggs....................   61     Director
    Philip Todd Shell.................   28     Director
    Kirby J. Taylor...................   52     Director
    Paul T. Theisen...................   66     Director
    Thomas W. Wright..................   46     Director

     Marshall T. Reynolds has served as Chairman of the Board of the Company since November 1996. Mr. Reynolds has served as President, Chief Executive Officer and Chairman of the Board of Directors of Champion Industries, Inc. (a commercial printer, business form manufacturer and supplier of office products and furniture) from 1992 to the present (and sole shareholder from 1972 to
1993); President and General Manager of The Harrah & Reynolds Corporation, from 1994; Chairman of the Board of the Radisson Hotel in Huntington, West Virginia and Chairman of McCorkle Machine and Engineering Company in Huntington, West Virginia. Mr. Reynolds also serves as a director of the Abigail Adams National Bancorp, Inc. in Washington, D.C.; Chairman of the Board of First Guaranty Bank in Hammond, Louisiana; and Chairman of the Board of Premier Financial Bancorp in Georgetown, Kentucky.

     Philip E. Cline has served as the Company's President, Chief Executive Officer and a member of the Board of Directors since November 1996. Prior to joining the Company, Mr. Cline was a management consultant from January 1996 to November 1996. From 1968 to July 1995, Mr. Cline held various senior management positions at J.H. Fletcher & Co., including Executive Vice President from January 1995 to July 1995 and Vice President and Treasurer from 1968 to 1995, and has agreed to provide certain consulting services until March 1998. Mr. Cline is also a director of McCorkle Machine and Engineering Company, Banc One West Virginia Corporation, Champion Industries, Inc. and Logan Corporation.


     George W. Broughton has held various senior management positions at the Company since 1981, including (i) Executive Vice President, Director of Sales and Marketing since 1994, (ii) Chief Executive Officer and Chairman of the Board of Directors from July 1996 to November 1996, (iii) Executive Vice President from 1989 to 1994, (iv) Director of Marketing from 1987 to 1989, and (v) Director of Ice Cream Marketing from 1982 to 1987. Mr. Broughton has also served as a member of the Company's Board of Directors since 1984. Mr. Broughton is a director of SBR, Inc., Peoples Banking & Trust Company and Peoples Bancorp., Inc. Mr. Broughton has served three terms as President of the West Virginia Dairy Products Association.


     Ronald V. Arthur II has held various senior management positions at the Company since 1985, including (i) Vice President and General Manager of the Foods Division since July 1992 and (ii) Sales Manager and Acting General Manager from October 1991 to July 1992. Mr. Arthur has also served as a member of the Company's Board of Directors since March 1997. Mr. Arthur is a director of the West Virginia Dairy Products Association.

     Todd R. Fry has served as the Company's Chief Financial Officer since September 1997. Prior to joining the Company, Mr. Fry was employed by Coopers & Lybrand L.L.P. from 1991 to September 1997. Mr. Fry is a member of the American Institute of Certified Public Accountants and Ohio Society of Certified Public Accountants.


     Robert E. Evans has served as a member of the Company's Board of Directors since 1971. Mr. Evans has been the (i) President, Chief Executive Officer and a member of the Board of Directors of Peoples Bancorp Inc. since April 1980 and
(ii) President, Chief Executive Officer and a member of the Board of Directors of The Peoples Banking and Trust Company since January 1987. Mr. Evans is also
(i) a director of the First National Bank of Southeastern Ohio, Marmac Corporation and Ohio Banks Association and (ii) the Chairman of the Board of Directors of Russell Federal Savings Bank.


     Charles R. Hooten, Jr. has served as a member of the Company's Board of Directors since January 1997. Since 1948, Mr. Hooten has held various senior management positions at the Hooten Equipment Company, including that of President since 1976. Mr. Hooten is also a director of Banc One West Virginia Corporation and Banc One Charleston.

     Paul T. Theisen has served as a member of the Company's Board of Directors since April 1971. Since 1983, Mr. Theisen has served as the President and a director of the law firm Theisen, Brock, Frye, Erb & Leeper Co., L.P.A. Mr. Theisen is also a director of Peoples Bancorp Inc., The Peoples Banking and Trust Company and First National Bank of Southeastern Ohio.

     Neal W. Scaggs has served as a member of the Company's Board of Directors since January 1997. Since 1961, Mr. Scaggs has served as the President of Baisden Brothers, Inc. Mr. Scaggs is also a director of Banc One West Virginia Corporation, Champion Industries, Inc. and Logan Corporation.


     Kirby J. Taylor has served as a member of the Company's Board of Directors since January 1997. Mr. Taylor has been the (i) President and Chief Executive Officer of Nexquest, Inc. from January 1996 until December 1997, (ii) President and Chief Executive Officer of Mid-America Spring Air, Inc. since 1996, (iii) President and Chief Executive Officer of Addington Resources, Inc. from July 1994 through January 1996, (iv) Vice President and Chief Financial Officer of Outboard Marine Corp. from April 1993 to July 1994, and (v) Vice President, Finance of Tenneco Automotive from August 1990 to April 1993. Mr. Taylor is also a director of Thomas Bradford Shirt Company.


     Thomas W. Wright has served as a member of the Company's Board of Directors since January 1997. Mr. Wright is also the Chairman of the Board of Directors of each of the Thomas Bradford Shirt Company, Nexquest, Inc. and Mid-America Spring Air, Inc.

     Philip Todd Shell has served as a member of the Company's Board of Directors since January 1997. Mr. Shell has been the (i) Vice President, Chief Financial Officer and Secretary of Caspian Holdings since July 1997 and its Chief Investment Officer from December 1996 to July 1997 and (ii) Chief Investment Analyst of Guyan International since January 1991.

     The Company's Code of Regulations provide that the number of directors shall be fixed from time to time by the Company's shareholders. All directors are elected at each annual meeting of the Company's shareholders and hold office until the next annual meeting of shareholders or until their successors have been elected and qualified, or until their earlier resignation or removal. The Board of Directors elects the Company's officers, who hold office until their successors have been elected and qualified or until their earlier resignation or removal.


     The Company has an Audit Committee composed of a majority of non-employee directors, which oversees the engagement of the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results.

DIRECTORS' COMPENSATION

     Members of the Board of Directors are paid $500 for each meeting of the Board of Directors that they attend. All directors are reimbursed for their expenses in attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued to each person who served as the Company's chief executive officer (the "Named Executive Officers") during the fiscal year ended December 31, 1996. No other executive officer of the Company received a total annual salary and bonus in excess of $100,000 with respect to that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL        ALL OTHER
                                                                        COMPENSATION    COMPENSATION
                 NAME AND PRINCIPAL POSITION                    YEAR     SALARY($)         ($)(1)
-------------------------------------------------------------   ----    ------------    ------------
Rodney M. Collier............................................   1996      $110,777        $249,950
President and Chief Operating Officer(2)
Philip E. Cline..............................................   1996             0               0
President and Chief Executive Officer(3)

---------------

(1) Amounts shown for Mr. Collier represent $1,662 in matching contributions made by the Company to the Company's 401(k) plan, $246,182 in connection with the Company's termination of a supplemental executive retirement plan and $2,106 in life insurance premiums paid on a policy for the benefit of Mr. Collier.

(2) Mr. Collier retired as President and Chief Operating Officer effective as of November 18, 1996.

(3) Mr. Cline began serving as President and Chief Executive Officer of the Company as of November 18, 1996.

     As of September 1, 1997, the general managers of the Dairy Division and the Foods Division will be thereafter entitled to an annual bonus of 4% of the net pre-tax profits of their respective divisions. Upon the consummation of the Southern Belle Acquisition, Martin P. Shearer, currently President and Chief Executive Officer of Southern Belle, is expected to enter into an employment agreement with the Company, which agreement would be terminable at the will of either party after 30 days' written notice. Mr. Shearer would be subject to certain customary non-compete conditions for a period of two years after a termination of his employment with the Company. Under the terms of such employment agreement, Mr. Shearer will be entitled to an annual base salary of approximately $80,000, an annual bonus of 4% of the net pre-tax profits of what will be the Southern Belle division of the Company and certain customary benefits.

     No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1996 and no stock options were held by Named Executive Officers at December 31, 1996. The following table summarizes certain information regarding option exercises by the Named Executive Officers during the fiscal year ended December 31, 1996.

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               SHARES ACQUIRED
                            NAME                               ON EXERCISE(#)     VALUE REALIZED($)(1)
------------------------------------------------------------   ---------------    --------------------
Rodney M. Collier...........................................        60,000              $102,000

---------------

(1) Value realized is calculated based on the difference between the exercise price of the option at $0.80 and $2.50, the price per share paid in connection with the purchase of substantially all of the Common Stock of the Company.

PENSION PLAN

     The Company maintains a defined benefit plan ("Pension Plan") for all non-management hourly employees not subject to a collective bargaining agreement and substantially all salaried employees. Employees who have one year of service and who have reached the age of 21 are eligible to participate in the Pension Plan. Employees generally are vested after five years of service. Employees are entitled to a normal retirement benefit at age 65 equal to (i) .90% multiplied by years of benefit service (up to 25 years) multiplied by average monthly compensation (as defined) plus (ii) .65% multiplied by average monthly compensation in excess of Social Security covered compensation or an actuarially determined formula multiplied by years of benefit service (up to 25 years). Average monthly compensation is calculated based on average pay over the highest five consecutive years of the last 10 years preceding the normal retirement date. The Pension Plan also provides for early retirement, disability and death benefits. Contributions are determined on an actuarial basis, and the Company makes all contributions to the Pension Plan. Benefits received pursuant to the Pension Plan are subject to a Social Security offset formula.

     The following table illustrates the maximum annual pension benefits at age 65 under the Pension Plan, assuming no offset reduction through either a Social Security or an actuarially determined formula, at various levels of compensation and years of service, assuming 100% vesting of benefits. Mr. Collier had 15 years of credited service under the Pension Plan before his retirement, effective December 31, 1996. Mr. Cline is ineligible to participate in the Pension Plan. The Company believes that the illustration of benefits below overstates the benefits to which participants will be entitled.

                                                               YEARS OF SERVICE
                                              ---------------------------------------------------
                 REMUNERATION                   15         20         25         30         35
    ---------------------------------------   -------    -------    -------    -------    -------
    $ 50,000...............................   $11,625    $15,500    $19,375    $19,375    $19,375
    $ 60,000...............................    13,950     18,600     23,250     23,250     23,250
    $ 70,000...............................    16,275     21,700     27,125     27,125     27,125
    $ 80,000...............................    18,600     24,800     31,000     31,000     31,000
    $ 90,000...............................    20,925     27,900     34,875     34,875     34,875
    $100,000...............................    23,250     31,000     38,750     38,750     38,750

401(k) DEFERRED SAVINGS PLAN

     The Company maintains a deferred savings plan for salaried, non-union and certain union hourly employees. Under this plan, the Company is required to make contributions, based on a percentage of the employee's payroll contributed, up to a maximum of 1.5% of the employee's total compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Evans, Reynolds, Scaggs and Theisen currently serve as the members of the compensation committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee establishes salaries, incentives and other forms of compensation for the Company's directors and officers and recommends policies relating to the Company's benefit plans.

     Paul T. Theisen, Attorney at Law, has been a member of the Board of Directors of the Company since April 1971. From time to time, Mr. Theisen and his firm provide corporate legal services to the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table and the accompanying notes set forth certain information concerning the beneficial ownership of the Common Stock as of September 30, 1997 by (i) each director, (ii) the Named Executive Officers and
(iii) all directors and executive officers as a group. As of September 30, 1997, no other person owned of record, or was known to the Company to own beneficially, more than 5% of the Common Stock. Except as otherwise indicated, each person listed in the table has informed the Company that such person has sole voting and investment power with respect to such person's shares of Common Stock. All persons listed have an address in care of the Company's principal executive offices.


                                                          SHARES BENEFICIALLY
                                                                 OWNED
                                                             PRIOR TO THE
                                                              OFFERING(1)           PERCENT OF SHARES
                                                         ---------------------     BENEFICIALLY OWNED
         NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER       PERCENT    AFTER THE OFFERING(1)
------------------------------------------------------   ---------     -------    ---------------------
  Marshall T. Reynolds(2).............................   1,304,910       31.7%             23.3%
  Philip E. Cline(3)..................................     234,000        5.7               4.2
  Rodney M. Collier...................................       6,000       *                   *
  George W. Broughton(4)..............................     131,250        3.2               2.3
  Ronald V. Arthur....................................       3,000       *                   *
  Robert E. Evans.....................................       3,000       *                   *
  Charles R. Hooten, Jr.(5)...........................     240,000        5.8               4.3
  Neil W. Scaggs(6)...................................     234,000        5.7               4.2
  Philip Todd Shell...................................       9,000       *                   *
  Kirby J. Taylor(7)..................................      33,990       *                   *
  Paul T. Theisen.....................................       3,000       *                   *
  Thomas W. Wright(8).................................     308,010        7.5               5.5
  All directors and executive officers as a group (12
     persons).........................................   2,510,160       60.9%             44.9%


---------------

 * Indicates beneficial ownership of less than 1% of the issued and outstanding shares of Common Stock.

(1) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of September 30, 1997, the Company had 4,122,660 shares of Common Stock issued and outstanding.

(2) Includes 30,000 shares held by Shirley T. Reynolds, 315,000 shares held by Douglas V. Reynolds, 90,000 shares held by Jack M. Reynolds, 4,050 shares held by ADJ Corporation (an entity controlled by certain immediate family members of Mr. Marshall Reynolds), 6,150 shares held by Champion Leasing Corporation (an entity which holds shares over which Mr. Marshall Reynolds effectively exercises sole voting and investment power) and 88,440 shares held by Harrah & Reynolds Corporation (an entity which holds shares over which Mr. Marshall Reynolds effectively exercises sole voting and investment power).


(3) Includes 24,000 shares held by Mr. Cline's family members over which shares Mr. Cline effectively exercises sole voting and investment power and 12,000 shares held in trust over which Mr. Cline disclaims beneficial ownership.



(4) Includes 29,250 shares held by Mr. Broughton's children.



(5) Includes 12,000 shares held by Mr. Hooten's children and 12,000 shares held in trust or in other forms of indirect ownership over which shares Mr. Hooten effectively exercises sole voting and investment power.



(6) Includes 27,000 shares held by Mr. Scaggs' family members and 12,000 shares held in trust over which shares Mr. Scaggs effectively exercises sole voting and investment power.



(7) Includes 450 shares held by Mr. Taylor's children.

(8) Includes 300,000 shares held in trust over which shares Mr. Wright effectively exercises sole voting and investment power and 8,010 held by Mr. Wright's family members.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity available to directors and executive officers under Section 1701.13(E)(3) of the Ohio Revised Code (the Ohio General Corporation Law, hereinafter, "OGCL"), and the Company's Code of Regulations, as well as certain additional procedural protections. Such indemnity agreements provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified, and require the Company to indemnify such individuals to the fullest extent permitted by law.

     In 1994, the Company incurred an aggregate rental expense of $62,300 for facilities leased from trusts established by members of the Broughton family. These rental payments were made pursuant to four separate and unrelated leases, two of which (with total lease payments of $29,850) were not renewed upon their expiration in early 1995.

     The Company's distribution center in Ashland, Kentucky is leased from the ADJ Corporation for $9,350 a month, subject to adjustment after April 1, 2002 based on a specified consumer price index. The lease expires on April 30, 2007. The ADJ Corporation is controlled by certain immediate family members of Mr. Marshall T. Reynolds, Chairman of the Company's Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary information is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Code of Regulations, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

     Upon completion of this Offering, the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock, par value $1.00 per share. As of September 30, 1997, there were 4,122,660 shares of Common Stock outstanding held by 152 holders of record.

VOTING RIGHTS

     The Company's Articles of Incorporation provides that holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. The shareholders are entitled to vote cumulatively for the election of directors.

DIVIDENDS

     Each holder of Common Stock on the applicable record date is entitled to receive dividends if, as and when declared by the Board of Directors. See "Dividend Policy."

OTHER RIGHTS

     Shareholders of the Company have no preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to shareholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to conversion, redemption or a sinking fund. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Wachovia Bank of North Carolina, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering and the Southern Belle Acquisition, the Company will have outstanding 5,590,517 shares of Common Stock (5,785,517 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased or acquired by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 4,290,517 outstanding shares of Common Stock owned by the Existing Shareholders and certain shareholders of Southern Belle are "restricted securities," as that term is defined in Rule 144, that may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.



     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares of Common Stock from the Company or an affiliate of the Company, a person (or persons whose shares are aggregated) may sell, within any three-month period commencing 90 days after the effective date of the Registration Statement of which this Prospectus forms a part, a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock of the Company (55,905 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which a notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain other restrictions relating to the manner of sale, notice and the availability of current public information about the Company. If a period of two years has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, a person (or persons whose shares are aggregated) who is not at any time during the 90 days preceding a sale an "affiliate" is entitled to sell such shares under Rule 144 without regard to the volume and other limitations of Rule 144 described above.


     Each of the Company, its executive officers and directors and certain of the existing shareholders of the Company and of Southern Belle has agreed that, without the prior written consent of Advest, Inc., it will not directly or indirectly offer, sell, announce an intention to sell, contract to sell or otherwise dispose of, or, with respect to the Company, file with the Commission a registration statement under the Securities Act with respect to, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. See "Underwriting."

     Prior to this Offering, there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of significant amounts of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Company and Advest, Inc. and Ferris, Baker Watts, Incorporated (the "Underwriters"), each of the Underwriters has severally agreed to purchase, and the Company has agreed to sell to each of the Underwriters, the respective number of shares of Common Stock set forth opposite the name of each of the Underwriters below:


                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
    -------------------------------------------------------------------------   ---------
    Advest, Inc. ............................................................
    Ferris, Baker Watts, Incorporated........................................
                                                                                ---------
         Total...............................................................   1,300,000
                                                                                 ========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain matters by their counsel and to various other conditions precedent. The Underwriters are committed to purchase and pay for all of the shares of Common Stock offered hereby, if any are purchased.

     The Underwriters have advised the Company that they propose to offer the shares of the Common Stock initially to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers at
such price less a concession not in excess of $     per share. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $     per
share to certain other dealers. After the public offering of the shares, the public offering price, concession and reallowance to dealers may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period beginning on the date of this Prospectus, to purchase up to 195,000 additional shares of Common Stock (the "Option Shares"), solely to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus. If this option is exercised in part, the number of Option Shares to be delivered by the Company will be determined by Advest, Inc. after consultation with the Company. To the extent that this option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of Option Shares as the number set forth next to such Underwriter's name in the preceding table bears to the sum of the total number of shares of Common Stock in such table.


     The Company, the executive officers and directors of the Company and certain of the existing shareholders of the Company and of Southern Belle have agreed that for a period of 180 days after the date of this Prospectus, subject to certain exceptions, they will not directly or indirectly offer, sell, announce an intention to sell, contract to sell or otherwise dispose of, or, with respect to the Company, file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock without the prior written consent of Advest, Inc. See "Shares Eligible for Future Sale."

     Subject to certain limitations, the Company has agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act.

     The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Certain of the Underwriters and their affiliates have been engaged from time to time in the ordinary course of business, and may in the future be engaged, to perform investment banking and other advisory-related services to the Company, its affiliates and certain shareholders of the Company. The Company has agreed to pay Advest, Inc. a one-time financial advisory fee in the amount of $100,000 for general financial advisory services rendered by Advest, Inc. to the Company.

     The Underwriters have advised the Company that, pursuant to Regulation M promulgated under the Exchange Act, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this Offering. A "penalty bid" is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a selling group member in connection with this Offering if the Common Stock originally sold by such selling group member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such selling group member. The Underwriters have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Underwriters. In determining such price, consideration will be given to various factors, including market conditions for initial public offerings, the history of and the prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market for securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to this Offering or that an active trading market for Common Stock will develop and continue after this Offering.

                                 LEGAL MATTERS

     Certain matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio. Certain legal matters relating to this Offering will be passed upon for the Company by Arnold & Porter, Washington, D.C. and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York. Each of Arnold & Porter and Morgan, Lewis & Bockius LLP will rely, as to certain matters regarding the laws of the State of Ohio, on the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.

                                    EXPERTS


     The financial statements of the Company as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, and the financial statements of Southern Belle as of May 31, 1997 and for the year ended May 31, 1997, have been included herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent public accountants, and upon the authority of said firm as experts in accounting and auditing in giving said reports. The financial statements of Southern Belle as of June 1, 1996 and for each of the years in the two-year period ended June 1, 1996 have been included herein in reliance upon the reports of Baird, Kurtz & Dobson, independent public accountants, and upon the authority of that firm as experts in accounting and auditing in giving said reports.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act and the rules promulgated thereunder, with respect to the Common Stock. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed below. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding reporting companies.

     As a result of this Offering, the Company will be subject to the information requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company will furnish to its shareholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

BROUGHTON FOODS COMPANY
Report of Independent Accountants....................................................   F-2
Balance Sheets as of December 31, 1995 and 1996 and as of September 30, 1997
  (Unaudited)........................................................................   F-3
Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996 and the
  Nine Months Ended September 30, 1996 and 1997 (Unaudited)..........................   F-4
Statements of Shareholders' Equity for the Years Ended December 31, 1994, 1995 and
  1996 and the Nine Months Ended September 30, 1997 (Unaudited)......................   F-5
Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996 and the
  Nine Months Ended September 30, 1996 and 1997 (Unaudited)..........................   F-6
Notes to Financial Statements........................................................   F-7

SOUTHERN BELLE DAIRY COMPANY
Report of Independent Accountants....................................................   F-16
Independent Accountants' Report......................................................   F-17
Consolidated Balance Sheets as of June 1, 1996 and May 31, 1997 and as of August 30,
  1997 (Unaudited)...................................................................   F-18
Consolidated Statements of Income for the Years Ended June 3, 1995, June 1, 1996 and
  May 31, 1997 and the Three Months Ended August 31, 1996 and August 30, 1997
  (Unaudited)........................................................................   F-19
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended June
  3, 1995, June 1, 1996 and May 31, 1997 and the Three Months Ended August 30, 1997
  (Unaudited)........................................................................   F-20
Consolidated Statements of Cash Flows for the Years Ended June 3, 1995, June 1, 1996
  and May 31, 1997 and the Three Months Ended August 31, 1996 and August 30, 1997
  (Unaudited)........................................................................   F-21
Notes to Consolidated Financial Statements...........................................   F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors
  Broughton Foods Company

     We have audited the accompanying balance sheets of Broughton Foods Company as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broughton Foods Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Columbus, Ohio
February 28, 1997;
  except for Notes 10 and 11,
  dated September 12, 1997

                            BROUGHTON FOODS COMPANY
                                 BALANCE SHEETS

                                                                                    DECEMBER 31,            SEPTEMBER
                                                                             --------------------------        30,
                                                                                1995           1996           1997
                                                                             -----------    -----------    -----------
                                                                                                           (UNAUDITED)
                                                        ASSETS
Current assets:
    Cash and cash equivalents.............................................   $   161,190    $ 2,307,815    $   853,649
    Accounts receivable, less allowance for doubtful accounts of $140,000,
     $243,000 and $211,000 at December 31, 1995 and 1996 and September 30,
     1997, respectively...................................................     7,630,710      7,666,497      7,362,411
    Inventories...........................................................     2,340,130      2,122,822      2,470,089
    Prepaid expenses......................................................       421,360        378,086        476,934
    Refundable income taxes...............................................       274,800        168,651
    Deferred income taxes.................................................       169,700        266,604        266,604
                                                                             -----------    -----------    -----------
         Total current assets.............................................    10,997,890     12,910,475     11,429,687
                                                                             -----------    -----------    -----------
Property, plant and equipment, at cost:
    Buildings.............................................................     2,699,791      2,661,384      2,661,384
    Machinery and equipment...............................................    11,701,514     12,107,264     13,440,955
    Leasehold improvements................................................       523,550        459,944        464,156
    Assets under construction.............................................       609,545
                                                                             -----------    -----------    -----------
                                                                              15,534,400     15,228,592     16,566,495
         Less accumulated depreciation and amortization...................    10,756,620     10,915,391     11,425,849
                                                                             -----------    -----------    -----------
                                                                               4,777,780      4,313,201      5,140,646
    Land..................................................................     1,013,050        958,052        958,052
                                                                             -----------    -----------    -----------
                                                                               5,790,830      5,271,253      6,098,698
                                                                             -----------    -----------    -----------
Cash surrender value of officer's life insurance, net of policy loans of
  $445,100 at December 31, 1995...........................................        76,230
Other assets..............................................................       191,075         91,967        732,755
Prepaid pension costs.....................................................       398,000        264,601        328,181
                                                                             -----------    -----------    -----------
                                                                                 665,305        356,568      1,060,936
                                                                             -----------    -----------    -----------
         Total assets.....................................................   $17,454,025    $18,538,296    $18,589,321
                                                                             ============   ============   ============
                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Line of credit........................................................   $   911,650
    Accounts payable......................................................     4,458,875    $ 4,090,610    $ 4,194,457
    Accrued expenses, principally salaries and wages......................       560,210        595,574        573,919
    Accrued taxes, other than income taxes................................       498,180        469,656        447,544
    Current installments on term debt.....................................       287,990        203,408        658,623
    Income taxes payable..................................................                      236,608
                                                                             -----------    -----------    -----------
         Total current liabilities........................................     6,716,905      5,595,856      5,874,543
                                                                             -----------    -----------    -----------
Term debt, net of current installments....................................     1,862,540      1,652,142        795,081
Deferred income taxes.....................................................       832,637        861,845        798,879
Accrued pension costs.....................................................       160,800
Commitments and contingencies (Note 10)
Shareholders' equity:
    6% cumulative preferred stock, $100 par value (redeemable at $110 per share); 4,000 shares authorized; 331 shares, 310 shares and 0 shares issued and outstanding at December 31, 1995 and 1996 and September
     30, 1997, respectively...............................................        33,100         31,000
    Common stock, $1 par value; 10,000,000 shares authorized; 4,662,900
     shares issued........................................................     4,662,900      4,662,900      4,662,900
    Additional paid in capital............................................                      167,524        169,718
    Retained earnings.....................................................     3,888,243      6,077,153      6,795,924
                                                                             -----------    -----------    -----------
                                                                               8,584,243     10,938,577     11,628,542
         Less 757,740, 543,240 and 540,240 shares at December 31, 1995 and
           1996 and September 30, 1997, respectively, of common stock in
           treasury, at cost..............................................       703,100        510,124        507,724
                                                                             -----------    -----------    -----------
         Total shareholders' equity.......................................     7,881,143     10,428,453     11,120,818
                                                                             -----------    -----------    -----------
         Total liabilities and shareholders' equity.......................   $17,454,025    $18,538,296    $18,589,321
                                                                             ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                            BROUGHTON FOODS COMPANY

                            STATEMENTS OF OPERATIONS

                                                                                  NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 -----------------------------------------    --------------------------
                                    1994           1995           1996           1996           1997
                                 -----------    -----------    -----------    -----------    -----------
                                                                                     (UNAUDITED)
Net sales.....................   $73,551,700    $72,252,740    $83,918,822    $61,282,729    $61,964,349
Cost of sales.................    59,237,267     58,992,170     68,668,621     50,011,050     49,030,082
                                 -----------    -----------    -----------    -----------    -----------
  Gross profit................    14,314,433     13,260,570     15,250,201     11,271,679     12,934,267
Operating costs and expenses:
  Selling and distribution....    10,675,142     11,315,988     12,064,418      8,807,913      9,852,016
  General and administrative
     expenses.................     2,328,291      2,293,582      2,453,106      1,672,368      1,483,773
                                 -----------    -----------    -----------    -----------    -----------
                                  13,003,433     13,609,570     14,517,524     10,480,281     11,335,789
                                 -----------    -----------    -----------    -----------    -----------
Income from operations........     1,311,000       (349,000)       732,677        791,398      1,598,478
Other income (expenses):
  Gain on sale of investment
     in stock.................                                   2,976,453
  Other income, net...........        72,600        131,800        267,685         54,660        144,199
  Interest expense............      (194,900)      (239,400)      (216,749)      (176,702)      (116,984)
                                 -----------    -----------    -----------    -----------    -----------
                                    (122,300)      (107,600)     3,027,389       (122,042)        27,215
                                 -----------    -----------    -----------    -----------    -----------
Income (loss) before income
  taxes.......................     1,188,700       (456,600)     3,760,066        669,356      1,625,693
Total income tax expense
  (benefit)...................       444,465       (149,450)     1,430,807        249,445        638,347
                                 -----------    -----------    -----------    -----------    -----------
Net income (loss).............       744,235       (307,150)     2,329,259        419,911        987,346
Preferred dividends...........         2,010          1,990          1,986          1,490
                                 -----------    -----------    -----------    -----------    -----------
Net income (loss) available to
  common shareholders.........   $   742,225    $  (309,140)   $ 2,327,273    $   418,421    $   987,346
                                 ===========    ===========    ===========    ===========    ===========
Net income (loss) per share of
  common stock................   $       .17    $      (.07)   $       .56    $      0.10    $      0.24
                                 ===========    ===========    ===========    ===========    ===========
Weighted average common shares
  outstanding.................     4,452,690      4,282,500      4,122,660      4,122,660      4,122,660
                                 ===========    ===========    ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                            BROUGHTON FOODS COMPANY
                       STATEMENTS OF SHAREHOLDERS' EQUITY
 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997

                                                                                ADDITIONAL
                               NUMBER OF   PREFERRED   NUMBER OF     COMMON      PAID-IN      RETAINED    TREASURY
                                SHARES       STOCK      SHARES       STOCK       CAPITAL      EARNINGS      STOCK        TOTAL
                               ---------   ---------   ---------   ----------   ----------   ----------   ---------   -----------
Balances, January 1, 1994....      340     $  34,000   4,662,900   $4,662,900    $       0   $3,675,638   $(186,800)  $ 8,185,738
  Net income.................                                                                   744,235                   744,235
  Cash dividends:
    Preferred stock, $6 per
      share..................                                                                    (2,010)                   (2,010)
    Common stock, $.0267 per
      share..................                                                                  (112,470)                 (112,470)
  Cost of 153,540 shares of
    treasury stock
    purchased................                                                                              (122,840)     (122,840)
  Cost of 9 shares of
    preferred stock purchased
    and retired..............       (9)         (900)                                                                        (900)
                                  ----       -------   ---------   ----------     --------   ----------   ---------   -----------
Balances, December 31,
  1994.......................      331        33,100   4,662,900    4,662,900            0    4,305,393    (309,640)    8,691,753
  Net loss...................                                                                  (307,150)                 (307,150)
  Cash dividends:
    Preferred stock, $6 per
      share..................                                                                    (1,990)                   (1,990)
    Common stock, $.0267 per
      share..................                                                                  (108,010)                 (108,010)
  Cost of 297,120 shares of
    treasury stock
    purchased................                                                                              (393,460)     (393,460)
                                  ----       -------   ---------   ----------     --------   ----------   ---------   -----------
Balances, December 31,
  1995.......................      331        33,100   4,662,900    4,662,900            0    3,888,243    (703,100)    7,881,143
  Net income.................                                                                 2,329,259                 2,329,259
  Cash dividends:
    Preferred stock, $6 per
      share..................                                                                    (1,986)                   (1,986)
    Common stock, $.0267 per
      share..................                                                                  (105,268)                 (105,268)
  Proceeds from sale of
    229,500 shares of
    treasury stock under an
    incentive stock option
    plan, including tax
    benefits.................                                                      167,524      (33,095)    212,976       347,405
  Cost of 15,000 shares of
    treasury stock
    purchased................                                                                               (20,000)      (20,000)
  Cost of 21 shares of
    preferred stock purchased
    and retired..............      (21)       (2,100)                                                                      (2,100)
                                  ----       -------   ---------   ----------     --------   ----------   ---------   -----------
Balances, December 31,
  1996.......................      310        31,000   4,662,900    4,662,900      167,524    6,077,153    (510,124)   10,428,453
  Net income (unaudited).....                                                                   987,346                   987,346
  Common stock cash
    dividends, $.0633 per
    share (unaudited)........                                                                  (262,505)                 (262,505)
  Proceeds from sale of 3,000
    shares of treasury stock
    under an incentive stock
    option plan, including
    tax benefits
    (unaudited)..............                                                        2,194                    2,400         4,594
  Cost of 310 shares of
    preferred stock purchased
    and retired
    (unaudited)..............     (310)      (31,000)                                            (6,070)                  (37,070)
                                  ----       -------   ---------   ----------     --------   ----------   ---------   -----------
Balances, September 30, 1997
  (unaudited)................        0     $       0   4,662,900   $4,662,900    $ 169,718   $6,795,924   $(507,724)  $11,120,818
                                  ====       =======   =========   ==========     ========   ==========   =========   ===========

    The accompanying notes are an integral part of the financial statements.

                            BROUGHTON FOODS COMPANY

                            STATEMENTS OF CASH FLOWS


                                                                                                           NINE MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                           ----------------------------------------    --------------------------
                                                              1994          1995           1996           1996           1997
                                                           ----------    -----------    -----------    -----------    -----------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................................   $  744,235    $  (307,150)   $ 2,329,259    $   419,911    $   987,346
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.......................      933,700        883,710        890,482        643,819        686,605
    Bad debt expense....................................      193,500        188,900        402,105          9,721         32,000
    Gain on sale of investment in stock.................                                 (2,976,453)
    Gain on disposal of property, plant and equipment...      (14,700)       (42,080)      (170,591)        (8,924)        (4,419)
    Gain on life insurance proceeds.....................                                    (76,868)       (76,868)
    Deferred income taxes...............................        9,265        (45,150)       (67,696)        80,500        (62,966)
    Change in assets and liabilities:
      Accounts receivable...............................      (46,550)      (802,810)      (437,892)    (1,126,224)       272,086
      Inventories.......................................     (175,520)        (7,710)       217,308       (342,249)      (347,267)
      Prepaid expenses..................................       47,140        (82,960)        43,274         (4,895)       (98,848)
      Refundable income taxes...........................                    (274,800)       106,149        274,800        168,651
      Other assets......................................      (26,780)       (24,680)        19,365         18,060       (652,238)
      Prepaid and accrued pension costs.................      (38,318)       (42,821)       (27,401)       102,133        (63,580)
      Accounts payable..................................      204,440        420,055       (368,265)     1,531,651        103,847
      Accrued expenses..................................      (18,967)       (32,154)        35,364         77,245        (21,655)
      Accrued taxes.....................................       37,930         14,270        (28,524)       (76,185)       (22,112)
      Income taxes payable..............................     (199,280)       (60,780)       236,608         13,196       (236,608)
                                                           ----------    -----------    -----------     ----------     ----------
         Total adjustments..............................      905,860         90,990     (2,203,035)     1,115,780       (246,504)
                                                           ----------    -----------    -----------     ----------     ----------
  Net cash provided by (used in) operating activities...    1,650,095       (216,160)       126,224      1,535,691        740,842
                                                           ----------    -----------    -----------     ----------     ----------
Cash flows from investing activities:
  Proceeds from sale of investment in stock.............                                  3,056,196
  Proceeds from disposal of property, plant and
    equipment...........................................       57,130         64,550        299,835         11,350         10,364
  Purchases of property, plant and equipment............     (511,110)    (1,419,840)      (500,149)      (484,238)    (1,508,544)
  Proceeds from officer's life insurance................                                    598,239        598,239
  Payment of policy loans on officer's life insurance...                                   (445,141)      (445,141)
  Increase in cash surrender value of officer's life
    insurance...........................................      (15,860)        (1,100)
                                                           ----------    -----------    -----------     ----------     ----------
  Net cash (used in) provided by investing activities...     (469,840)    (1,356,390)     3,008,980       (319,790)    (1,498,180)
                                                           ----------    -----------    -----------     ----------     ----------
Cash flows from financing activities:
  Line of credit, net...................................                     911,650       (911,650)      (911,650)
  Payments on term debt.................................     (582,150)      (346,995)      (294,980)      (225,840)      (966,847)
  Proceeds from term debt...............................                     716,000                                      565,000
  Purchase of treasury stock............................     (123,740)      (393,460)       (20,000)       (20,000)
  Issuance of treasury stock, including tax benefits....                                    347,405                         4,594
  Purchases of preferred stock..........................                                     (2,100)                      (37,070)
  Dividends paid........................................     (114,480)      (110,000)      (107,254)       (83,509)      (262,505)
                                                           ----------    -----------    -----------     ----------     ----------
    Net cash (used in) provided by financing
      activities........................................     (820,370)       777,195       (988,579)    (1,240,999)      (696,828)
                                                           ----------    -----------    -----------     ----------     ----------
    Net increase (decrease) in cash and cash
      equivalents.......................................      359,885       (795,355)     2,146,625        (25,098)    (1,454,166)
Cash and cash equivalents, beginning of year............      596,660        956,545        161,190        161,190      2,307,815
                                                           ----------    -----------    -----------     ----------     ----------
    Cash and cash equivalents, end of period............   $  956,545    $   161,190    $ 2,307,815    $   136,092    $   853,649
                                                           ==========    ===========    ===========     ==========     ==========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest............................................   $  195,817    $   233,847    $   206,319
                                                           ==========    ===========    ===========
    Income taxes........................................   $  666,681    $   231,280    $ 1,349,231
                                                           ==========    ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                            BROUGHTON FOODS COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS
      (INFORMATION RELATED TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1997 IS UNAUDITED)

1.  SUMMARY OF ACCOUNTING POLICIES:

     A. BUSINESS: Broughton Foods Company (the "Company") was organized in April 1933 under the laws of the state of Ohio. The Company is engaged primarily in the business of producing dairy and dairy-related food products for wholesale and retail distribution throughout the eastern coast of the United States. The Company also operates one limited service restaurant under the name "Broughton's."

     B. QUARTERLY FINANCIAL INFORMATION (UNAUDITED): The financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are derived from the Company's unaudited financial statements. It is management's opinion that the financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 contain all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data.

     C. INVENTORIES: In connection with the Company's initial public offering, a new method for accounting for cost was adopted to make the Company's inventory values comparable to the predominate method used by public companies in their industry. Inventories are valued at the lower of cost or market with cost determined on the first-in, first-out ("FIFO") method. The financial statements of all prior years have been restated to apply the new method retroactively. Before January 1, 1997, inventory had been valued with cost determined on the last-in, last-out method. For income tax purposes, the FIFO method has been adopted as of January 1, 1997.

        The major components of inventory at December 31, 1995 and 1996 and September 30, 1997 were as follows:

                                                              DECEMBER 31,
                                                        ------------------------    SEPTEMBER 30,
                                                           1995          1996           1997
                                                        ----------    ----------    -------------
         Raw products................................   $1,139,658    $1,134,288     $ 1,356,153
         Ingredients.................................      374,067       292,195         340,991
         Warehouse and packaging supplies............      826,405       696,339         772,945
                                                        ----------    ----------    -------------
                                                        $2,340,130    $2,122,822     $ 2,470,089
                                                         =========     =========      ==========

     D. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization principally on the straight-line method in amounts adequate to amortize costs over the estimated useful lives of the assets. Useful lives for major classes of property, plant and equipment are as follows:

Buildings.....................   5 to 20 years
Machinery & Equipment.........   3 to 15 years
Leasehold Improvements........   15 to 20 years

      Upon sale or retirement, the Company removes the asset cost and related accumulated depreciation from the appropriate accounts and reflects any gain or loss in current operations. Depreciation expense was approximately $934,000 in 1994, $884,000 in 1995 and $890,000 in 1996, and has been recorded in the statements of operations.


     E. INVESTMENTS: The Company holds various nonmarketable securities which are carried at cost. These investments are held as noncurrent assets in other assets. During 1996, the Company sold the shares of a privately held entity for $3,056,196. A pre-tax gain of $2,976,453 was recorded on this sale.

                            BROUGHTON FOODS COMPANY

1.  SUMMARY OF ACCOUNTING POLICIES: (CONTINUED)

     F. NET INCOME (LOSS) PER SHARE OF COMMON STOCK: Net income (loss) per share of common stock is computed based upon the average number of common shares outstanding and net income (loss) adjusted for preferred share dividend requirements.



     G. CASH AND CASH EQUIVALENTS: For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash balances primarily with one financial institution.



     H. REVENUE RECOGNITION: The Company recognizes revenue when products are received by the customer.



     I. INCOME TAXES: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of the assets and liabilities using enacted tax rates.



     J. USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.



     K. FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair value of long-term debt is based on the interest rate available to the Company on similar debt agreements. As the interest rates on the Company's long-term debt obligations are variable rates, fair value approximates the carrying value.



     L. RECLASSIFICATION: Certain prior-year amounts have been reclassified to conform to the current-year financial statement presentation.


2.  NOTE PAYABLE -- BANK:

The Company has a $1,400,000 uncollateralized line of credit with a bank with an outstanding balance of $911,650 at December 31, 1995. No amounts were outstanding at December 31, 1996 or September 30, 1997. Interest on this line of credit is at the lender's commercial loan base rate, which was 9.75% at December 31, 1994, 9.50% at December 31, 1995, 9.25% at December 31, 1996 and 9.50% at
September 30, 1997. The weighted average interest rate on this line of credit was 9.00% at December 31, 1994, 9.79% at December 31, 1995 and 9.28% at December 31, 1996.

                            BROUGHTON FOODS COMPANY

3.  TERM DEBT:

                  Term debt as of December 31, 1995 and 1996 and September 30, 1997 consisted of the following:

                                                              DECEMBER 31,
                                                        ------------------------    SEPTEMBER 30,
                                                           1995          1996           1997
                                                        ----------    ----------    -------------
                                                                                     (UNAUDITED)
    Note payable, due in monthly interest payments
      based on the outstanding balance through June
      30, 1998, at which time the principal balance
      of $565,000 is due, including interest at the
      highest prime rate published in The Wall Street
      Journal, 8.50% at September 30, 1997...........                                $   535,000
    Note payable, due in monthly installments of
      $10,600 through 1998, at which time the
      remaining principal balance of approximately
      $570,000 is due, including principal and
      interest at the lender's prime rate plus 1%,
      9.25% at December 31, 1996, collaterized by
      land...........................................   $  706,560    $  643,505         592,665
    Note payable, due in monthly installments of
      $6,500 through 2005, with interest at the
      lender's commercial loan base rate, 9.25% at
      December 31, 1996..............................      492,480       458,440         326,039
    Note payable, due in monthly installments of
      $5,200 through 1997, with interest at the
      lender's commercial loan base rate, 9.25% at
      December 31, 1996, collateralized by
      trailers.......................................      267,730       228,826
    Note payable, due in monthly installments of
      $4,400 through 2003, with interest at the
      lender's commercial loan base rate, 9.25% at
      December 31, 1996, collateralized by
      trailers.......................................      255,780       224,941
    Note payable, due in monthly installments of
      $2,300 through 2010, with interest at the
      lender's commercial loan base rate, 9.25% at
      December 31, 1996, collateralized by land......      210,390       203,123
    Note payable, due in monthly installments of
      $1,600 through 2002, with interest at the
      lender's commercial loan base rate, 9.25% at
      December 31, 1996, collateralized by land......      106,250        96,715
    Note payable, due in monthly installments of
      $10,600 including principal and interest at 10%
      through 1996...................................      111,340
                                                        ----------    ----------    -------------
                                                         2,150,530     1,855,550       1,453,704
         Less current installments...................     (287,990)     (203,408)       (658,623)
                                                        ----------    ----------    -------------
                                                        $1,862,540    $1,652,142     $   795,081
                                                         =========     =========      ==========

The loan agreement associated with the note payable in the amount of $643,505 at December 31, 1996 places certain restrictive covenants on the Company, including the maintenance of a certain principal and interest

                            BROUGHTON FOODS COMPANY

3.  TERM DEBT: (CONTINUED)
coverage ratio, a certain debt to net worth ratio and a certain level of tangible net worth. Maturities of term debt during the years subsequent to December 31, 1996 are as follows:

                            YEAR ENDING DECEMBER 31,
    ------------------------------------------------------------------------
    1997....................................................................   $  203,408
    1998....................................................................      716,989
    1999....................................................................      151,862
    2000....................................................................      170,628
    2001....................................................................      161,666
    Thereafter..............................................................      450,997
                                                                               ----------
                                                                               $1,855,550
                                                                                =========

4.  LEASE COMMITMENTS:

The Company leases certain property, plant and equipment (primarily delivery vehicles) under noncancelable operating lease agreements expiring through 1998. Certain of the leases include renewal options at terms similar to the initial lease terms. Minimum annual rentals in connection with these leases are as follows:

                                                                                        REAL
                 YEAR ENDING DECEMBER 31,                   TOTAL       EQUIPMENT      ESTATE
    ---------------------------------------------------   ----------    ----------    --------
    1997...............................................   $1,581,400    $1,477,475    $103,925
    1998...............................................    1,238,371     1,147,771      90,600
    1999...............................................       73,940        10,340      63,600
    2000...............................................       29,845         9,845      20,000
    2001...............................................        4,922         4,922
                                                          ----------    ----------    --------
                                                          $2,928,478    $2,650,353    $278,125
                                                           =========     =========    ========

Total rental expense for cancelable and noncancelable lease agreements approximated $1,902,600 in 1994, $2,057,200 in 1995 and $2,238,600 in 1996, of
which $557,000 in 1994, $343,000 in 1995 and $393,000 in 1996 were contingent rentals. Contingent rentals are based on mileage. Rental expense includes $62,300 in 1994, $32,500 in 1995 and $36,100 in 1996 for rental of facilities owned by shareholders.

5.  PENSION PLAN:

The Company has a noncontributory pension plan for all nonmanagement hourly employees not subject to a collective bargaining agreement and substantially all salaried employees. Benefits under the plan are based upon a social security offset formula. Total pension expense was $63,100 in 1994, $56,900 in 1995, and $132,600 in 1996. The Company funds contributions based upon normal cost under the projected unit credit method subject to Internal Revenue Service minimum and maximum limitations. The following table sets

                            BROUGHTON FOODS COMPANY

5.  PENSION PLAN: (CONTINUED)
forth the plan's funded status and amounts included in the Company's financial statements at December 31, 1995 and 1996:

                                                                     1995           1996
                                                                  -----------    -----------
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits
         of $3,720,790 and $3,764,540, respectively............   $(3,976,780)   $(4,018,630)
      Benefit obligation due to assumptions about future
         compensation levels...................................      (458,420)      (348,770)
                                                                  -----------    -----------
      Projected benefit obligation.............................    (4,435,200)    (4,367,400)
      Plan assets at fair value................................     4,331,500      4,559,501
                                                                  -----------    -----------
         Plan assets in excess (deficiency) of projected
           benefit obligation..................................      (103,700)       192,101
                                                                  -----------    -----------
    Unrecognized transition asset at January 1, 1995 and 1996,
      being recognized over 16 years...........................       (58,100)       (52,500)
    Unrecognized prior service cost............................       347,200        324,000
    Unrecognized net (gain) loss from past experience..........       212,600       (199,000)
                                                                  -----------    -----------
                                                                      501,700         72,500
                                                                  -----------    -----------
         Net pension asset.....................................   $   398,000    $   264,601
                                                                   ==========     ==========

Plan assets include investments in stock and bond common trust funds and U.S. Government and corporate bonds.

Net periodic pension expense for the Company for 1994, 1995 and 1996 included the following:

                                                            1994         1995         1996
                                                          ---------    ---------    ---------
    Service cost, benefits earned during the year......   $ 115,000    $  81,000    $ 129,000
    Interest cost on projected benefit obligations.....     268,500      284,500      322,200
    Actual return on plan assets.......................      29,600     (547,100)    (485,200)
    Net amortization and deferral of unrecognized
      transition asset at January 1, 1994, 1995, and
      1996, and the adjustment for unexpected asset
      gain for expected return on plan assets..........    (350,000)     238,500      166,600
                                                          ---------    ---------    ---------
      Net pension expense..............................   $  63,100    $  56,900    $ 132,600
                                                          =========    =========    =========

The following assumptions were used in the calculation of the actuarial present value of benefit obligations at December 31, 1994, 1995 and 1996:

                                                                    1994     1995     1996
                                                                    -----    -----    -----
    Settlement rate..............................................   8.50%    7.50%    7.50%
    Rate of compensation increase................................   5.00%    4.50%    4.50%
    Long-term rate of return on plan assets......................   8.00%    8.00%    8.00%

In addition, the Company participates in two multiemployer plans that provide defined benefits to substantially all the Company's unionized employees. Amounts charged to pension expense and contributed to the plans were $329,600 in 1994, $309,600 in 1995, and $339,128 in 1996.

                            BROUGHTON FOODS COMPANY

6.  DEFERRED SAVINGS PLAN:

Salaried, nonunion, and certain union hourly employees are eligible to participate in a deferred savings plan and trust (401(k) plan). Under the plan, the Company is required to make contributions based on a percentage of the employee's payroll contributed, limited to a maximum of 1.5% of the employee's total compensation. The Company contributed $40,500 in 1994, $39,700 in 1995, and $43,600 in 1996.

7.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

The Company had a nonqualified benefit plan for certain key management employees. The plan provided for 50% of annual pay reduced for years of service less than 15 years, less benefits paid under the Company's qualified pension plan and social security. The Supplemental Executive Retirement Plan ("SERP") was terminated on December 31, 1996, at which time the assets of the plan were distributed. The Company recognized a termination cost of approximately $232,700 associated with this transaction.

At December 31, 1996, the SERP had no obligations and all the assets of the plan had been distributed.

The following details the net pension expense under SFAS No. 87 and SFAS No. 88 recorded in 1994, 1995, and 1996:

                                                                1994       1995        1996
                                                               -------    -------    --------
    Service cost, benefits earned during the year...........   $ 1,900    $   900    $  2,700
    Interest cost...........................................    20,600     17,300      32,000
    Net amortization and deferral of unrecognized transition
      obligation............................................    20,700     15,000      35,100
                                                               -------    -------    --------
      Net periodic pension cost.............................    43,200     33,200      69,800
    Termination cost........................................                          232,700
                                                               -------    -------    --------
      Net pension expense...................................   $43,200    $33,200    $302,500
                                                               =======    =======    ========

The following table sets forth the SERP's funded status of the plan and amounts included in the Company's financial statements at December 31, 1995:

    Actuarial present values of benefit obligations:
      Accumulated benefit obligation (all vested)............................   $(361,300)
      Benefit obligation due to assumptions about future compensation
         levels..............................................................     (64,700)
                                                                                ---------
         Projected benefit obligation........................................    (426,000)
    Unrecognized transition obligation.......................................      85,200
    Unrecognized prior service cost..........................................     129,100
    Unrecognized net loss....................................................      50,900
                                                                                ---------
         Net pension liability...............................................   $(160,800)
                                                                                =========

The following assumptions were used in the calculation of the actuarial present value of benefit obligations at December 31, 1994 and 1995:

                                                                            1994     1995
                                                                            -----    -----
    Settlement rate......................................................   8.50%    7.50%
    Rate of compensation increase........................................   5.00%    5.40%
    IRC Section 415 rate of increase.....................................   3.00%    3.00%

                            BROUGHTON FOODS COMPANY

8.  STOCK OPTIONS:

Certain shares of common stock were reserved for sale to certain officers and employees under an incentive stock option plan. All the options were exercisable at December 31, 1996 and expire in 2003.

                                                   1994                   1995                   1996
                                            -------------------    -------------------    -------------------
                                            NUMBER OF    OPTION    NUMBER OF    OPTION    NUMBER OF    OPTION
                                             SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                            ---------    ------    ---------    ------    ---------    ------
Outstanding at beginning.................    247,500      $.80      247,500      $.80       247,500     $.80
  Exercised..............................                                                  (229,500)    $.80
  Forfeited..............................                                                   (15,000)    $.80
                                            ---------              ---------              ---------
Outstanding at end of year...............    247,500      $.80      247,500      $.80         3,000     $.80
                                            ========               ========                ========
Exercisable at end of year...............    247,500      $.80      247,500      $.80         3,000     $.80
                                            ========               ========                ========

9.  INCOME TAXES:

The effective income tax rate is above the statutory rate due to the following:

                                                                   1994       1995      1996
                                                                   -----     ------     -----
    Statutory tax rate..........................................   34.00%    (34.00)%   34.00%
    Increase (reduction) in tax rate resulting from:
      State income taxes, net of federal income tax benefit.....    5.38                 4.44
      Permanent differences:
         Non-deductible meals and entertainment.................    2.12       4.80      0.49
         Other..................................................    0.38       1.74
      Fuel credit...............................................   (1.31)     (2.62)
      Effect of reversal of temporary differences at different
         tax rate...............................................   (1.83)     (2.10)
      Other.....................................................   (1.35)     (0.55)    (0.88)
                                                                   -----     ------     -----
    Actual tax rate.............................................   37.39%    (32.73)%   38.05%
                                                                   =====     ======     =====

     Components of the provision for income taxes are as follows:

                                                            1994        1995          1996
                                                          --------    ---------    ----------
    Taxes currently payable............................   $435,200    $(104,300)   $1,498,503
    Deferred taxes.....................................      9,265      (45,150)      (67,696)
                                                          --------    ---------    ----------
    Total provision for income taxes...................   $444,465    $(149,450)   $1,430,807
                                                          ========    =========     =========

Deferred income taxes reflect the impact of "temporary differences" between the amounts of the assets and liabilities for financial reporting purposes and such amounts as determined by tax regulations. These temporary differences are determined in accordance with SFAS No. 109.

                            BROUGHTON FOODS COMPANY

9.  INCOME TAXES: (CONTINUED)
The components of the net deferred tax liability at December 31, 1995 and 1996 are as follows:

                                                                       1995         1996
                                                                     ---------    ---------
    Deferred tax assets:
      Accounts receivable allowance...............................   $  56,000    $  97,200
      Vacation accrual............................................      88,300       75,896
      Bonus accrual...............................................      16,400
      Design cost amortization....................................       4,500        6,571
      Inventory capitalization....................................         700          736
      State taxes.................................................       8,300       92,772
                                                                     ---------    ---------
         Gross deferred tax assets................................     174,200      273,175
                                                                     ---------    ---------
    Deferred tax liabilities:
      Depreciation................................................     411,500      375,476
      Pension.....................................................      94,900      162,584
      Change in inventory costing method..........................     330,737      330,356
                                                                     ---------    ---------
         Gross deferred tax liabilities...........................     837,137      868,416
                                                                     ---------    ---------
         Net deferred tax liability...............................   $(662,937)   $(595,241)
                                                                     =========    =========
    Reflected on balance sheet as follows:
      Current deferred income taxes...............................   $ 169,700    $ 266,604
      Noncurrent deferred income taxes............................    (832,637)    (861,845)
                                                                     ---------    ---------
         Net deferred tax liability...............................   $(662,937)   $(595,241)
                                                                     =========    =========

The difference between expected income taxes based on the statutory federal rate and the effective rate is primarily attributable to state income taxes and nondeductible business meals and entertainment expenses.

10.  COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings that are incidental to the conduct of its business and was the subject of civil litigation initiated by the state of Ohio relating to the pricing of contracts to supply milk. On September 12, 1997, the civil litigation initiated by the State of Ohio was settled for approximately $30,000 of the Company's product and a cash distribution of approximately $20,000.

11.  SUBSEQUENT EVENTS AFFECTING SHAREHOLDERS' EQUITY:

The Company was authorized to issue two classes of common stock, designated nonvoting Class A and voting Class B common stock. In February 1997, the shareholders elected to convert all nonvoting common stock to one class of voting common stock. In August 1997, the Company increased the number of authorized shares of common stock to 10,000,000 shares and amended the Company's articles of incorporation to eliminate and delete all reference to and cease to authorize a class of cumulative preferred stock.

On August 27, 1997, the Company's Board of Directors authorized a thirty-share-for-one-share common stock split in the form of a common stock dividend payable to shareholders of record on September 9, 1997. The effects of the above changes in the common stock of the Company have been retroactively applied to all periods presented.


The Company had 310 shares of 6% cumulative preferred stock outstanding at December 31, 1996. These shares were subject to redemption by the Company at $110 per share. On May 28, 1997, the Company's Board

                            BROUGHTON FOODS COMPANY

11. SUBSEQUENT EVENTS AFFECTING SHAREHOLDERS' EQUITY: (CONTINUED) of Directors authorized these shares to be redeemed at $110 per share plus accumulated dividends. All shares were redeemed by June 30, 1997.

12.  ACQUISITIONS (UNAUDITED):

In May 1997, the Company purchased substantially all of the operating assets of Johnson Dairy for $565,000. Johnson Dairy had sales of approximately $5,200,000 for the year ended December 31, 1996.

13.  PENDING ACQUISITIONS (UNAUDITED):

On September 29, 1997, the Company entered into an agreement to purchase Southern Belle Dairy for approximately $5,000,000, of which $2,650,000 will be paid in cash and $2,350,000 in shares of restricted common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Southern Belle Dairy Company

     We have audited the accompanying consolidated balance sheet of Southern Belle Dairy Company as of May 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Belle Dairy Company as of May 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Lexington, Kentucky
October 31, 1997

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Southern Belle Dairy Company
Somerset, Kentucky

     We have audited the accompanying consolidated balance sheet of SOUTHERN BELLE DAIRY COMPANY as of June 1, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended June 1, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SOUTHERN BELLE DAIRY COMPANY as of June 1, 1996 and the results of its operations and its cash flows for each of the two years in the period ended June 1, 1996 in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Bowling Green, Kentucky
July 25, 1996

                          SOUTHERN BELLE DAIRY COMPANY
                          CONSOLIDATED BALANCE SHEETS



                                                                               JUNE 1,        MAY 31,      AUGUST 30,
                                                                                1996           1997           1997
                                                                             -----------    -----------    -----------
                                                                                                           (UNAUDITED)
                                                ASSETS
Current Assets:
  Cash....................................................................   $    74,210    $    69,303    $    74,094
  Marketable securities available for sale................................            --        392,942        400,895
  Accounts receivable, less allowance for doubtful accounts; June 1,
    1996 -- $377,749, May 31, 1997 -- $220,000, August 30,
    1997 -- $236,596......................................................     4,326,608      5,120,656      4,780,637
  Inventories.............................................................     1,024,391      1,010,673      1,109,054
  Refundable income taxes.................................................         9,301         77,454             --
  Prepaid expenses and other..............................................       153,877        152,195        222,918
  Deferred income taxes...................................................       510,000        221,000        271,000
                                                                             -----------    -----------    -----------
         Total Current Assets.............................................     6,098,387      7,044,223      6,858,598
                                                                             -----------    -----------    -----------
Investments:
  Cash value of life insurance, less policy loans of: June 1,
    1996 -- $2,920, May 31, 1997 -- $2,920, August 30, 1997 -- $2,920.....       172,013        197,775        197,775
  Held-to-maturity securities.............................................       367,614             --             --
                                                                             -----------    -----------    -----------
                                                                                 539,627        197,775        197,775
                                                                             -----------    -----------    -----------
Property and Equipment, at cost:
  Land and improvements...................................................       438,919        588,166        613,166
  Building and improvements...............................................     2,790,486      3,015,261      3,391,350
  Plant and processing equipment..........................................     7,942,415      8,245,687      8,556,030
  Sales and delivery equipment............................................     3,497,919      3,529,111      3,534,920
  Office equipment........................................................     1,034,981      1,043,433      1,043,433
  Construction in progress................................................       140,241      1,315,776        713,961
                                                                             -----------    -----------    -----------
                                                                              15,844,961     17,737,434     17,852,860
  Less accumulated depreciation...........................................    11,199,448     12,063,837     12,260,411
                                                                             -----------    -----------    -----------
                                                                               4,645,513      5,673,597      5,592,449
                                                                             -----------    -----------    -----------
Other Assets..............................................................       362,594        436,979        389,364
                                                                             -----------    -----------    -----------
                                                                             $11,646,121    $13,352,574    $13,038,186
                                                                             ===========    ===========    ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Checks outstanding in excess of bank balance............................   $ 1,717,155    $ 1,697,663    $ 1,489,192
  Notes payable, related party............................................       130,000             --             --
  Note payable, bank......................................................     1,000,000        378,722        171,057
  Current maturities of long-term debt....................................       570,369      1,209,216      1,034,350
  Accounts payable:
    Trade.................................................................     2,010,175      2,424,477      2,486,011
    Producer..............................................................     1,422,112      1,425,536      1,049,996
  Accrued expenses........................................................       794,074        906,706        967,472
                                                                             -----------    -----------    -----------
         Total Current Liabilities........................................     7,643,885      8,042,320      7,198,078
                                                                             -----------    -----------    -----------
Long-Term Debt............................................................     2,996,796      3,836,346      3,997,246
                                                                             -----------    -----------    -----------
Deferred Income Taxes.....................................................       380,000        156,000        235,000
                                                                             -----------    -----------    -----------
Stockholders' Equity:
  Preferred stock:
    8% A Series...........................................................            --        258,525        258,525
    10% B Series..........................................................            --        130,000        130,000
    9% C Series...........................................................            --        207,500        207,500
  Common stock............................................................     1,502,868      1,502,868      1,502,868
  Retained earnings (deficit).............................................      (139,690)       (43,247)       246,707
                                                                             -----------    -----------    -----------
                                                                               1,363,178      2,055,646      2,345,600
  Treasury common stock...................................................      (737,738)      (737,738)      (737,738)
                                                                             -----------    -----------    -----------
                                                                                 625,440      1,317,908      1,607,862
                                                                             -----------    -----------    -----------
                                                                             $11,646,121    $13,352,574    $13,038,186
                                                                             ===========    ===========    ===========

                 See Notes to Consolidated Financial Statements

                          SOUTHERN BELLE DAIRY COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         YEARS ENDED                       THREE MONTHS ENDED
                                          -----------------------------------------    --------------------------
                                            JUNE 3,        JUNE 1,        MAY 31,      AUGUST 31,     AUGUST 30,
                                             1995           1996           1997           1996           1997
                                          -----------    -----------    -----------    -----------    -----------
                                                                                              (UNAUDITED)
Net Sales..............................   $54,876,722    $53,866,689    $63,897,633    $15,341,491    $14,346,353
                                          -----------    -----------    -----------    -----------    -----------
Cost of Goods Sold:
  Raw materials........................    37,612,792     37,863,277     45,141,084     10,854,529      9,486,866
  Other manufacturing costs............     5,346,829      5,599,241      5,821,300      1,382,923      1,464,546
                                          -----------    -----------    -----------    -----------    -----------
                                           42,959,621     43,462,518     50,962,384     12,237,452     10,951,412
                                          -----------    -----------    -----------    -----------    -----------
Gross Profit...........................    11,917,101     10,404,171     12,935,249      3,104,039      3,394,941
                                          -----------    -----------    -----------    -----------    -----------
Operating Expenses:
  Selling..............................     8,574,149      8,857,279      9,209,566      2,252,886      2,204,959
  General and administrative...........     2,490,127      2,320,964      3,168,902        734,273        639,560
                                          -----------    -----------    -----------    -----------    -----------
                                           11,064,276     11,178,243     12,378,468      2,987,159      2,844,519
                                          -----------    -----------    -----------    -----------    -----------
Income (Loss) From Operations..........       852,825       (774,072)       556,781        116,880        550,422
                                          -----------    -----------    -----------    -----------    -----------
Other Income (Expense):
  Interest expense.....................      (415,041)      (404,081)      (373,942)      (100,902)      (108,821)
  Miscellaneous income.................        75,204         25,853         11,078          2,989         46,438
                                          -----------    -----------    -----------    -----------    -----------
                                             (339,837)      (378,228)      (362,864)       (97,913)       (62,383)
                                          -----------    -----------    -----------    -----------    -----------
Income (Loss) Before Income Taxes......       512,988     (1,152,300)       193,917         18,967        488,039
Provision (Credit) for Income Taxes....       348,000       (411,000)        64,000          6,259        185,000
                                          -----------    -----------    -----------    -----------    -----------
Net Income (Loss)......................       164,988       (741,300)       129,917         12,708        303,039
Dividends paid on preferred stock......            --             --        (33,474)          (255)       (13,085)
                                          -----------    -----------    -----------    -----------    -----------
Net income (loss) available to common
  shareholders.........................   $   164,988    $  (741,300)   $    96,443    $    12,453    $   289,954
                                           ==========     ==========     ==========     ==========     ==========
Earnings (Loss) Per Common Share.......   $      3.94    $    (17.71)   $      2.30    $      0.30    $      6.93
                                           ==========     ==========     ==========     ==========     ==========

                 See Notes to Consolidated Financial Statements

                          SOUTHERN BELLE DAIRY COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997 AND THE THREE MONTHS
                             ENDED AUGUST 30, 1997

                                                                             RETAINED
                                                    COMMON      PREFERRED    EARNINGS     TREASURY
                                                    STOCK         STOCK      (DEFICIT)      STOCK        TOTAL
                                                  ----------    ---------    ---------    ---------    ----------
Balance, May 28, 1994..........................   $1,502,868    $      --    $ 436,622    $(737,738)   $1,201,752
Net Income.....................................           --           --      164,988           --       164,988
                                                  ----------    ---------    ---------    ---------    ----------
Balance, June 3, 1995..........................    1,502,868           --      601,610     (737,738)    1,366,740
Net Loss.......................................           --           --     (741,300)          --      (741,300)
                                                  ----------    ---------    ---------    ---------    ----------
Balance, June 1, 1996..........................    1,502,868           --     (139,690)    (737,738)      625,440
Net Income.....................................           --           --      129,917           --       129,917
Issuance of 23,841 Shares of Preferred Stock...           --      596,025           --           --       596,025
Dividends Paid on Preferred Stock..............           --           --      (33,474)          --       (33,474)
                                                  ----------    ---------    ---------    ---------    ----------
Balance, May 31, 1997..........................    1,502,868      596,025      (43,247)    (737,738)    1,317,908
Net Income (unaudited).........................           --           --      303,039           --       303,039
Dividends Paid on Preferred Stock
  (unaudited)..................................           --           --      (13,085)          --       (13,085)
                                                  ----------    ---------    ---------    ---------    ----------
Balance, August 30, 1997 (unaudited)...........   $1,502,868    $ 596,025    $ 246,707    $(737,738)   $1,607,862
                                                   =========     ========    =========    =========     =========

                 See Notes to Consolidated Financial Statements

                          SOUTHERN BELLE DAIRY COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  THREE MONTHS ENDED
                                                   YEARS ENDED                  ----------------------
                                     ---------------------------------------
                                       JUNE 3,       JUNE 1,       MAY 31,      AUGUST 31,  AUGUST 30,
                                        1995          1996          1997          1996         1997
                                     -----------    ---------    -----------    ---------    ---------
                                                                                (UNAUDITED)
Cash Flows from Operating
  Activities:
  Net income (loss)...............   $   164,988    $(741,300)   $   129,917    $  12,708    $ 303,039
  Items not requiring (providing)
     cash:
     Depreciation and
       amortization...............       916,746      928,223        935,197      229,162      222,042
     Bad debt expense.............        72,000       72,000        587,897      146,975       18,000
     Gain on sale of property and
       equipment..................       (13,123)     (45,433)        (3,128)         (10)     (39,013)
     Deferred income taxes........       228,000     (409,000)        65,000        6,259       29,000
  Changes in:
     Accounts receivable..........        49,939     (179,403)    (1,381,945)    (535,933)     322,019
     Inventories..................       (92,538)     (12,860)        13,718     (126,817)     (98,381)
     Refundable income taxes......       (71,516)      83,878        (68,153)       7,303       77,454
     Prepaid expenses and other...       (98,004)     (33,021)         1,682      (83,583)     (70,723)
     Due from insurance company...     1,750,000           --             --           --           --
     Other assets.................        62,380      (40,749)        22,429       27,956        1,720
     Accounts payable and accrued
       expenses...................      (920,789)     216,583        402,298      665,401     (253,240)
     Income taxes payable.........         2,479      (50,000)            --           --           --
                                     -----------    ---------    -----------  -----------  -----------
       Net cash provided by (used
          in) operating
          activities..............     2,050,562     (211,082)       704,912      349,421      511,917
                                     -----------    ---------    -----------  -----------  -----------
Cash Flows from Investing
  Activities:
  Purchase of property and
     equipment....................      (551,258)    (636,334)    (1,611,286)     (89,657)    (113,939)
  Proceeds from sale of property
     and equipment................        14,628      167,292          9,045        3,445       50,000
  Increase in cash value of life
     insurance....................       (28,287)     (15,728)       (25,762)      (6,440)          --
                                     -----------    ---------    -----------  -----------  -----------
     Net cash used in investing
       activities.................      (564,917)    (484,770)    (1,628,003)     (92,652)     (63,939)
                                     -----------    ---------    -----------  -----------  -----------
Cash Flows from Financing
  Activities:
  Net increase (decrease) in
     checks outstanding in excess
     of bank balance..............       768,994      406,122        (19,492)     127,705     (208,471)
  Net borrowings (payments) under
     line-of-credit agreement.....    (1,015,400)     815,400       (621,278)    (252,978)    (207,665)
  Principal payments on debt......    (1,275,882)    (525,848)    (1,544,554)    (121,278)    (331,094)
  Proceeds from issuance of
     debt.........................            --           --      3,281,476           --      317,128
  Dividends paid..................            --           --        (33,474)          --      (13,085)
  Loan fees paid..................            --           --       (144,494)          --           --
                                     -----------    ---------    -----------  -----------  -----------
     Net cash provided by (used
       in) financing activities...    (1,522,288)     695,674        918,184     (246,551)    (443,187)
                                     -----------    ---------    -----------  -----------  -----------
Increase (Decrease) in Cash.......       (36,643)        (178)        (4,907)      10,218        4,791
Cash, Beginning of Year...........       111,031       74,388         74,210       74,210       69,303
                                     -----------    ---------    -----------  -----------  -----------
Cash, End of Year.................   $    74,388    $  74,210    $    69,303    $  84,428    $  74,094
                                     ===========    =========    ===========  ===========  ===========

                 See Notes to Consolidated Financial Statements

                          SOUTHERN BELLE DAIRY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
                (INFORMATION RELATED TO AUGUST 30, 1997 AND THE
      THREE MONTHS ENDED AUGUST 31, 1996 AND AUGUST 30, 1997 IS UNAUDITED)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     The Company's revenues are predominately earned from the processing and sale of fluid milk. Other sales are derived from items purchased for resale including ice cream. Products are sold primarily to grocery store chains in central and eastern Kentucky and Tennessee. Products are also sold to school districts and restaurants. Trade credit is normally extended to customers on an unsecured basis.

  Quarterly Financial Information (Unaudited)

     The consolidated financial statements as of August 30, 1997, and for the three months ended August 31, 1996, and August 30, 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is management's opinion that the financial data as of August 30, 1997 and for the three months ended August 31, 1996 and August 30, 1997 contain all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, Americool Refrigeration and Fixtures, Inc. (99.55% owned) and Somerset Computer Services, Inc. (wholly owned). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company's fiscal year ends on the Saturday closest to May 31. The years ended June 3, 1995, June 1, 1996 and May 31, 1997 each consisted of 52 weeks.

  Inventory Pricing

     Most inventories are stated at the lower of cost (last-in, first-out method) or market. Certain supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

  Marketable Securities

     Debt securities which may be sold in the future are classified as available-for-sale and carried at fair value.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Property and Equipment

     Property and equipment are depreciated over the estimated useful life of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method. Useful lives for major classes of property and equipment are as follows:

        Land improvements............................................    5 to 30 years
        Building and improvements....................................   10 to 52 years
        Plant and processing equipment...............................    5 to 10 years
        Sales and delivery equipment.................................    2 to 10 years
        Office equipment.............................................    3 to 10 years

     The Company capitalizes interest costs as a component of construction in progress, based on the weighted average rates paid for long-term borrowing. Total interest incurred each year was:

                                                               1995        1996        1997
                                                             --------    --------    --------
    Interest costs capitalized............................   $     --    $     --    $ 54,682
    Interest costs charged to expense.....................    415,041     404,081     373,942
                                                             --------    --------    --------
         Total interest incurred..........................   $415,041    $404,081    $428,624
                                                             ========    ========    ========

  Other Assets

     Other assets consist of loan costs, which are being amortized on a straight-line basis over the terms of the loans to which they relate, and deposits. Also included in other assets are equipment repair parts inventories totaling $242,242 and $153,658 (net of allowance for obsolescence of $71,226) at June 1, 1996 and May 31, 1997, respectively, which are not expected to be used in the Company's operations within one year.

  Earnings Per Share

     Earnings per share amounts are based on the 41,868 shares of common stock outstanding for all periods presented.

  Income Taxes

     Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2:  INVENTORIES

     Inventories at June 1, 1996, May 31, 1997 and August 30, 1997 consisted of the following:

                                                         JUNE 1,       MAY 31,      AUGUST 30,
                                                           1996          1997          1997
                                                        ----------    ----------    ----------
    Finished goods...................................   $  637,487    $  627,053    $  667,784
    Raw materials....................................      162,801       125,134       179,499
    Supplies and equipment...........................      455,702       482,468       493,133
                                                        ----------    ----------    ----------
                                                         1,255,990     1,234,655     1,340,416
    Excess of current cost over LIFO.................     (231,599)     (223,982)     (231,362)
                                                        ----------    ----------    ----------
                                                        $1,024,391    $1,010,673    $1,109,054
                                                         =========     =========     =========

NOTE 3:  INVESTMENT SECURITIES

     As a result of previously settled antitrust violations (see Note 13), the Company owns U.S. Treasury "strips" which have a maturity date of November 2002 and a carrying value of $367,614 and $392,942 at June 1, 1996 and May 31, 1997, respectively. During 1997 the Company determined it would liquidate the U.S. Treasury "strips" to pay off debt which became due October 16, 1997, and is collateralized by the "strips." Accordingly, the "strips" are reclassified from held-to-maturity in the prior fiscal year to available-for-sale in the current year. The carrying value approximates the fair value of marketable securities classified as available-for-sale. No unrealized holding gains or losses have been recognized as such amounts are immaterial.

NOTE 4:  NOTE PAYABLE, BANK

                                                                        1996         1997
                                                                     ----------    --------
    Trans Financial Bank, N.A.....................................   $1,000,000    $378,722
                                                                      =========    ========

     Note consists of outstanding draws under a $1,000,000 line-of-credit agreement due April 30, 1998; interest payable monthly at prime plus 2.75% (11.25% at May 31, 1997); collateralized by real estate, accounts receivable and inventories.

NOTE 5:  LONG-TERM DEBT

                                                                       1996          1997
                                                                    ----------    ----------
    Trans Financial Bank, N.A.(A)................................   $1,789,912    $1,440,943
    Trans Financial Bank, N.A....................................      542,391            --
    Trans Financial Bank, N.A.(B)................................           --     1,531,478
    Trans Financial Bank, N.A.(C)................................           --     1,178,864
    Trans Financial Bank, N.A.(D)................................      289,872       289,872
    Litigation settlement payable (Note 13)......................      130,000        65,000
    Debentures (Note 6)..........................................      726,325       467,800
    Capital lease obligation(E)..................................       88,665        71,605
                                                                    ----------    ----------
                                                                     3,567,165     5,045,562
    Less current maturities......................................      570,369     1,209,216
                                                                    ----------    ----------
                                                                    $2,996,796    $3,836,346
                                                                     =========     =========

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5:  LONG-TERM DEBT -- (CONTINUED)
     Aggregate annual maturities of long-term debt at May 31, 1997 were:

            1998....................................................   $1,209,216
            1999....................................................      651,104
            2000....................................................      910,215
            2001....................................................      491,748
            2002....................................................      295,250
            Thereafter..............................................    1,488,029
                                                                       ----------
                                                                       $5,045,562
                                                                        =========

---------------
(A) Note payable; 85% guaranteed by the Farmers Home Administration; due October 1, 2002; payable in monthly installments of $39,092, including interest at 7.25%; collateralized by real estate and equipment.

(B) Note payable; 80% guaranteed by the USDA Rural Economic and Community Development Agency; due February 1, 2012; interest only due monthly through August 1, 1997; beginning September 1, 1997, payable in 174 monthly installments of $20,900 including interest at prime plus 1.00% (9.50% at May 31, 1997); collateralized by real estate, equipment, accounts receivable and inventories.

(C) Note payable; 80% guaranteed by the USDA Rural Economic and Community Development Agency; due November 15, 2003; payable in 84 monthly installments of $20,300 including interest at prime plus 1.00% (9.50% at May 31, 1997); collateralized by real estate, equipment, accounts receivable and inventories.

         The above loans are also collateralized by the personal guarantees and pledge of Company stock of the chairman of the board and the president and assignment of life insurance policies on certain officers and directors.

         The loan agreements with Trans Financial Bank, N.A. require the Company to comply with certain covenants principally relating to financial ratios, capital expenditures, payments to owners and officers and provision of financial information. At May 31, 1997, the Company was in noncompliance with covenants regarding submission of compiled quarterly and audited annual financial statements within specified time periods, minimum current ratio, minimum equity to total assets ratio, minimum tangible equity to minimum tangible business assets ratio, maximum total liabilities to tangible net worth ratio, maximum amount of capital expenditures and distributions to owners. The bank has formally approved noncompliance with these requirements through September 1, 1998.

(D) Notes payable; due October 16, 1997; interest at prime plus 1.00% (9.50% at May 31, 1997) is payable quarterly; collateralized by original cost of U. S. Treasury "strips" (see Notes 3 and 13).

(E) Capital lease for data processing equipment expiring May 8, 2000; payable in monthly installments of $2,312.

NOTE 6:  DEBENTURES PAYABLE AND TREASURY STOCK

     The debentures, issued to purchase treasury stock, are general obligations of the Company. In 1997, the Company extended offers to the debentureholders to extend the maturity date of the debentures from June 1, 1997 to December 1, 1999. In exchange, the debentureholders will earn a fixed rate of 10% per annum on the outstanding debentures in lieu of the variable rate of interest, 8% to 10%, provided for in the original indenture agreement. Subsequent to this offer, debentureholders with $203,050 of obligations agreed to extend the maturity date to December 1, 1999. The remaining principal of $264,750 was due on June 1, 1997. Interest is payable quarterly, and the interest rate on the debentures was 8% at June 1, 1996 and May 31, 1997.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7:  CAPITAL STOCK

     Capital stock of the Company at June 1, 1996 and May 31, 1997 was as follows:

  Preferred Stock

     All preferred stock is $25 par value, nonparticipating and nonvoting with dividends payable at specified rates on cumulative quarterly basis. A total of 100,000 shares of preferred stock is authorized but not all authorized shares have been allocated to individual series. Details of the individual series of preferred stock are as follows:

     - 8% A Series -- 30,000 shares authorized, 0 and 10,341 shares issued and outstanding at June 1, 1996 and May 31, 1997, respectively.

     - 10% B Series -- 10,000 shares authorized, 0 and 5,200 shares issued and outstanding at June 1, 1996 and May 31, 1997, respectively.

     - 9% C Series -- 10,000 shares authorized, 0 and 8,300 shares issued and outstanding at June 1, 1996 and May 31, 1997, respectively.

     The preferred stock described above is redeemable at any time at the Company's option at a price equal to par value plus any accrued but unpaid dividends. Additionally, the 10% B Series and the 9% C Series stock are convertible, at the Company's option, to variable rate debentures due ten years from the date of conversion in an aggregate principal amount equal to the par value of the shares converted.

  Common Stock

     All common stock is no par value. A total of 100,000 shares is authorized with 71,715 shares issued and 41,868 shares outstanding.

  Treasury Stock

     A total of 29,847 shares of common stock is held in treasury and is recorded at cost.

NOTE 8:  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution profit-sharing plan covering substantially all employees, except for those covered by a collective bargaining agreement which requires the Company to contribute to a multiemployer pension retirement fund. The plan allows eligible employees to contribute up to 15% of their compensation. The Company contributes 25% of the amount of each participant's contribution for the plan year, up to 1% of the participant's salary. For the years ended June 3, 1995, June 1, 1996 and May 31, 1997, $18,000, $24,500 and $30,600, respectively, have been recorded as pension expense under this defined contribution profit-sharing plan. Contributions to the multiemployer pension retirement fund were $31,200, $31,200 and $46,800, respectively, for the years ended June 3, 1995, June 1, 1996 and May 31, 1997.

NOTE 9:  INCOME TAXES

     The provision (credit) for income taxes includes these components:

                                                               1995        1996        1997
                                                             --------    ---------    -------
    Taxes currently payable (refundable)..................   $120,000    $  (2,000)   $(1,000)
    Deferred income taxes.................................    228,000     (409,000)    65,000
                                                             --------    ---------    -------
                                                             $348,000    $(411,000)   $64,000
                                                             ========    =========    =======

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9:  INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                       1996         1997
                                                                     ---------    ---------
    Deferred tax assets:
         Allowance for loss on stockholder receivable.............   $  87,000    $  87,000
         Accrued compensated absences.............................      46,000       57,000
         Allowance for doubtful accounts..........................     152,000       89,000
         Net operating loss carryforwards.........................     306,000      120,000
         Alternative minimum tax credits..........................     152,000      152,000
         Other....................................................      81,000       72,000
                                                                     ---------    ---------
                                                                       824,000      577,000
    Deferred tax liabilities:
         Accumulated depreciation.................................    (544,000)    (425,000)
                                                                     ---------    ---------
    Net deferred tax asset before valuation allowance.............     280,000      152,000
                                                                     ---------    ---------
    Valuation allowance:
         Beginning balance........................................    (110,000)    (150,000)
         Decrease (increase) during the year......................     (40,000)      63,000
                                                                     ---------    ---------
         Ending balance...........................................    (150,000)     (87,000)
                                                                     ---------    ---------
    Net deferred tax asset........................................   $ 130,000    $  65,000
                                                                     =========    =========

     The above net deferred tax asset is presented on the balance sheets as follows:

                                                                       1996         1997
                                                                     ---------    ---------
    Deferred tax asset -- current.................................   $ 510,000    $ 221,000
    Deferred tax liability -- long term...........................    (380,000)    (156,000)
                                                                     ---------    ---------
         Net deferred tax asset...................................   $ 130,000    $  65,000
                                                                     =========    =========

     A reconciliation of income tax expense (credit) at the statutory rate to income tax expense (credit) at the Company's effective rate is shown below:

                                                              1995        1996         1997
                                                            --------    ---------    --------
    Tax expense at statutory rate (34%)..................   $174,000    $(392,000)   $ 66,000
    Increase (decrease) resulting from:
         State income taxes, net of federal tax
           benefit.......................................     27,000      (64,000)     16,000
         Nondeductible life insurance and travel costs...     14,000       19,000      19,000
         Change in deferred tax asset valuation
           allowance.....................................     95,000       40,000     (63,000)
         Adjustment applicable to prior returns..........     50,000           --          --
         Other...........................................    (12,000)     (14,000)     26,000
                                                            --------    ---------    --------
    Actual tax provision (credit)........................   $348,000    $(411,000)   $ 64,000
                                                            ========    =========    ========

     As of May 31, 1997, the Company had approximately $152,000 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date. The Company also has unused federal operating loss carryforwards of approximately $163,000 which expire in 2011 and unused state operating loss carryforwards of approximately $1,033,000 which expire between 2005 and 2011.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10:  OPERATING LEASES

     The Company leases vehicles, office equipment and distribution centers under noncancellable operating leases expiring in various years through 2007. The distribution center leases generally contain renewal options for periods ranging from five to 15 years and require the Company to pay all executory costs (property taxes, maintenance and insurance). Rental payments for vehicles include minimum rentals plus contingent rentals based on mileage.

     Future minimum lease payments at May 31, 1997 were:

            1998....................................................   $  915,925
            1999....................................................      819,172
            2000....................................................      763,014
            2001....................................................      674,792
            2002....................................................      443,790
            Later years.............................................      408,308
                                                                       ----------
            Future minimum lease payments...........................   $4,025,001
                                                                        =========

     Rental expense for all operating leases consisted of:

                                                           1995          1996          1997
                                                        ----------    ----------    ----------
    Minimum rentals..................................   $  906,767    $  890,983    $1,074,364
    Contingent rentals...............................      620,243       789,873       801,361
                                                        ----------    ----------    ----------
                                                        $1,527,010    $1,680,856    $1,875,725
                                                         =========     =========     =========

NOTE 11:  RELATED PARTY TRANSACTIONS

     The Company had variable rate debentures (see Note 6) totaling $187,000 outstanding to a director of the Company at June 1, 1996. On August 29, 1996, these debentures were exchanged for 7,480 shares of 8% A Series Preferred Stock (see Note 7).

     This same director was also the holder of $130,000 of demand notes payable by the Company at June 1, 1996. On August 29, 1996, these notes were exchanged for 5,200 shares of 10% B Series Preferred Stock (see Note 7).

     Additionally, concurrently with the above transactions, this same director transferred to the Company a building with a fair value of $207,500, which was being leased by the Company for $25,500 annually, in exchange for 8,300 shares of 9% C Series Preferred Stock (see Note 7).

     The Company had variable rate debentures (see Note 6) totaling $71,525 outstanding to former stockholders of the Company at June 1, 1996. On January 1, 1997, these debentures were exchanged for 2,861 shares of 8% A Series Preferred Stock (see Note 7).

     The Company also paid $32,991 to a stockholder during each of the years ended June 1, 1996 and May 31, 1997 for consulting fees. No written agreement exists between the Company and the stockholder for these services.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12:  ADDITIONAL CASH FLOW INFORMATION

  Noncash Investing and Financing Activities

                                                               1995        1996        1997
                                                             --------    --------    --------
    Debentures converted to preferred stock...............   $     --    $     --    $258,525
    Building and land acquired in exchange for preferred
      stock...............................................   $     --    $     --    $207,500
    Capital lease obligation incurred for equipment.......   $     --    $106,141    $     --
    Demand notes payable converted to preferred stock.....   $     --    $     --    $130,000
    Accounts payable incurred for property and
      equipment...........................................   $     --    $     --    $128,060

  Additional Cash Payment Information

                                                               1995        1996        1997
                                                             --------    --------    --------
    Interest paid (net of amount capitalized).............   $423,926    $415,554    $367,387
    Income taxes paid.....................................   $199,677    $ 51,619    $ 80,600

NOTE 13:  SETTLEMENT OF LITIGATION

  Federal Action

     Pursuant to settlement of an antitrust action with the U. S. Department of Justice, the Company had an outstanding obligation of $130,000 and $65,000 at June 1, 1996 and May 31, 1997, respectively (see Note 5). The obligation is payable $65,000 annually plus interest at 3.25%.

  State Actions

     - Pursuant to settlement of antitrust actions with the states of Kentucky and Tennessee, the Company will pay, contingent upon availability of funds as defined by written agreement, a total of $173,375 over a period of five years to both the states of Kentucky and Tennessee. On the settlement date, $25,000 was paid to Kentucky and Tennessee, and contingent on the availability of funds as defined in the settlement, $29,675 will be paid to each state annually through 1997. No such contingent amounts are payable for 1995, 1996 or 1997.

     - Pursuant to settlement of the same antitrust actions, the Company purchased ten-year U.S. Treasury "strips" with a maturity value of approximately $575,000 and an original cost of approximately $292,000. The two states have collateral interests in the Treasury "strips" limited to their market value increase above the original cost. Kentucky and Tennessee will release their rights in the securities if full payment of the obligations has been made by the Company prior to September 30, 1997. On October 7, 1997, the Company sold the ten-year U.S. Treasury "strips" for $428,890. The proceeds were used to pay off debt which became due October 16, 1997, and was collateralized by the "strips." The remaining proceeds were paid equally to Kentucky and Tennessee.

NOTE 14:  COMMITMENTS AND CONTINGENCIES

  Compliance Agreement

     The Company received a Notice of Proposed Debarment dated June 1, 1994 from the United States Department of Agriculture (USDA). The USDA proposed to debar the Company from engaging in contracts and other transactions involving all federal agency nonprocurement programs for up to three years as a result of previously settled antitrust violations (see Note 13). On April 18, 1995, the Company entered into a Compliance Agreement in Lieu of Debarment with the USDA. The agreement is for a three-year period and

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14: COMMITMENTS AND CONTINGENCIES -- (CONTINUED) requires the Company to establish and maintain a compliance program which includes, among other things, the establishment of an Ethics Committee and formal ethics and education training for all employees.

  Letter of Credit

     At May 31, 1997, the Company had a $100,000 letter-of-credit arrangement with Trans Financial Bank, N.A. outstanding for the purpose of securing credit terms with an equipment supplier.

  Examination of Income Tax Returns

     The Internal Revenue Service completed an examination of the Company's federal income tax returns for the years ended May 30, 1992, May 29, 1993 and May 28, 1994. Based on the terms of the agreement, the Company paid additional taxes and related interest for the years examined of approximately $50,000 during the fiscal year ended June 1, 1996 which was accrued and charged to expense in the June 3, 1995 financial statements.

  Property and Equipment

     On October 22, 1997, the Company entered into a contract to construct $345,000 of property and equipment.

NOTE 15:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

     Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

  Litigation

     The Company is the defendant in a lawsuit by a former employee which alleges unlawful termination of employment and seeks unspecified compensatory and punitive damages. Discovery has not yet commenced in this case, and the outcome is not determinable at this time. Management does not anticipate there will be any material effect on the consolidated financial statements for any adverse results from this litigation.

  Self-Insurance

     The Company maintains a self-insurance program for that portion of health care, dental and vision costs not covered by insurance. The Company is liable for claims up to $40,000 annually per employee. Self-insurance costs are accrued based upon an estimate of the liability for reported claims and for claims incurred but not reported. An accrual totaling $106,520 and $188,644 has been made at June 1, 1996 and May 31, 1997, respectively. Claim payments based on actual claims ultimately filed could differ materially from these estimates.

  Allowance for Inventory Obsolescence

     At May 31, 1997, the Company had quantities in its parts inventory that were identified as incompatible for current maintenance and repair needs of its existing machinery and equipment. Management has recorded an allowance for inventory obsolescence of $71,226 which reduced the parts inventory to its estimated net realizable value.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 15:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS -- (CONTINUED)
  Major Customer

     Sales to one customer were approximately 21% and 20% of total sales for the fiscal years ended June 1, 1996 and May 31, 1997, respectively.

  Collective Bargaining Agreements

     Approximately 42% of the Company's employees is covered by collective bargaining agreements, none of which expire within the next year.

  Purchase Commitments

     During fiscal year 1997, the Company entered into two separate agreements obligating it to purchase 74,000,000 labels over a two-year period and 36,000,000 cartons annually over a five-year period. Minimum purchase commitments, at current prices, are approximately $805,000 over the next two years for labels and approximately $680,000 annually over each of the next five years for cartons. Purchases under the contracts were $382,854 in 1997. Based on the Company's historical production records, these quantities do not exceed expected product requirements. Actual label and carton costs and usage could differ materially from these estimates.

  Classification of Federal Order

     Effective October 1, 1997, Federal Order 11 was terminated and, as a result, the Company qualified its raw milk producers in Federal Order 7 because of its sales volume and location. The Company has estimated that the move to Federal Order 7 will not have a material impact on the financial statements.

  Year 2000 Compliance

     The Company is currently in the process of evaluating its computer software and databases to determine the extent to which modifications will be required to prevent problems related to the year 2000. These problems could cause malfunctions in certain software and databases with respect to dates on or after January 1, 2000, unless corrected. At this time, the Company has not yet determined the cost of evaluating its computer software and databases or of making any modifications required to correct any "Year 2000" problems.

                          SOUTHERN BELLE DAIRY COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 16:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods were used to estimate the fair value of financial instruments:

  Investment Securities

     Fair value is based on quoted market prices.

  Notes Payable and Long-Term Debt

     Fair value is estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

                                                   JUNE 1, 1996                MAY 31, 1997
                                             ------------------------    ------------------------
                                              CARRYING        FAIR        CARRYING        FAIR
                                               AMOUNT        VALUE         AMOUNT        VALUE
                                             ----------    ----------    ----------    ----------
    Financial assets:
         Cash.............................   $   74,210    $   74,210    $   69,303    $   69,303
         Investment securities............      367,614       375,300       392,942       407,160
    Financial liabilities:
         Notes payable....................    1,130,000     1,130,000       378,722       378,722
         Long-term debt...................    3,478,500     3,418,420     4,973,957     4,879,022

NOTE 17:  PENDING MERGER


     On September 29, 1997, the Company executed an agreement with Broughton Foods Company whereby the Company will be merged into Broughton Foods Company, which will be the surviving corporation. Broughton Foods Company has agreed to pay the stockholders of the Company an aggregate consideration of approximately $5.0 million of which $2,650,000 will be paid in cash and $2,350,000 in shares of restricted common stock. The acquisition is conditioned on the concurrent consummation of a public offering by Broughton Foods Company, the shareholders of the Company approving the transaction and standard closing conditions.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary...................       3
Risk Factors.........................       7
The Company..........................      15
Use of Proceeds......................      16
Dividend Policy......................      16
Dilution.............................      17
Capitalization.......................      18
Selected Financial Data..............      19
Unaudited Pro Forma Financial
  Statements.........................      20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      26
Business.............................      33
Management...........................      46
Principal Shareholders...............      50
Certain Transactions.................      51
Description of Capital Stock.........      51
Shares Eligible for Future Sale......      52
Underwriting.........................      53
Legal Matters........................      54
Experts..............................      54
Available Information................      54
Index to Financial Statements........     F-1

     UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================


                                1,300,000 SHARES


                               [BROUGHTON LOGO]
                                BROUGHTON FOODS
                                    COMPANY

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                  ADVEST, INC.

                              FERRIS, BAKER WATTS
                                  Incorporated

                                               , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting compensation) expected to be incurred by the Company in connection with this Offering. All of such amounts (other than the SEC Registration Fee and NASD filing fee) are estimated.

Registration Fee..................................................................   $  6,273
NASD Filing Fee...................................................................      2,570
Nasdaq National Market Listing Fee................................................     31,226
Legal Services....................................................................    175,000
Printing and Engraving............................................................    150,000
Accounting Fees...................................................................    180,000
Blue Sky Fees and Expenses........................................................      5,000
Miscellaneous.....................................................................    233,931
                                                                                     --------
     Total........................................................................   $784,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     OGCL Section 1701.13(E)(1) provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding, other than a proceeding by or in the right of the corporation, by reason of such person's official capacity as an officer, director, employee or agent of the corporation, or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against judgments, fines, expenses, including attorney's fees, and disbursements paid in settlement incurred by such person in connection with the proceeding, if such person (a) acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; and (b) in the case of a criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Section 1701.13(E)(2) of the OGCL further provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding by or in the right of the corporation to procure a judgment in its favor, by reason of such person's official capacity as an officer, director, employee or agent of the corporation or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the corporation may not indemnify such person for (a) any proceeding as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation, unless the court in which such proceeding is brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court shall deem proper; and (b) any proceeding in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

     Section 1701.13(E)(3) of the OGCL further provides that to the extent a director, trustee, officer, employee, member, manager or agent is successful on the merits or otherwise in defense of any proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, a corporation shall indemnify such person against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the proceeding.

     In addition, Section 1701.13(E)(5)(a) of the OGCL provides that, unless otherwise provided by a corporation's Articles of Incorporation or code of regulations at the time of a director's act or omission, and unless the only liability asserted against a director in a proceeding is pursuant to Section 1701.95 of the Ohio Revised Code, if a director is made or threatened to be made a party to a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, such person is entitled to payment or reimbursement by a corporation of expenses, including attorney's fees, incurred by such person in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of such person agreeing to (a) repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person's act or omission was undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation; and (b) reasonably cooperate with the corporation concerning the proceeding. Expenses, including attorney's fees, incurred by a corporation's director, trustee, officer, employee or agent in a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL may be paid by the corporation as they are incurred in advance of the final disposition of the proceeding, as authorized by the Board of Directors in the specific case, upon the receipt of an undertaking from such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Finally, Section 1701.13(E)(6) of the OGCL provides that a corporation's articles of incorporation or code of regulations may extend further indemnification rights in addition to those provided by Section 1701.13 of the OGCL.

     Article IV of the Company's Code of Regulations provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Ohio law. In addition, the Company intends to purchase and maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or executive officers or arising out of such status.

     The Underwriting Agreement (the Form of which is included as Exhibit 1 to this Registration Statement) provides for the indemnification under certain circumstances of the Company, its directors and certain of its officers by the Underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Simultaneously with the completion of this Offering, the Company will issue 156,667 shares of Common Stock in connection with the Southern Belle Acquisition. The transaction described in this Item 15 will be effected without registration of the Common Stock under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Regulation D thereunder for transactions not involving a public offering.

ITEM 16.  EXHIBITS

     (a) Exhibits.


EXHIBIT
  NO.                                      DESCRIPTION                                   PAGE NO.
-------    ---------------------------------------------------------------------------   --------
  1.+      Form of Underwriting Agreement.............................................
  2.       Agreement and Plan of Merger, dated as of September 29, 1997, among the
           Company and Southern Belle, the Directors and certain stockholders thereof....................................................................
  3.1.+    Articles of Incorporation..................................................
  3.2.+    Code of Regulations........................................................
  5.+      Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.........................
 10.+      Form of Employment Agreement between the Company and Martin P. Shearer.....
 23.1.+    Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (contained in Exhibit
           5).........................................................................
 23.2.     Consent of Coopers & Lybrand L.L.P. .......................................
 23.3.     Consent of Coopers & Lybrand L.L.P. .......................................
 23.4.     Consent of Baird, Kurtz & Dobson...........................................
 24.+      Powers of Attorney.........................................................
 27.+      Financial Data Schedule....................................................


---------------
+ Previously filed.

     (b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the Commission are omitted because they are not applicable, or the information is included in the financial statements included herein or the information is not material.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

     (1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities a that time shall be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN MARIETTA, OHIO, ON DECEMBER 8, 1997.


                                          BROUGHTON FOODS COMPANY

                                          By:      /s/ PHILIP E. CLINE
                                            ------------------------------------
                                            PHILIP E. CLINE
                                            PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER

                            ------------------------

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE OR DATES INDICATED.


                SIGNATURE                                TITLE                      DATE
------------------------------------------    ---------------------------    ------------------
                    *                         Chairman of the Board of         December 8, 1997
------------------------------------------      Directors
           MARSHALL T. REYNOLDS

           /s/ PHILIP E. CLINE                President, Chief Executive       December 8, 1997
------------------------------------------      Officer and Director
             PHILIP E. CLINE                    (Principal Executive
                                                Officer)

                    *                         Treasurer and Chief              December 8, 1997
------------------------------------------      Financial Officer
               TODD R. FRY                      (Principal Financial and
                                                Accounting Officer)

                    *                                  Director                December 8, 1997
------------------------------------------
           RONALD V. ARTHUR II

                    *                                  Director                December 8, 1997
------------------------------------------
           GEORGE W. BROUGHTON

                    *                                  Director                December 8, 1997
------------------------------------------
          CHARLES R. HOOTEN, JR.

                    *                                  Director                December 8, 1997
------------------------------------------
              NEAL W. SCAGGS

                    *                                  Director                December 8, 1997
------------------------------------------
            PHILIP TODD SHELL

                    *                                  Director                December 8, 1997
------------------------------------------
             KIRBY J. TAYLOR

                    *                                  Director                December 8, 1997
------------------------------------------
             PAUL T. THEISEN

                    *                                  Director                December 8, 1997
------------------------------------------
             THOMAS W. WRIGHT

         *By: /s/ PHILIP E. CLINE
------------------------------------------
             PHILIP E. CLINE
             ATTORNEY IN FACT

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                      DESCRIPTION                                   PAGE NO.
-------    ---------------------------------------------------------------------------   --------
  1.+      Form of Underwriting Agreement.............................................
  2.       Agreement and Plan of Merger, dated as of September 29, 1997, among the
           Company and Southern Belle, the Directors and certain stockholders thereof....................................................................
  3.1.+    Articles of Incorporation..................................................
  3.2.+    Code of Regulations........................................................
  5.+      Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.........................
 10.+      Form of Employment Agreement between the Company and Martin P. Shearer.....
 23.1.+    Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (contained in Exhibit
           5).........................................................................
 23.2.     Consent of Coopers & Lybrand L.L.P. .......................................
 23.3.     Consent of Coopers & Lybrand L.L.P. .......................................
 23.4.     Consent of Baird, Kurtz & Dobson...........................................
 24.+      Powers of Attorney.........................................................
 27.+      Financial Data Schedule....................................................


---------------
+ Previously filed.